Exhibit 10.1

Execution Version

Annex A

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

Dated as of October 27, 2021,

as amended as of June 8, 2023,

as amended as of December 7, 2023

Among

OPTION CARE HEALTH, INC.,
as the Parent Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,
as Administrative Agent and Swing Line Lender,

THE LENDERS AND ISSUING BANKS PARTY HERETO FROM TIME TO TIME,

BOFA SECURITIES, INC.,
as Lead Arranger and Lead Bookrunner,

BOFA SECURITIES, INC.,

as Syndication Agent and Documentation Agent

TABLE OF CONTENTS

Page

Article I. DEFINITIONS AND ACCOUNTING TERMS	1

Article II. THE COMMITMENTS AND CREDIT EXTENSIONS	80

Article III. TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY	127

Article IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	137

Section 4.01	Conditions to Initial Credit Extension	137
Section 4.02	Conditions to All Credit Extensions	139

-i-

Page

Article V. REPRESENTATIONS AND WARRANTIES	140

Article VI. AFFIRMATIVE COVENANTS	145

Article VII. NEGATIVE COVENANTS	154

-ii-

Page

Article VIII. EVENTS OF DEFAULT AND REMEDIES	186

Section 8.01	Events of Default	186
Section 8.02	Remedies Upon Event of Default	189
Section 8.03	Application of Funds	189

Article IX. ADMINISTRATIVE AGENT AND OTHER AGENTS	190

Article X. MISCELLANEOUS	200

-iii-

Page

Article XI. GUARANTEE	223

SCHEDULES

I	Guarantors
1.01A	Commitments
1.01E	Existing Investments
1.01F	Existing Letters of Credit
4.01	Collateral Documents
5.06	Litigation
5.07	Ownership of Property, Liens
5.09	Taxes
5.11	Subsidiaries and Other Equity Investments
6.17	Post-Closing Matters
6.18	Specified Beta Vendor Financing Statements
7.01(b)	Existing Liens
7.03(b)	Existing Indebtedness
7.05	Dispositions
7.08	Existing Agreements
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D-1	Compliance Certificate
D-2	Solvency Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Notice
E-3	Acceptance and Prepayment Notice
E-4	Discount Range Prepayment Notice
E-5	Discount Range Prepayment Offer
E-6	Solicited Discounted Prepayment Notice
E-7	Solicited Discounted Prepayment Offer
E-8	Specified Discount Prepayment Notice
E-9	Specified Discount Prepayment Response
F	Security Agreement
G	Intercompany Note
H-1	Guarantor Joinder Agreement
H-2	Borrower Joinder Agreement
I	United States Tax Compliance Certificate
J	First Lien Intercreditor Agreement
K	Second Lien Intercreditor Agreement
L	Affiliated Lender Assignment and Assumption
M	ABL Intercreditor Agreement

-iv-

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

This AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT is entered into as of October 27, 2021, among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party hereto from time to time, the Guarantors party hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent and Swing Line Lender, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and each Issuing Bank from time to time party hereto.

PRELIMINARY STATEMENTS

Reference is made to that certain First Lien Credit Agreement, dated as of August 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Original Credit Agreement”), by and among, inter alios, the Parent Borrower, the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent.

The Parent Borrower has requested that the Original Credit Agreement be amended and restated as provided herein to, among other things, provide for Term B Loans on the Closing Date in an initial aggregate principal amount of $600,000,000.

The Lenders party hereto have agreed pursuant to Sections 2.15 of the Original Credit Agreement to refinance in full the loans outstanding under the Original Credit Agreement with new Term B Loans under this Agreement and to amend and restate the Original Credit Agreement in accordance with the terms hereof.

The proceeds of the Term B Loans, together with (i) a portion of the cash on hand at the Parent Borrower and its Subsidiaries and (ii) the proceeds of the Unsecured Notes in an initial aggregate principal amount of $500,000,000 under the Unsecured Notes Indenture, will be used on the Closing Date by the Borrowers (a) to consummate the Closing Date Refinancing, (b) to pay the Transaction Expenses and (c) to finance upfront fees and original issue discount with respect to the Facilities.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01      Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, N.A., in its capacity as “Administrative Agent” under the ABL Credit Agreement as of the Closing Date and shall include any successor agent under the ABL Financing Documents.

“ABL Credit Agreement” means the “ABL Credit Agreement” as defined in the ABL Intercreditor Agreement.

“ABL Cure Amount” means the “Cure Amount” (or comparable term) under and as defined in the ABL Credit Agreement.

“ABL Financial Covenant” means the “Financial Covenant” as defined in the ABL Credit Agreement.

“ABL Financing Documents” means the “ABL Financing Documents” as defined in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means either (a) the ABL Intercreditor Agreement, dated as of August 6, 2019, among, inter alios, the Administrative Agent, the ABL Agent and acknowledged and agreed by the Loan Parties, substantially in the form of Exhibit M hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, which agreement shall provide that the Liens on the ABL Priority Collateral securing the ABL Obligations shall rank senior to the Liens on the ABL Priority Collateral securing the Obligations under this Agreement, and the Liens on the Term Loan Priority Collateral securing the ABL Obligations shall rank junior to the Liens on the Term Loan Priority Collateral securing the Obligations under this Agreement, in each case with such modifications to add additional Indebtedness secured by the ABL Priority Collateral and Term Loan Priority Collateral and such other modifications thereto as provided for therein or as the Administrative Agent and the Administrative Borrower may agree.

“ABL Obligations” means the “ABL Obligations” as defined in the ABL Intercreditor Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Revolving Credit Commitments” means the “Revolving Credit Commitments” (or comparable term), as defined in the ABL Credit Agreement.

“ABL Revolving Loans” means the “Loans” (or comparable term), as defined in the ABL Credit Agreement.

“ABL Secured Parties” means the “ABL Claimholders” as defined in the ABL Intercreditor Agreement.

“Acceptable Discount” has the meaning specified in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Administrative Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit E-3.

“Acceptance Date” has the meaning specified in Section 2.05(a)(v)(D)(2).

“Acquired Indebtedness” means, with respect to any specified Person,

(a)          Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(b)          Indebtedness secured by a Lien encumbering any asset acquired by such specified Person which Indebtedness exists at the time such asset is acquired.

“Additional Lender” means any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person)) that is not an existing Lender (including any Affiliated Lender) and has agreed to provide Incremental Commitments pursuant to Section 2.14 or Refinancing Commitments pursuant to Section 2.15.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Administrative Borrower and the Lenders.

“Administrative Borrower” means (i) initially, the Parent Borrower, and (ii) upon notice to the Administrative Agent from the Borrowers, any other Borrower as selected by the Borrowers from time to time to act as the Administrative Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(b).

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person or its assets to be, insolvent or bankrupt or such Distressed Agent-Related Person becomes the subject of a Bail-In Action; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide the Administrative Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent.

“Agent-Related Persons” means the Agents and their respective Affiliates and any officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arranger and the Bookrunner.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Term SOFR floor or Base Rate floor (with such increased amount being determined in the manner described in the proviso of this definition), or otherwise, in each case, incurred or payable by the Borrowers ratably to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that (x) the “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, unused line fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness in the initial syndication thereof, (y) with respect to any Loans of an applicable Class or any other applicable Indebtedness that includes a Term SOFR floor or Base Rate floor, (1) to the extent that the Term SOFR or Base Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the All-In Yield for such Loans of such Class or such other applicable Indebtedness for the purpose of calculating the All-In Yield and (2) to the extent that the Term SOFR or Base Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield and (z) the “All-In Yield” shall not reflect account fluctuations in the underlying reference rate or fluctuations in currency valuations.

“Amendment No. 2 Effective Date” means December 7, 2023.

“Annual Financial Statements” means the audited consolidated statements of operations, shareholders’ equity and cash flows of the Parent Borrower for the fiscal years ended December 31, 2019, and December 31, 2020, and the related audited consolidated balance sheets as of the end of such fiscal years.

“Applicable Discount” has the meaning specified in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the First Lien Net Leverage Ratio is greater than 3.70 to 1.00 as of the last day of the Test Period most recently ended prior to the ECF Payment Date, (b) 25% if the First Lien Net Leverage Ratio is less than or equal to 3.70 to 1.00 and greater than 3.20 to 1.00 as of the last day of the Test Period most recently ended prior to the ECF Payment Date and (c) 0% if the First Lien Net Leverage Ratio is less than or equal to 3.20 to 1.00 as of the last day of the Test Period most recently ended prior to the ECF Payment Date. The First Lien Net Leverage Ratios shall be calculated on a Pro Forma Basis, including to give pro forma effect to any paydown or reduction of Loans (including paydowns made after year-end and prior to the ECF Payment Date).

“Applicable Lien” means (x) any Lien on the Collateral created pursuant to any Loan Document, (y) any Lien on the Term Loan Priority Collateral that ranks pari passu with any Lien created pursuant to any Loan Document on the Term Loan Priority Collateral (without regard to control of remedies) and (z) any Lien on the Collateral created pursuant to any ABL Financing Document.

“Applicable Rate” means a percentage per annum equal to:

(a)            with respect to Term B Loans, (A) for Term SOFR Loans, 2.75% and (B) for Base Rate Loans, 1.75%; and

(b)            with respect to Revolving Credit Loans, unused Revolving Credit Commitments, Swing Line Loans (which are to be maintained solely as Base Rate Loans) and Letter of Credit fees, (i) until delivery of financial statements and related Compliance Certificate for the first full fiscal quarter ending after the Amendment No. 2 Effective Date pursuant to Sections 6.01 and 6.02, (A) for Term SOFR Loans and Letter of Credit fees, 1.75%, (B) for Base Rate Loans, 0.75% and (C) for unused commitment fees, 0.30% and (ii) thereafter, the following percentages per annum, based upon the Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Total Net Leverage Ratio	Applicable Rate for Term SOFR Loans & Letters of Credit	Applicable Rate for Base Rate Loans	Unused Commitment Fees
I	Greater than or equal to 3.00x	2.25%	1.25%	0.35%
II	Less than 3.00x, but greater than or equal to 2.25x	2.00%	1.00%	0.35%
III	Less than 2.25x but greater than or equal to 1.50x	1.75%	0.75%	0.30%
IV	Less than 1.50x but greater than or equal to 1.00x	1.50%	0.50%	0.25%
V	Less than 1.00x	1.25%	0.25%	0.20%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided that upon notice to the Administrative Borrower from the Administrative Agent (at the direction of the Required Lenders) (or, in the case of clause (y) below, immediately upon the occurrence of an entry of an order for relief with respect to the Parent Borrower under any Debtor Relief Laws), “Pricing Level I” (as set forth above) shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding the foregoing, (v) the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Rate in respect of any Class of Replacement Term Loans or any Term Loans subject to a Permitted Repricing Amendment shall be the applicable percentages per annum set forth in the relevant Permitted Repricing Amendment, (y) the Applicable Rate in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment or other relevant agreement and (z) in the case of the Term B Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions hereof subject to any applicable MFN Adjustment.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class of Loans, (b) with respect to Letters of Credit, (i) the relevant Issuing Banks and (ii) the Revolving Credit Lenders and (c) with respect to Swing Line Loans, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04, the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means BofA Securities, Inc. in its capacity as the lead arranger under this Agreement.

“Asset Sale Prepayment Percentage” means, in the case of Net Proceeds from any Disposition or Casualty Event subject to the mandatory prepayment provisions set forth in Section 2.05(b)(ii), (a) 100%, if the First Lien Net Leverage Ratio is greater than 1.75 to 1.00 as of the last day of the Test Period most recently ended prior to the receipt of such Net Proceeds, (b) 50%, if the First Lien Net Leverage Ratio is less than or equal to 1.75 to 1.00 and greater than 1.50 to 1.00 as of the last day of the Test Period most recently ended prior to the receipt of such Net Proceeds and (c) 0%, if the First Lien Net Leverage Ratio is less than or equal to 1.50 to 1.00 as of the last day of the Test Period most recently ended prior to the receipt of such Net Proceeds. The First Lien Net Leverage Ratios shall be calculated on a Pro Forma Basis, including to give pro forma effect to any paydown or reduction of Loans.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 hereto.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03).

“Auction Agent” means (a) the Administrative Agent or (b) if the Administrative Agent elects not to act as the Auction Agent, any other financial institution or advisor employed by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrowers shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrowers nor any of their Affiliates may act as the Auction Agent.

“Auto Renewal Letter of Credit” has the meaning specified in Section 2.03(c).

“Availability Period” means (a) with respect to the Revolving Credit Facility, the period from and including the Amendment No. 2 Effective Date to but excluding the earlier of (i) the Revolving Maturity Date and (ii) the date of termination of the Revolving Credit Commitments, and (b) with respect to Extended Revolving Credit Commitments, the period from and including the effective date of the Extension Amendment applicable to such Extended Revolving Credit Commitments to but excluding the earlier of (i) the final maturity date thereof as specified in such Extension Amendment and (ii) the date of termination of such Extended Revolving Credit Commitments.

“Available RP Capacity Amount” means, at any time, the aggregate amount of Restricted Payments permitted to be made under Section 7.06(a)(iii) at such time, minus the aggregate amount of Indebtedness incurred under Section 7.03(aa) plus the aggregate principal amount of Indebtedness prepaid prior to or substantially concurrently at such time, solely to the extent such Indebtedness was incurred pursuant to Section 7.03(aa) (to the extent not financed with the proceeds of any long-term Indebtedness (other than revolving loans) of the Parent Borrower and its Restricted Subsidiaries).

“Available Incremental Amount” has the meaning specified in Section 2.14(d)(iv).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate”, and (c) Term SOFR plus 1.00%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)            [Reserved.]

(2)            For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Administrative Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body at such time for determining a rate of interest as replacement for the then-current Benchmark, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (2) above would be (a) with respect to Term B Loans, less than 0.50%, it shall be deemed to be 0.50% per annum and (b) with respect to Revolving Credit Loans, less than 0.00%, it shall be deemed to be 0.00% per annum.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Administrative Borrower.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Administrative Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Administrative Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Administrative Borrower) determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.22(b).

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.

“Bookrunner” means BofA Securities, Inc., in its capacity as the lead bookrunner.

“Borrower” and “Borrowers” shall mean the Parent Borrower and any wholly-owned Domestic Subsidiary of the Parent Borrower that is treated as a corporation for U.S. federal tax purposes and that after the Closing Date becomes a Borrower by executing a Borrower Joinder Agreement in accordance with the terms hereof (but excluding any Subsidiary of the Parent Borrower that ceases to be a party hereto in accordance with the terms of Section 11.09); provided that any Subsidiary that is or has become a Borrower (a “Subsidiary Borrower”) may have its status as a Borrower terminated by delivering a notice to the Administrative Agent from the Administrative Borrower and such Subsidiary Borrower electing to terminate such Subsidiary’s status as a Borrower, provided further that no such termination shall affect (and such notice shall expressly provide that): (x) any obligation of such Subsidiary as a Guarantor or as a grantor or pledgor under any Loan Document or (y) any Lien granted by such Subsidiary which Liens shall continue in full force and effect after giving effect to such termination.

“Borrower Joinder Agreement” means a joinder agreement substantially in the form of the Borrower Joinder Agreement attached as Exhibit H-2 hereto or in such other form agreed by the Administrative Agent and the Administrative Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Borrower Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Parties” means the collective reference to the Parent Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Parent Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, and, if such day relates to any Term SOFR Loan, means any such day that is also a U.S. Government Securities Business Day.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrowers and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Parent Borrower and its Restricted Subsidiaries. Notwithstanding the foregoing, solely for purposes of calculating Consolidated Fixed Charge Coverage Ratio, Capital Expenditures shall not include:

(a)           expenditures made with tenant allowances received by the Parent Borrower or any of its Restricted Subsidiaries from landlords in the ordinary course of business and subsequently capitalized;

(b)           any amounts spent in connection with permitted Investments, Permitted Acquisitions and expenditures made in connection with the Transactions;

(c)           expenditures financed with the proceeds of an issuance of Equity Interests of the Parent Borrower or any direct or indirect parent thereof, or a capital contribution to any Borrower;

(d)           expenditures that are accounted for as capital expenditures by the Parent Borrower or any of its Restricted Subsidiaries and that actually are paid for by a Person other than the Parent Borrower or any of its Restricted Subsidiaries to the extent neither the Parent Borrower nor any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period);

(e)           any expenditures which are contractually required to be, and are, advanced or reimbursed to the Parent Borrower or any of its Restricted Subsidiaries in cash by a third party (including landlords) during such period of calculation;

(f)            the book value of any asset owned by the Parent Borrower or any of its Restricted Subsidiaries prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a capital expenditure during the period in which such expenditure actually is made and (ii) such book value shall have been included in capital expenditures when such asset was originally acquired;

(g)           that portion of interest on Indebtedness incurred for capital expenditures which is paid in cash and capitalized in accordance with GAAP;

(h)           expenditures made in connection with the replacement, substitution, restoration, upgrade, development or repair of assets to the extent financed with (x) insurance or settlement proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored, upgraded, developed or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced;

(i)            in the event that any equipment is purchased substantially simultaneously with the trade-in of existing equipment, the gross amount of the credit granted by the seller of such equipment for the equipment being traded in at such time; or

(j)            expenditures relating to the construction, acquisition, replacement, reconstruction, development, refurbishment, renovation or improvement of any property which has been transferred to a Person other than the Parent Borrower or any of its Restricted Subsidiaries during the same fiscal year in which such expenditures were made pursuant to a sale-leaseback transaction to the extent of the cash proceeds received by the Parent Borrower or any of its Restricted Subsidiaries pursuant to such sale-leaseback transaction that are not required to prepay funded Indebtedness.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (subject to Section 1.03).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrowers and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of a Borrower that is subject to regulation as an insurance company and provides insurance to a Borrower and its Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.17(c).

“Cash Collateral Account” means a blocked account, established for the purposes of Section 2.05(c)(ii), at the Administrative Agent (or another commercial bank selected by the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.17(c).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower or any of its Restricted Subsidiaries:

(a)           (1) Yen, Dollars, pound sterling, Canadian Dollars or euros or any national currency of any Participating Member State of the EMU; and (2) in the case of any Foreign Subsidiary or any jurisdiction in which any Borrower or any of its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c)           time deposits, eurodollar time deposits or demand deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)           marketable short-term money market and similar funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers);

(f)           repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g)           securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed (i) by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by (ii) any foreign government, in each case, having an Investment Grade Rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers);

(h)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers);

(i)            securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j)            instruments equivalent to those referred to in clauses (a) through (i) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Parent Borrower or any of its Restricted Subsidiaries;

(k)           Investments, classified in accordance with GAAP as current assets of the Parent Borrower or any of its Restricted Subsidiaries, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (j) of this definition; and

(l)            investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (a) above; provided that, except for amounts used to pay non-Dollar-denominated obligations of the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business, such amounts are converted into any currency listed in clause (a) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” means any agreement between any Borrower or any of its Restricted Subsidiaries and any Hedge Bank relating to Cash Management Services.

“Cash Management Obligations” means obligations owed by any Borrower or any of its Restricted Subsidiaries in respect of Cash Management Services.

“Cash Management Services” means any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“Casualty Event” means any event that gives rise to the receipt by any Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Domestic Subsidiary if it has no material assets other than the Equity Interests (including any Indebtedness treated as equity for U.S. federal income tax purposes) and, if applicable, Indebtedness (and any cash or Cash Equivalents related thereto) of one or more Foreign Subsidiaries that is a CFC.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III (collectively, “Basel III”), shall, in each case, for the purposes of this Agreement, be deemed to be adopted and taking effect subsequent to the Closing Date, provided that a Lender shall be entitled to compensation with respect to any such adoption taking effect, making or issuance becoming effective after the date of the this Agreement only if it is the applicable Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

“Change of Control” shall be deemed to occur if:

(a)(i) any Person (other than a Permitted Holder) or (ii) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), but excluding any underwriters in connection with a Qualified Primary Equity Offering or a secondary public offering of Equity Interests of the Parent Borrower, any employee benefit plan of such Person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (it being understood that to the extent any Permitted Holders are members of such group, any Equity Interests held by such Permitted Holders will be disregarded in calculating such beneficial ownership) and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Company beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, and so long as, the Permitted Holders have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Company;

(b)            a “change of control” (or similar event) shall occur in any document pertaining to (i) Indebtedness that constitutes First Lien Obligations, ABL Obligations or Second Lien Obligations, (ii) any Incremental Equivalent Debt or (iii) any Refinancing Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing, in each case of clauses (i) through (iii) with an aggregate outstanding principal amount in excess of the Threshold Amount.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or “group” shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or to exercise any veto power in connection with the acquisition or disposition of Equity Interests will not in itself cause a party to be a beneficial owner.

“Class” means (a) when used with respect to Lenders, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Credit Commitments (of the same tranche), Refinancing Revolving Credit Commitments (of the same tranche), Term B Commitments, Incremental Term Commitments (of the same tranche), Refinancing Term Commitments (of the same tranche) or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Extended Revolving Credit Loans of a given Extension Series, Incremental Revolving Loans (of the same tranche), Refinancing Revolving Loans (of the same tranche), Term B Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans (of the same tranche), Refinancing Term Loans (of the same tranche) or Replacement Term Loans. Revolving Credit Loans, Extended Revolving Credit Loans of a given Extension Series, each tranche of Incremental Revolving Loans, each tranche of Refinancing Revolving Loans, Term B Loans, Extended Term Loans of a given Extension Series, each tranche of Incremental Term Loans, each tranche of Refinancing Term Loans or Replacement Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Parent Borrower, be construed to be in different Classes; provided that any Incremental Term Loans effected as a Term Loan Increase to any existing Class of Term Loans and such existing Class of Term Loans shall in all events be part of the same Class.

“Closing Date” means October 27, 2021.

“Closing Date Refinancing” means the refinancing in full of the Term Loans (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement as of the Closing Date, together with accrued and unpaid interest thereon and fees related thereto from the proceeds of the Term Loans, the Unsecured Notes and cash on hand of the Company and its Restricted Subsidiaries.

“Closing Fee” has the meaning specified in Section 2.09(c).

“CME” means CME Group Benchmark Administration Limited.

“Code” means the U.S. Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Collateral” (or equivalent term) as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document, but in any event excluding Excluded Assets.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Documents, (y) the time periods (and extensions thereof) set forth in Section 6.11 and Section 6.17 and (z) the terms of any applicable Intercreditor Agreement contemplated hereby, the requirement that:

(a)           the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Original Closing Date and (ii) at such time as may be designated therein, pursuant to the Collateral Documents or Sections 2.18, 6.11 or 6.13, subject, in each case, to the limitations and exceptions of this Agreement and the Collateral Documents, duly executed by each Loan Party party thereto;

(b)           all Secured Obligations (i) of the Borrowers shall have been unconditionally guaranteed by each Restricted Subsidiary of the Parent Borrower (other than a Borrower) that is then required to be a Guarantor and (ii) of any Borrower shall have been unconditionally guaranteed by each other Borrower;

(c)           the Secured Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to Liens permitted by Section 7.01) in (i) all of the Equity Interests of each wholly-owned Material Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (ii)) directly owned by any Borrower or any Guarantor, (ii) 65% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each Restricted Subsidiary that is a wholly-owned Material Domestic Subsidiary that is directly owned by any Borrower or by any Guarantor that is a CFC Holdco and (iii) 65% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each CFC that is a Restricted Subsidiary that is a wholly-owned Material Foreign Subsidiary that is directly owned by any Borrower or by any Guarantor, in each case other than constituting Excluded Assets pursuant to clause (vi)(D) of the definition thereof;

(d)           except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Secured Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, or, to the extent required in the Security Agreement (or any other Collateral Document) or this Agreement) in the Collateral of any Borrower and each Guarantor (including accounts receivable (other than any Securitization Assets subject to a Qualified Securitization Financing), intercompany obligations, inventory, equipment, investment property, contract rights, applications and registrations of material intellectual property filed in the United States, other general intangibles and proceeds of the foregoing), in each case, (i) with the priority required by the Loan Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in Section 4.01) and the Collateral Documents;

provided, however, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets (or take any other actions which are expressly not required pursuant to the definition thereof), (ii) no Loan Party shall be required to prepare or procure any environmental surveys or reports with respect to the real property of any Loan Party or Restricted Subsidiary and (iii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Administrative Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Collateral Documents or the other Loan Documents.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property). No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (including deposit accounts or other bank accounts or securities accounts), other than in respect of (x) promissory notes and other evidences of Indebtedness owed to a Loan Party and required to be pledged pursuant to the Collateral Documents and (y) certificated Equity Interests of the Borrowers (other than the Parent Borrower) and wholly-owned Restricted Subsidiaries that are Material Subsidiaries or Guarantors directly owned by any Borrower or by any Guarantor otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset. No Loan Party shall be required to comply with the Federal Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. § 3727 et seq.), or any similar statute. The foregoing definition shall not require nor shall it permit the Administrative Agent to enter into any source code escrow arrangement or register or apply to register any intellectual property.

Notwithstanding any of the foregoing, the Borrowers may cause any Subsidiary that is a Restricted Subsidiary and is not otherwise required to be a Guarantor to Guarantee the Obligations in accordance with the last sentence of the definition of “Guarantor” in which case such entity shall be treated as a Guarantor hereunder for all purposes.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 2.18, Section 4.01(a)(v), Section 6.11 or Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment or Term Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A hereto or such other form as may be approved by the Administrative Agent and agreed by the Administrative Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and agreed by the Administrative Borrower), appropriately completed and signed by a Responsible Officer of the Administrative Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Date” means the last day of any Test Period.

“Compensation Period” has the meaning specified in Section 2.12(b)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 hereto.

“Consolidated Cash Interest Expense” means, for any period, the sum, without duplication, of

(i)            the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Parent Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrowers and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (net of payments received) under interest rate Swap Contracts with respect to Indebtedness,

(ii)           any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, and

(iii)          any Restricted Payment made pursuant to Section 7.06(b)(xx)(A) the proceeds of which are used to make payments in respect of Indebtedness which payments would constitute Consolidated Cash Interest Expense if such Indebtedness was Indebtedness of the Parent Borrower;

provided that there shall be excluded from Consolidated Cash Interest Expense for any period:

(a)           deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and any other amounts of non-cash interest,

(b)           the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period,

(c)           non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815,

(d)           any cash costs associated with breakage in respect of hedging agreements for interest rates,

(e)           all cash interest expense consisting of (x) liquidated damages for failure to timely comply with registration rights obligations and (y) one-time financing fees, all as calculated on a consolidated basis in accordance with GAAP,

(f)            Transaction Expenses,

(g)           annual agency fees paid to administrative agents and collateral agents under any credit facilities or other debt instruments or documents,

(h)           costs associated with obtaining Swap Contracts,

(i)            any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, and

(j)            commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Cash Interest Expense the effects of purchase accounting or recapitalization accounting shall be excluded.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization or write-off of (a) intangible assets and non-cash organization costs, (b) deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield and other fees and charges, (c) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (d) Capitalized Software Expenditures, capitalized customer acquisition costs and incentive payments and capitalized conversion costs and contract acquisition costs and (e) favorable or unfavorable lease assets or liabilities of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)           increased (without duplication) by the following, in each case (other than in the case of clauses (a)(vii), (ix) and (xi) below) to the extent deducted (and not added back) in determining Consolidated Net Income, for such period with respect to such Person and its Restricted Subsidiaries:

(i)            total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of OID resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), plus

(ii)            provision for taxes based on income or profits or capital gain, including, federal, state, local, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), plus

(iii)          Consolidated Depreciation and Amortization Expense for such period, plus

(iv)          the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiaries, plus

(v)           [reserved], plus

(vi)          any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a) and shall not be, and have not been, designated an Excluded Contribution, plus

(vii)         the amount of “run rate” cost savings, synergies and operating expense reductions or other operating improvements (including, in each case, as a result of any Specified Transaction) projected by the Administrative Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twenty-four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions or other operating improvements and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions or other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions or other operating improvements and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Administrative Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided the amounts under this clause (vii) in any Test Period, together with any increase pursuant to Section 1.08(c)(E) shall in the aggregate not exceed 35.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to adjustments under this clause (vii) and all other applicable adjustments pursuant to this definition of “Consolidated EBITDA”); plus

(viii)        [reserved]; plus

(ix)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(x)            the amount of loss on sales of Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, plus

(xi)          such other adjustments and addbacks (i) evidenced or contained in a due diligence quality of earnings report made available to the Administrative Agent prepared by (x) a “big four” nationally recognized accounting firm or (y) any other accounting firm reasonably acceptable to the Administrative Agent or (ii) consistent with Regulation S-X,

(b)           decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA of the Parent Borrower under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, Consolidated EBITDA of the Parent Borrower for such fiscal quarters shall be deemed to be $51,635,000, $54,427,000, $63,392,000 and $44,756,000, respectively, in each case, for such periods as may be subject to addbacks and adjustments (without duplication) pursuant to Section 1.08 for the applicable Test Period.

For the avoidance of doubt, (i) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08 and (ii) reference to Consolidated EBITDA of the Parent Borrower means such Consolidated EBITDA calculated on a consolidated basis with respect to the Parent Borrower and the Restricted Subsidiaries.

“Consolidated First Lien Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by any Applicable Lien minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated First Lien Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated First Lien Net Debt. For the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall be included in Consolidated First Lien Net Debt.

“Consolidated Fixed Charges” means with respect to any Person for any period, the sum of (i) Consolidated Cash Interest Expense plus (ii) scheduled payments of principal on long-term Indebtedness for borrowed money (including principal payments in respect of Capitalized Lease Obligations to the extent allocated to principal, but excluding payments in respect of any intercompany debt and any payments in respect of purchase price adjustments and earnouts) plus (iii) scheduled cash dividends and scheduled cash distributions to holders of any class or series of Disqualified Equity Interests declared or paid in accordance with Section 7.06(b)(vi).

“Consolidated Fixed Charge Coverage Ratio” means for any period, the ratio of (A)(i) Consolidated EBITDA, minus (ii) the aggregate amount of all Capital Expenditures made by the Parent Borrower and its Restricted Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any Disposition (other than the sale of inventory in the ordinary course of business)), or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Credit Loans), but including Capital Expenditures to the extent financed with proceeds of Revolving Credit Loans), minus (iii) the aggregate amount of all cash payments made by the Parent Borrower and its Restricted Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period; to (B) Consolidated Fixed Charges for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a)           any net after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, relocation costs, severance costs and expenses, one-time compensation charges, closing and consolidation costs for facilities, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such period, shall be excluded;

(b)           the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c)           any net after-tax effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment, Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under this Agreement, Disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the Term B Loans, ABL Revolving Credit Commitments, the Unsecured Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, the ABL Credit Agreement, the Unsecured Notes, any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification Topic 805, Business Combinations), shall be excluded;

(d)           accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition) in accordance with GAAP shall be excluded;

(e)           any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower, shall be excluded;

(f)           any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower, shall be excluded;

(g)          the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting;

(h)          solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow, the Net Income for such period of any Restricted Subsidiary (other than any Borrower (other than the Parent Borrower) or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(i)           effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under this Agreement consummated prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(j)           any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Contracts or (iii) other derivative instruments shall be excluded;

(k)          any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(l)           other non-cash expenses, charges and losses during such period shall be excluded, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of this definition or (ii) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this clause (l) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period or (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid;

(m)          other non-cash gains during such period shall be excluded other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of this definition, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had this Agreement been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition); provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this clause (m) shall be added to Consolidated Net Income in such future period to such extent received;

(n)          any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(o)          any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period), shall be excluded;

(p)          any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(q)          any non-cash compensation expense resulting from the application of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation or FASB Accounting Standards Codification Subtopic 505-50, Equity-Based Payments to Non-Employees, shall be excluded; and

(r)           the following items shall be excluded:

(i)            any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(ii)            any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iii)          any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation; and

(iv)          earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 7.06 only (other than Section 7.06(a)(iii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of, or other Returns on Investments from, Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances, and releases of guarantees, which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 7.06(a)(iii)(D) thereof. For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08 other than for purposes of the definition of Excess Cash Flow.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by a Lien on any asset or property of the Parent Borrower or any of the Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as such property or assets are not deducted below) and all secured Incremental Equivalent Debt and any secured Refinancing Indebtedness in respect thereof incurred in reliance on Section 7.03(w), but excluding any such Indebtedness that is expressly junior in right of payment to the Obligations, the ABL Obligations and the Second Lien Obligations, if any minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Senior Secured Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Senior Secured Net Debt.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent Borrower and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under this Agreement) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness, plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Working Capital” means, with respect to the Parent Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent and (b) the effects of purchase accounting or recapitalization accounting.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)            to advance or supply funds

(i)            for the purchase or payment of any such primary obligation, or

(ii)           to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”, “Controlled” and “Controlling” have the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in a Borrower and/or other companies.

“Covered Entity” has the meaning specified in Section 10.22(b).

“Covered Party” has the meaning specified in Section 10.22(a).

“Credit Extension” means a Borrowing or an LC Borrowing, as applicable.

“Credit Party” has the meaning specified in Section 9.15.

“Current Assets” means, with respect to the Parent Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as current assets at such date of determination, other than (i) amounts related to current or deferred Taxes based on income or profits, (ii) assets held for sale, (iii) loans (permitted) to third parties, (iv) pension assets, (v) deferred bank fees, (vi) derivative financial instruments, (vii) prepaid expenses and (viii) in the event that a Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising Securitization Assets sold pursuant to such Securitization Financing less (y) collections against the amount sold pursuant to clause (x).

“Current Liabilities” means, with respect to the Parent Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Funded Debt and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) any ABL Revolving Loans, Revolving Credit Exposure, Revolving Credit Loans or any other liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility, (g) the current portion of any Capitalized Lease Obligation, (h) the current portion of any other long-term liabilities, (i) liabilities in respect of unpaid earn-outs, (j) amounts related to derivative financial instruments and assets held for sale, (k)  the current portion of pension liabilities, and (l) liabilities related to assets held for sale.

“Debt Assumption” has the meaning set forth in Section 2.01(c)(ii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event that is, or with the passage of time or the giving of notice or both, in each case, as set forth under Section 8.01, without cure or waiver, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to a Term SOFR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning specified in Section 10.22(b).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder or any other amounts required to be paid by it, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure, (b) has notified the Borrowers or Administrative Agent (which notification has not been withdrawn in writing) that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations; provided that a Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent or the Borrowers, or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-In Action.

“Designated Preferred Stock” means Preferred Stock of the Parent Borrower or any direct or indirect parent company thereof (in each case other than Disqualified Equity Interests) that is issued for cash (other than to the Parent Borrower, a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Borrower or any Subsidiary) and is designated as Designated Preferred Stock pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent on or promptly after the issue date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.06(a)(iii) and shall not be, and have not been, designated an Excluded Contribution.

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to any Borrower or any of its Restricted Subsidiaries by any Person other than any Borrower or any of its Restricted Subsidiaries that have been designated pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Administrative Borrower subsequently delivers a certificate of a Responsible Officer of the Administrative Borrower to the Administrative Agent to the effect that such commitments shall no longer constitute “Designated Revolving Commitments.”

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit E-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit E-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Administrative Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(v)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions; provided that “Disposition” and “Dispose” shall not include any issuance by the Parent Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans (and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans (and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable) and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that any Equity Interests held by any future, current or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries, any direct or indirect parent companies of the Parent Borrower or any other entity in which the Parent Borrower or any of its Restricted Subsidiaries has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) of the applicable Borrower, in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent Borrower (or any direct or indirect parent thereof) or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability.

“Disqualified Institutions” means (i) any competitors of any Borrower, the Parent Borrower and its Subsidiaries or Walgreens Co. that have been specified in writing by the Administrative Borrower (a) to the Lead Arranger prior to the Closing Date or (b) to the Administrative Agent after the Closing Date (and any such entity’s Affiliates that are identified as such pursuant to this clause (i) or those that are clearly identifiable as such on the basis of their name (in each case, other than bona fide diversified debt funds)) (other than those excluded pursuant to clause (ii) hereof), (ii) those particular banks, financial institutions, other institutional lenders and other Persons that have been specified in writing by the Administrative Borrower (a) to the Lead Arranger prior to the Closing Date or (b) as mutually agreed by the Administrative Borrower and the Administrative Agent (from and after the Closing Date) (and any such entity’s Affiliates that are identified as such pursuant to this clause (ii) or those that are clearly identifiable as such on the basis of their name) and (iii) Excluded Affiliates; provided that any Person that is a Lender or Participant and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender or Participant) shall be deemed to not be a Disqualified Institution hereunder with respect to any Loans, Commitments or participations held by it prior to becoming a Disqualified Institution.

“Documentation Agent” means BofA Securities, Inc., in its capacity as a documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Payment Date” has the meaning specified in Section 2.05(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elective Guarantor” has the meaning set forth in the defined term “Guarantors”.

“Eligible Assignee” has the meaning specified in Section 10.07(a)(i).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Parties” means Bank of America, N.A. and the Arranger.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law (including common law) relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials, including, in each case, any such liability which any Loan Party has retained either contractually or by operation of law.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities), excluding from the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, until any such conversion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or written notification to a Loan Party or any ERISA Affiliate that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e)  the filing of a written notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt of written notice by a Loan Party or any ERISA Affiliate regarding the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (h) the failure by a Loan Party or any ERISA Affiliate to make when due any required contribution to a Multiemployer Plan, (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful single currency of the EMU.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a)            the sum, without duplication, of

(i)            Consolidated Net Income for such period;

(ii)           an amount equal to the amount of all non-cash expenses, charges or losses (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;

(iii)           decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions (outside of the ordinary course of business), Permitted Acquisitions or Dispositions by the Borrowers and the Restricted Subsidiaries completed during such period or the application of purchase accounting or recapitalization accounting);

(iv)          [Reserved];

(v)           an amount equal to all cash received for such period on account of any net non-cash gain or income from Investments deducted in a previous period pursuant to clause (b)(iv) of this definition;

(vi)          an amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period;

(vii)         cash payments received in respect of Swap Contracts or other derivative instruments during such fiscal year to the extent not included in arriving at such Consolidated Net Income;

(viii)        amounts deducted from Consolidated Net Income during such period representing expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(ix), (xii), (xiii) or (xiv) below; and

(ix)          any amounts required to be added back to Excess Cash Flow in such period pursuant to clause (b)(xi) below;

minus

(b)            the sum (to the extent not deducted or excluded in determining Consolidated Net Income), without duplication, of

(i)            an amount equal to (x) the amount of all non-cash credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of the Transaction or any Permitted Acquisition) included in arriving at Consolidated Net Income in such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and (y) cash charges, losses or expenses excluded in arriving at Consolidated Net Income in such period by virtue of clauses (a) through (r) of the definition of Consolidated Net Income;

(ii)            without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years or pursuant to Section 2.05(b)(i), the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed or accrued during such period and/or made in cash during such period, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and the Restricted Subsidiaries;

(iii)          the aggregate amount of all principal payments (including (I) the principal component of payments in respect of Capitalized Leases and (II) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07) and repayments of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of a Borrower or any of its Restricted Subsidiaries, but excluding principal payments and repayments of (A) Revolving Credit Loans or other Revolving Credit Exposure (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) in any prior fiscal year), (B) Indebtedness in respect of the ABL Revolving Loans or any other revolving credit facility (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) in any prior fiscal year), (C) all prepayments of Term Loans by the Parent Borrower or any of its Restricted Subsidiaries, (D) Indebtedness to the extent otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) in any prior fiscal year and (E) any Junior Financing to the extent not permitted to be made pursuant to Section 7.06, in each case, including any debt buyback conducted pursuant to a Dutch auction or open market purchase based on actual amounts paid;

(iv)          an amount equal to the aggregate net non-cash gain or income from Investments (other than Investments made in the ordinary course of business) to the extent included in arriving at Consolidated Net Income;

(v)           increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions (outside the ordinary course of business), Permitted Acquisitions or Dispositions by a Borrower or any of its Restricted Subsidiaries during such period or the application of purchase accounting or recapitalization accounting);

(vi)          cash payments by the Parent Borrower or any of its Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower or any of its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income and except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries;

(vii)         [reserved];

(viii)        [reserved];

(ix)           the aggregate amount of expenditures actually made by the Parent Borrower or any of its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income during such period except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries;

(x)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent Borrower or any of its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent such payments were financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and the Restricted Subsidiaries;

(xi)           without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Administrative Borrower, the aggregate consideration required to be paid in cash by the Parent Borrower or any of its Restricted Subsidiaries to a Person that is not the Parent Borrower or any Restricted Subsidiary thereof pursuant to binding contracts or executed letters-of-intent (the “Contract Consideration”) entered into prior to or during such period, or, at the Parent Borrower’s option, after the end of such period and prior to the date of such Excess Cash Flow payment for such period, relating to Permitted Acquisitions or other permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed and expected to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; provided, further, that, without duplication to the immediately preceding proviso, to the extent such cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property, during such period of four consecutive fiscal quarters is financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries, such amount shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xii)          the amount of cash taxes paid or payable (to the extent, without duplication, not deducted in any prior period pursuant to this clause (xii)) in such period (including any Tax reserves set aside and without duplication with respect to such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period);

(xiii)         cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xiv)         any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset;

(xv)         reimbursable or insured expenses incurred for such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income; and

(xvi)        cash expenditures for costs and expenses (including retention, recruiting, relocation, stay and signing bonuses and expenses) in connection with the Transactions (including all Transaction Expenses), acquisitions, Investments, Restricted Payments, dispositions and the issuance of equity interests or Indebtedness, repayment of debt, issuance of equity securities, refinancing transactions or amendments or other modifications of any debt instrument (including, in each case, any such transaction consummated on the Closing Date and any such transaction undertaking but not completed), in each case, to the extent not deducted in arriving at such Consolidated Net Income and to the extent not financed with the proceeds of any long-term Indebtedness (other than revolving loans) of the Parent Borrower and its Restricted Subsidiaries;

provided that, at the option of the Parent Borrower, all such payments made after the applicable period and prior to the applicable due date of such Excess Cash Flow payment may (without duplication of such amount deducted in any period) be deducted from Excess Cash Flow for such prior period.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Parent Borrower and the Restricted Subsidiaries on a consolidated basis. For the avoidance of doubt, Excess Cash Flow shall not include pro forma adjustments in accordance with Section 1.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Affiliate” means, with respect to any Agent or Agent-Related Person and their respective Affiliates and controlling Persons, (i)  any of their Affiliates that is engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such Affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents other than, in each case, any Over the Wall Person or (ii) any of their Affiliates and/or any of their Affiliates’ employees, officers, directors, legal counsel, professionals and other experts or agents that are engaged directly or indirectly in a sale of the Company and its subsidiaries as buy-side or sell-side representative and acting in such capacity other than, in each case, any Over the Wall Person.

“Excluded Assets” means (i) any fee owned Real Property and any leasehold rights and interests in Real Property (including landlord or other third-party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement, (iii) commercial tort claims where the applicable Loan Party’s reasonable expectation of recovery is less than $5,000,000, (iv) any governmental or regulatory licenses or state or local franchises, charters and authorizations to the extent that the Administrative Agent may not (or is restricted from) validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Loan Parties shall be under no obligation to obtain such consent, approval, license or authorization)), other than to the extent such prohibition, limitation or restriction is rendered ineffective under the UCC or other applicable Law, (v) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable Law (including any requirement to obtain the consent of any Governmental Authority or regulatory authority), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable Law, (vi) (A) Margin Stock, (B) Equity Interests in any Person other than wholly-owned Restricted Subsidiaries (but, in the case of the Equity Interests of any Person that is not a wholly-owned Restricted Subsidiary, only to the extent the organizational documents or similar agreement with equity holders of such Person do not permit the pledge of such Equity Interests so long as such prohibition exists), (C) voting Equity Interests or Indebtedness treated as equity for U.S. federal income tax purposes of first tier Foreign Subsidiaries that are CFCs and first tier CFC Holdcos in excess of 65% of the issued and outstanding voting Equity Interests or Indebtedness treated as equity for U.S. federal income tax purposes thereof and (D) Equity Interests in any Broker-Dealer Regulated Subsidiary, Unrestricted Subsidiary, Captive Insurance Subsidiary, not-for-profit Subsidiary, or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, in each case of this clause (D) that are not Guarantors, (vii) any lease, license or agreement or any property subject to such lease, license or agreement, in each case, to the extent that a grant of a security interest therein (A) would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party after giving effect to the applicable anti-assignment provisions of the UCC) or (B) would require governmental, regulatory or third-party (other than a Loan Party) approval, consent or authorization pursuant to the terms thereof (in each case after giving effect to the applicable anti-assignment provisions of the UCC) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition) not obtained (without any requirement to obtain such approval, consent or authorization) (in each case of clauses (A) and (B), (1) after giving effect to the applicable anti-assignment provisions of the UCC and (2) only to the extent that such limitation on such pledge or security interest is not otherwise prohibited pursuant to Section 7.09), (viii) letter of credit rights, except to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (ix) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) assets where the burden or cost (including adverse tax or regulatory consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Administrative Borrower in good faith in consultation with the Administrative Agent; (xi) segregated funds held in a fiduciary capacity for others (that are not Loan Parties), (xii) any property subject to a Lien permitted by Section 7.01(b), (u) (limited to Capitalized Leases, Attributable Indebtedness and purchase money security interest or other similar arrangements incurred pursuant thereto), (w) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 7.01(b), (u) or (w) subject to the limitations set forth in this clause (xii)), (xiii) any assets of any Foreign Subsidiary, CFC or CFC Holdco (including Equity Interests of any Subsidiary of such Subsidiary) and (xiv) the Cash Collateral Account (as such term is defined in the ABL Credit Agreement as in effect on the Closing Date); provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (xiv) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xiv)). Notwithstanding the foregoing, for so long as a Subsidiary is an Elective Guarantor, the assets or property purported to be pledged as Collateral, or in which a security interest if purported to be granted pursuant to any Collateral Document, by such Subsidiary shall be deemed not to be Excluded Assets so long as such Subsidiary is an Elective Guarantor.

“Excluded Contribution” means the amount of cash capital contributions to the Parent Borrower or Net Proceeds from the sale or issuance of Qualified Equity Interests of the Parent Borrower (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than Refunding Capital Stock, any Designated Preferred Stock, any Equity Interests issued pursuant to any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement of the Parent Borrower or any amount to the extent used in the ABL Cure Amount) and designated by the Administrative Borrower to the Administrative Agent as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent on or promptly after the date such capital contributions are made or such Equity Interests are sold or issued.

“Excluded Information” means information regarding the Borrowers or their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such applicable transaction (including Material Non-Public Information).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of a Borrower or a Guarantor, (b) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in anticipation of such acquisition and the Collateral and Guarantee Requirement) from guaranteeing the Obligations (including any requirement for governmental (including regulatory) or third-party (other than a Loan Party) consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Loan Parties shall be under no obligation to obtain such consent, approval, license or authorization))), (c) any Subsidiary where the burden or cost (including adverse tax or regulatory consequences to the Borrowers or any of their direct or indirect parent companies or Subsidiaries) of obtaining a Guarantee by such Subsidiary would outweigh the practical benefit to be obtained by the Lenders as reasonably determined by the Administrative Borrower in good faith in consultation with the Administrative Agent, (d) any Foreign Subsidiary, (e) any Domestic Subsidiary that is (i) a Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a CFC Holdco, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) any special purpose securitization vehicle (or similar entity, including any Securitization Subsidiary), (i) any Captive Insurance Subsidiary, (j) any Broker-Dealer Regulated Subsidiary, (k) [reserved], (l) any Subsidiary of the Borrowers that is not a Material Domestic Subsidiary and (m) any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is prohibited from providing a guarantee pursuant to the terms of any permitted Indebtedness (and such prohibition was not entered into in anticipation of such acquisition); provided that no Borrower shall constitute an Excluded Subsidiary.  Notwithstanding the foregoing, for so long as a Subsidiary is an Elective Guarantor, such Subsidiary shall be deemed not to be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” as such time or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Existing Letters of Credit” has the meaning provided in Section 2.03(n).

“Existing Revolver Tranche” has the meaning provided in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning provided in Section 2.16(a).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.16(b).

“Extended Revolving Credit Loans” has the meaning provided in Section 2.16(b).

“Extended Term Loans” has the meaning provided in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning provided in Section 2.16(c).

“Extending Term Lender” has the meaning provided in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(c).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Administrative Borrower’s sole discretion) of any or all applicable Class or Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means a given Class of Term Loans (or, to the extent unfunded, Term Commitments) or Revolving Credit Commitments, as the context may require.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Administrative Borrower in good faith.

“FATCA” means current Sections 1471 through 1474 of the Code (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Rate is less than zero, it shall be deemed to be zero for the purposes of this Agreement.

“Financial Covenants” has the meaning specified in Section 7.11(b).

“Financial Officer” means the chief financial officer, controller, treasurer, chief accounting officer or such other financial officer with equivalent duties, as appropriate, of the applicable Borrower or Borrowers.

“First Lien Financing Documents” means the “First Lien Financing Documents” as defined in the ABL Intercreditor Agreement.

“First Lien Intercreditor Agreement” means, either an (a) intercreditor agreement substantially in the form of Exhibit J hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations under this Agreement (but without regard to the control of remedies), in each case with such modifications thereto as the Administrative Agent and the Administrative Borrower may agree. It is understood and agreed that to the extent this Agreement requires any Indebtedness to be subject to a First Lien Intercreditor Agreement at any time such agreement is not yet in effect, then the Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall execute and deliver a First Lien Intercreditor Agreement.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“First Lien Obligations” means the “First Lien Obligations” as defined in the ABL Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA for such Test Period to (2) the Fixed Charges for such Test Period, in each case calculated on a consolidated basis with respect to the Parent Borrower and the Restricted Subsidiaries.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (a) Consolidated Cash Interest Expense of such Person for such period; (b) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and (c) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period. For the avoidance of doubt, Fixed Charges shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(viii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to an Issuing Bank, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of the outstanding LC Obligations other than LC Obligations, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share or other applicable share provided under this Agreement of Swing Line Loans other than Swing Line Loans, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person)) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Parent Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Permitted Acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of the Guarantor Joinder Agreement attached as Exhibit H-1 hereto or in such other form agreed by the Administrative Agent and the Administrative Borrower.

“Guarantors” means (i) in the case of the Secured Obligations of the Parent Borrower, each Subsidiary Borrower and each Restricted Subsidiary of the Parent Borrower that is a Material Domestic Subsidiary (other than a Subsidiary Borrower or an Excluded Subsidiary unless such Excluded Subsidiary is then an Elective Guarantor) (including those listed on Schedule I hereto) and any Material Domestic Subsidiary that shall have become a Guarantor pursuant to Section 6.11 and (ii) in the case of the Secured Obligations of any other Loan Party, the Parent Borrower, each Subsidiary Borrower and each Restricted Subsidiary of the Parent Borrower that is a Material Domestic Subsidiary (other than a Subsidiary Borrower or an Excluded Subsidiary unless such Excluded Subsidiary is then an Elective Guarantor) (including those listed on Schedule I hereto) and any Material Domestic Subsidiary that shall have become a Guarantor pursuant to Section 6.11. The Parent Borrower in its sole discretion may designate any wholly-owned Restricted Subsidiary that is not required to be a Guarantor (such a Restricted Subsidiary, an “Elective Guarantor”) to Guarantee the Secured Obligations by causing such Restricted Subsidiary to execute this Agreement on the Closing Date or a Guarantor Joinder Agreement, and any such Restricted Subsidiary shall be a Guarantor and Loan Party for all purposes; provided, further, that the Administrative Agent may prohibit a Foreign Subsidiary from becoming an Elective Guarantor if it determines, in its reasonable credit judgment but after consultation with the Administrative Borrower, that such Foreign Subsidiary would not provide customary credit support for the Secured Obligations, which determination may be based upon (A) the amount and enforceability of the Guaranty that would be provided by the proposed Elective Guarantor, (B) the enforceability of any security interest that may be granted with respect to any Collateral located in the relevant jurisdiction and/or (C) such proposed Elective Guarantor is organized in a country that is not a member of the Organization for Economic Cooperation and Development or that is the target of any U.S. sanctions program administered by OFAC.

“Guaranty” means, collectively, the guaranty of the Secured Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law based on their dangerous or deleterious properties.

“Hedge Bank” means (i) any Person that is the Administrative Agent, Arranger or a Lender or an Affiliate of the Administrative Agent, Arranger or a Lender at the time it enters into a Secured Hedge Agreement or a Cash Management Agreement in its capacity as a party thereto or (ii) any other Person that, in each case, is designated a “Hedge Bank” with respect to such Secured Hedge Agreement or a Cash Management Agreement, as applicable, in a writing from the Administrative Borrower to the Administrative Agent. If such Person is not already party hereto as the Administrative Agent or a Lender, such Person shall be required to deliver to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.08, 10.15, 10.16 and 10.21 and Article IX as if it were a Lender in order to qualify as a “Hedge Bank”.

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(a)(v)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Amendment” has the meaning specified in Section 2.14(f).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning specified in Section 2.14(g).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Lenders” has the meaning specified in Section 2.14(c).

“Incremental Loan” has the meaning specified in Section 2.14(b).

“Incremental Loan Request” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning specified in Section 2.14(c).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(b).

“Incremental Term Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Loan” has the meaning specified in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii)  any earn-out obligations, including deferred or other contingent purchase price obligations (including deferred performance incentives, whether or not a service component is required from the transferor or its related party), until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)            all Attributable Indebtedness;

(f)            all obligations of such Person in respect of Disqualified Equity Interests, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP;

(g)            indebtedness (excluding prepaid interest thereon) of the types described in clauses (a) through (f) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(h)            to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Parent Borrower and the Restricted Subsidiaries, exclude all intercompany Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (C) exclude (i) deferred compensation payable to officers, directors or employees of such Person or any of its Subsidiaries, (ii) deferred rent, deferred revenue and deferred taxes, in each case, in the ordinary course of business, (iii) payments and distributions to dissenting stockholders of such Person pursuant to applicable law, (iv) [reserved], (v) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (vi) trade liabilities and accounts and accrued expenses payable in the ordinary course of business, (vii) any purchase price adjustment or earn-out obligation until such obligation is not paid after becoming due and payable and (viii) accruals for payroll, obligations under employment arrangements and other liabilities accrued in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) any Taxes (other than Taxes described in clause (i) above) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (iii) any Taxes attributable to the failure by or inability of such Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iv) any branch profits Taxes imposed by the United States under Section 884(a) of the Code, or any similar Tax, imposed by any other jurisdiction in which such Lender or Agent is located, (v) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 3.07), any U.S. federal withholding Tax that is in effect and would apply to amounts payable with respect to an applicable interest in a Loan or Commitment under a law in effect at the time the Lender acquires such interest in the applicable Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment or applicable acquisition), to receive additional amounts from the Borrowers or Guarantors with respect to such Tax pursuant to Section 3.01 and (vi) any Taxes imposed under FATCA.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Administrative Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrowers and their Affiliates.

“Information” has the meaning specified in Section 10.08.

“Initial Revolving Credit Commitment” means, as to each Revolving Credit Lender, its Revolving Credit Commitment as of the Amendment No. 2 Effective Date, as may be increased and decreased from time to time in accordance with this Agreement. The aggregate amount of Initial Revolving Credit Commitments is $400,000,000.

“Inside Maturity Basket” means an aggregate principal amount not to exceed the greater of $63,000,000 and 25.0% of Trailing Four Quarter Consolidated EBITDA for all Indebtedness incurred in reliance on the Inside Maturity Basket.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G or such other form as agreed by the Administrative Agent.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and, to the extent permitted under this Agreement, any other lien subordination and intercreditor arrangement reasonably satisfactory to the Administrative Borrower and the Administrative Agent, collectively, in each case to the extent then in effect.

“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one, three or six months thereafter, as selected by the Administrative Borrower in its Committed Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to any future, present or former employees, directors, officers, independent contractors, members of management, manufacturers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business, book of business or division of such Person (excluding, in the case of the Parent Borrower and the Restricted Subsidiaries, intercompany advances or indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll over or extensions of terms)). For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investments” and the covenants described under Sections 6.14 and 7.06:

(1)            “Investments” shall include the portion (proportionate to the Parent Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)            the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)            the portion (proportionate to the Parent Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment; provided, that in lieu of treating any Returns as a deduction to the amount of any applicable Investment, the Parent Borrower may instead elect that such Returns be used to increase Section 7.06(a)(iii)(D)(1) to the extent such Returns would otherwise be permitted to increase Section 7.06(a)(iii)(D)(1) pursuant to the terms thereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating by any other nationally recognized statistical rating agency selected by the Administrative Borrower).

“Investment Grade Securities” means:

(a)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)            debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrowers and the Subsidiaries and their respective equity holders;

(c)            investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)            corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“IP Rights” has the meaning specified in Section 5.15.

“Issuing Bank” means as the context may require, (i) Bank of America, N.A. or (ii) any Revolving Credit Lender reasonably acceptable to the Administrative Agent and the Administrative Borrower, which has agreed to act as Issuing Bank hereunder. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch and for all purposes of the Loan Documents. References herein and in the other Loan Documents to Issuing Banks shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires.

“Junior Financing” means any Indebtedness (other than the ABL Obligations) that constitutes (i) any Subordinated Indebtedness having an aggregate amount outstanding in excess of the Threshold Amount and (ii) any junior lien Indebtedness with respect to the Term Loan Priority Collateral, having an aggregate amount outstanding in excess of the Threshold Amount.

“Junior Financing Documentation” means any documentation governing any Junior Financing (other than the Second Lien Intercreditor Agreement or any other lien subordination and intercreditor arrangement with respect to such Junior Financing to which the Administrative Agent is a party).

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments, any Refinancing Term Loans or any Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made (or, in accordance with Section 2.03(e), the following day) or refinanced as a Revolving Credit Borrowing.

“LC Credit Extension” means with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof (other than pursuant to the terms of an Auto Renewal Letter of Credit), or the increase of the amount thereof.

“LC Disbursement” means a payment made by any Issuing Bank pursuant to a Letter of Credit.

“LC Documents” means with respect to any Letter of Credit, the LC Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Parent Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.

“LC Exposure” means at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements in respect of Letters of Credit that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if as of any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Obligations” means as of any date of determination, the LC Exposure.

“LC Sublimit” means an amount equal to $30,000,000, as such amount may be increased from time to time in accordance with Section 2.14 or Section 10.1. The LC Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“LCT Election” has the meaning specified in Section 1.08(g).

“LCT Test Date” has the meaning specified in Section 1.08(g).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Administrative Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder (including the Existing Letters of Credit). A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Transaction” means any (1) acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) repurchase, repayment or prepayment of Indebtedness that requires the delivery of an irrevocable notice (provided that such notice may be conditioned on the occurrence of another transaction), (3) Restricted Payment (x) that requires the delivery of an irrevocable notice (provided that such notice may be conditioned on the occurrence of another transaction) (including with respect to any Indebtedness contemplated or incurred in connection therewith, or (y) to the extent such Restricted Payment is consummated in connection with a transaction separately subject to clause (1) or (2) above) or (4) permitted asset sale or other Disposition.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing

“Loan” means an extension of credit by a Lender to the Borrowers in the form of a Term Loan, Revolving Credit Loan or Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, Incremental Amendment, Extension Amendment, Permitted Repricing Amendment or amendment effecting Replacement Term Loans, (v) each LC Application (vi) each Intercreditor Agreement, (vii) any other document or instrument designated by the Administrative Borrower and the Administrative Agent as a “Loan Document” and (viii) any amendment or joinder to this Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Management Stockholders” means any present or former members of management of the Parent Borrower or any Restricted Subsidiary who are investors in the Parent Borrower or any direct or indirect parent thereof, including, for the avoidance of doubt any future members of management of the Parent Borrower or any Restricted Subsidiary who are investors in the Parent Borrower or any direct or indirect parent thereof, including, for the avoidance of doubt any future member of management who is elected, appointed or hired when the Permitted Holders (excluding such future Person) have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Parent Borrower.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Parent Borrower on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.06(b)(viii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material and adverse effect on the business, financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights or remedies, taken as a whole, of the Administrative Agent or any Lender under the Loan Documents or (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their material payment obligations under the Loan Documents.

“Material Domestic Subsidiary” means, at any date of determination, each of the Domestic Subsidiaries of the Parent Borrower (a) whose total assets (when consolidated with the total assets of each of its Restricted Subsidiaries) at the last day of the most recent Test Period were equal to or greater than 3.75% of Total Assets at such date or (b) whose gross revenues (when consolidated with the gross revenues of each of its Restricted Subsidiaries) for such Test Period were equal to or greater than 3.75% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, for the purposes of Section 6.11, Domestic Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) that are not Guarantors or previously designated as a Material Domestic Subsidiary pursuant to clause (i) below comprise in the aggregate more than 7.50% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 7.50% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such Test Period, then the Parent Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Foreign Subsidiaries of the Parent Borrower (a) whose total assets (when consolidated with the total assets of each of its Restricted Subsidiaries) at the last day of the most recent Test Period were equal to or greater than 3.75% of Total Assets at such date or (b) whose gross revenues (when consolidated with the gross revenues of each of its Restricted Subsidiaries) for such Test Period were equal to or greater than 3.75% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided for the purposes of the provisions of the definition of “Collateral and Guarantee Requirement” that if, at any time and from time to time after the Closing Date, Foreign Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) and not otherwise previously designated as a Material Foreign Subsidiary pursuant to clause (i) below comprise in the aggregate more than 7.50% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 7.50% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such Test Period, then the Parent Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material IP” means intellectual property owned by the Loan Parties that, if disposed, would reasonably be expected to result in a Material Adverse Effect.

“Material Non-Public Information” means information which is (a) not publicly available (or could not be derived from publicly available information) and (b) material (as reasonably determined by the Administrative Borrower) with respect to the Parent Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary. For the avoidance of doubt, no formal designation of a Material Subsidiary (other than for purposes of Section 6.11 and complying with the provisions of the definition of “Collateral and Guarantee Requirement” in each case, as set forth in the definitions of Material Domestic Subsidiary and Material Foreign Subsidiary) shall be required.

“Maturity Date” means (i) with respect to the Term B Loans, the seventh anniversary of the Closing Date, (ii) with respect to the Initial Revolving Credit Commitments, the Revolving Maturity Date, (iii) with respect to any Class of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (v) with respect to any Incremental Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“MFN Adjustment” has the meaning set forth in Section 2.14(e).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)            the Asset Sale Prepayment Percentage of the cash proceeds actually received by the Parent Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) out-of-pocket fees and expenses actually incurred in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith), (ii) the principal amount of any Indebtedness (other than Indebtedness owed to a Borrower Party) that is secured by a Lien (other than a Lien on Term Loan Priority Collateral that ranks pari passu with or is junior to the Liens on the Term Loan Priority Collateral securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (including ABL Priority Collateral required to repay ABL Obligations but other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest, breakage costs and other similar amounts, (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly-owned Restricted Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable, directly or indirectly, as a result thereof (including Taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds), (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Parent Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that, at the option of the Borrowers, the Parent Borrower may use all or any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade, replace or repair assets used or useful in the business of the Parent Borrower or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all or a portion of the Equity Interests in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 18 months of such receipt, and such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18 month period but within such 18-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within such 18-month period or, if later, 180 days from the entry into such contractual commitment, then such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso (such period, the “Reinvestment Period”)); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such Net Proceeds resulting therefrom shall exceed $20,000,000 or (y) in any fiscal year, the aggregate Net Proceeds resulting therefrom shall exceed $40,000,000 in such fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)); and

(b)            100% of the cash proceeds from the incurrence, issuance or sale by the Parent Borrower or any of the Restricted Subsidiaries of any Indebtedness, or any sale or issuance of Qualified Equity Interests by the Parent Borrower or any direct or indirect parent of the Parent Borrower, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale; provided that with respect to any sale or issuance of Qualified Equity Interests (other than in the form of Disqualified Equity Interests) by any direct or indirect parent of a Borrower, only the amount of cash from such sale or issuance of Qualified Equity Interests contributed to the capital of a Borrower shall constitute the Net Proceeds of such sale or issuance.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Parent Borrower or any of its Restricted Subsidiaries shall be disregarded.

“New Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“New Refinancing Term Commitments” has the meaning specified in Section 2.15(a).

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding; provided that (i) the Obligations shall exclude all Excluded Swap Obligations and (ii) in no event shall “Obligations” include any obligations of any Loan Party arising under any Secured Hedge Agreement or any Cash Management Agreements. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document (including any reimbursement obligations in respect of any of the foregoing that the Administrative Agent has paid or advanced on behalf of such Loan Party pursuant to the terms of the Loan Documents).

“OFAC” has the meaning specified in Section 5.18(c).

“Offered Amount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means August 6, 2019.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(vi).

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal Dollar amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unreimbursed LC Disbursements under Letters of Credit or LC Credit Extensions as a Revolving Credit Borrowing)) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any LC Obligations on any date, the outstanding Dollar amount thereof on such date after giving effect to any related LC Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unreimbursed LC Disbursements under related Letters of Credit (including any refinancing of outstanding unreimbursed LC Disbursements under related Letters of Credit or related LC Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Over the Wall Person” means any directors, officers or senior employees of any Agent or Agent-Related Person or any of their Affiliates who are required, in accordance with industry regulations, or the applicable Agent or such Affiliate’s internal policies and procedures to act in a supervisory or managerial capacity and the applicable Agent’s and such Affiliates’ internal legal, compliance, risk management, conflicts clearance and other support personnel and credit and investment committee members.

“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(a)(v)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Investment of the type described in clause (3) of the definition of “Permitted Investments” or any acquisition of assets constituting a business unit, book of business, line of business or division of, or all or substantially all of the assets of another Person or any Equity Interests in a Person that becomes a Restricted Subsidiary, in each case, to the extent constituting a Permitted Investment or permitted under Section 7.06.

“Permitted Holder” means any of (i) any Management Stockholder, (ii) any Permitted Transferee of any of the foregoing Persons and (iii) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i) or (ii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Borrower held by such “group”.

“Permitted Investments” means:

(1)            any Investment by the Parent Borrower or any of its Restricted Subsidiaries in the Parent Borrower or any of its Restricted Subsidiaries; provided that any Investment by the Loan Parties in Non-Loan Parties pursuant to this clause (1) shall be (x) made in the ordinary course of business or (y) otherwise, shall not exceed an aggregate amount equal to the greater of (x) $90,000,000 and (y) 35.0% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment and Consolidated EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(2)            any Investment in assets that were cash, Cash Equivalents or Investment Grade Securities when such Investment was made;

(3)            any Investment by the Parent Borrower or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment in assets of a Person that represents substantially all of its assets or a division, business unit, book of business, line of business or product line of such Person) that is engaged (directly or through entities that will be Restricted Subsidiaries) in a business permitted pursuant to Section 7.07, in each case, if as a result of such Investment:

(i)            such Person becomes a Restricted Subsidiary; or

(ii)           such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with (to the extent such Person is a Restricted Subsidiary), merged or consolidated into, or transfers or conveys substantially all of its assets (or such division, line of business, book of business, business unit or product line) to, or is liquidated into, the Parent Borrower or any of its Restricted Subsidiaries;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such amalgamation, merger, consolidation, transfer, conveyance or liquidation; provided that the aggregate amount of Investments by Loan Parties pursuant to this clause (3) in assets (other than Equity Interests) that are not (or do not become at the time of such acquisition) directly owned by a Loan Party or in Equity Interests of Persons that do not become Loan Parties, shall not exceed the greater of $40,000,000 and 15.0% of Trailing Four Quarter Consolidated EBITDA; provided, further, if any acquisition of Equity Interests made pursuant to this clause (3) is in connection with a Permitted Acquisition of a Person (or Persons) pursuant to which greater than 60% of the Consolidated EBITDA attributable to such Person (or Persons) is directly generated by such Person (or Persons) that become Guarantors, then the provisions set forth in this proviso shall not apply; provided, further, that if any Investment made pursuant to this proviso is in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under clause (1) (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (3);

(4)            any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made pursuant to Section 7.05 hereof;

(5)            any Investment (a) made in connection with the Transactions; or (b) existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each case under this clause (b) as listed under Schedule 1.01E, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any such Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may only be increased (i) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or OID or the issuance of pay-in- kind securities) or (ii) as otherwise permitted under this Agreement;

(6)            any Investment acquired by the Parent Borrower or any of its Restricted Subsidiaries:

(i)            in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by any the Parent Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(ii)             in satisfaction of judgments against other Persons; or

(iii)            as a result of a foreclosure by the Parent Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv)            as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)            Investments in Swap Contracts permitted under Section 7.03(f), Cash Management Services permitted under Section 7.03(l) and ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement);

(8)            distributions or payments of Securitization Fees;

(9)            Investments the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(a)(iii) and may not be designated an Excluded Contribution;

(10)          guarantees of Indebtedness which guarantees are permitted under Section 7.03, performance guarantees, guarantees of obligations other than Indebtedness and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Parent Borrower or any of its Restricted Subsidiaries in compliance with Section 7.01;

(11)          any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.08 (except transactions described in clauses (a), (b), (f), (g), (j), (n), (q), (s), (w), (y) and (z) of such Section);

(12)          Investments consisting of purchases or other acquisitions of inventory, supplies, services, material or equipment or the licensing or contribution of intellectual property pursuant to customary joint marketing arrangements with other Persons;

(13)          Investments taken together with all other Investments made pursuant to this clause (13) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash, Cash Equivalents or marketable securities) not to exceed the sum of (I) the greater of (x) $130,000,000 and (y) 50.0% of Trailing Four Quarter Consolidated EBITDA and (II) unused amounts under clause (26) below and Section 7.06(b)(xxiii) (with the amount of each Investment and Trailing Four Quarter Consolidated EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value but subject to adjustment as set forth in the definition of Investment);

(14)          Investments in, or by, a Securitization Subsidiary that, in the good faith determination of the Administrative Borrower are necessary or advisable to effect any Qualified Securitization Financing or any purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15)          loans and advances to, or guarantees of Indebtedness of, any future, present or former officers, directors, employees, independent contractors, consultants, advisors, service providers and members of management (or their Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of $19,000,000 and 7.50% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(16)          loans and advances to or notes received from (i) employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent Borrower or any of its Restricted Subsidiaries for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) future, present and former employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent Borrower or any of its Restricted Subsidiaries and, in each of the cases in clause (ii), their Controlled Investment Affiliates and Immediate Family Members, to fund such Person’s purchase of Equity Interests of the Parent Borrower; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interest shall be contributed to such Borrower in cash as common equity;

(17)          advances, loans or extensions of trade credit in the ordinary course of business by the Parent Borrower or any of its Restricted Subsidiaries;

(18)          any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19)          Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20)          Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts;

(21)          Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practices;

(23)          any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its respective business, as applicable;

(24)          Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 7.05;

(25)          loans and advances to any direct or indirect shareholder of the Parent Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such shareholder in accordance with Section 7.06, such Investment being treated for purposes of the applicable clause of Section 7.06 at the time such loan or advance is made, including any limitations, as if a Restricted Payment made pursuant to such clause;

(26)          any investment in a joint venture or other business permitted pursuant to Section 7.07 taken together with all other Investments made pursuant to this clause (26) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash, Cash Equivalents or marketable securities) that are at that time outstanding, not to exceed the greater of (x) $90,000,000 and (y) 35.0% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment); provided that if any Investment made pursuant to this proviso is in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under clause (1) (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (26);

(27)          Investments in deposit accounts, securities accounts and commodities accounts maintained by any Borrower or any Restricted Subsidiary, so long as such accounts are used only to maintain cash and Cash Equivalents;

(28)          Investments constituting promissory notes issued by any employee or independent contractors of the Parent Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted under this Agreement of a Person that becomes a Restricted Subsidiary as a result thereof (the “Target”) by the Parent Borrower or any of its Restricted Subsidiaries in which such employee or independent contractor purchases Equity Interests of the Target, which purchase is financed with funds loaned or advanced by the Parent Borrower or any of its Restricted Subsidiaries to such employee in connection with such Permitted Acquisition; provided that no Event of Default under Sections 8.01(a) or 8.01(f) (with respect to the Parent Borrower) has occurred and is continuing or would result therefrom;

(29)          loans and advances to employees or independent contractors of the Parent Borrower or any of its Restricted Subsidiaries so long as such loan or advance (x) constitutes an advance of one-time payment for the purpose of recruitment or retention or (y) is made for the purposes of funding of capital expenditures in the ordinary course of business;

(30)          Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(31)          Loans repurchased by the Parent Borrower or a Restricted Subsidiary pursuant to and in accordance with the terms of this Agreement so long as such Loans are immediately cancelled;

(32)          Investments so long as the Total Net Leverage Ratio (determined on a Pro Forma Basis) is no greater than 5.00 to 1.00;

(33)          Investments made in connection with a Permitted Reorganization; and

(34)          Investments in any Person to which any Borrower or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed $2,500,000.

“Permitted Junior Secured Refinancing Debt” has the meaning specified in Section 2.15(h)(i).

“Permitted Pari Passu Secured Refinancing Debt” has the meaning specified in Section 2.15(h)(i).

“Permitted Ratio Debt” means Indebtedness (including Acquired Indebtedness) incurred or assumed, or shares of Disqualified Equity Interests issued, by the Parent Borrower or any of its Restricted Subsidiaries or shares of Preferred Stock issued by any Restricted Subsidiary if and to the extent that (i) in the case of Indebtedness secured by any Applicable Lien, the First Lien Net Leverage Ratio would have been no greater than 4.50 to 1.00, (ii) in the case of Indebtedness secured by Liens on the Collateral (other than Applicable Liens), the Senior Secured Net Leverage Ratio would have been no greater than 5.75 to 1.00, or (iii) in the case of Indebtedness that is unsecured, the Fixed Charge Coverage Ratio would have been no less than 2.00 to 1.00, in each case, determined on a Pro Forma Basis with respect to the most recently ended Test Period preceding the date on which such Indebtedness is incurred or assumed or such Disqualified Equity Interests or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 7.03); provided that Non-Loan Parties may not incur, assume, issue or guarantee Indebtedness or issue Disqualified Equity Interests or Preferred Stock the primary obligations under which is outstanding in reliance on this definition or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(s)) if, after giving Pro Forma Effect to such incurrence, issuance, guarantee or assumption, the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on Section 7.03(s) or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(s)) together with the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on (I) Section 7.03(g) or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(g)) and (II) Section 7.03(aa) or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(aa)), would exceed the greater of (x) $65,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined at such time of incurrence, issuance, guarantee or assumption, plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(s) or 7.03(w), the amount of any Refinancing Indebtedness incurred pursuant to Section 7.03(s) or 7.03(w) to finance (x) tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and any defeasance costs and (y) any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock; provided, that any Indebtedness incurred by any Loan Party pursuant to this definition (other than (I) any Permitted Ratio Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Permitted Ratio Debt in an aggregate amount not to exceed the then available Inside Maturity Basket), as of the relevant closing date, shall not have a final scheduled maturity date earlier than the Maturity Date of Term B Loans and shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to any extension thereto).

“Permitted Reorganization” means any re-organization or other similar activities among the Parent Borrower and its Restricted Subsidiaries related to Tax planning and re-organization, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Sections 6.11 and 6.13, (b) taken as a whole, the value of the Collateral securing the Obligations and the Guarantees by the Guarantors of the Obligations are not materially reduced, (c) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties under the Collateral Documents are not materially impaired and (d) no Unrestricted Subsidiaries are formed except as otherwise permitted under this Agreement (other than pursuant to this term).

“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.

“Permitted Transferees” means, in the case of any Management Stockholder, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse (or former spouse), parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Stockholder and his or her spouse (or former spouse), parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Permitted Unsecured Refinancing Debt” has the meaning specified in Section 2.15(h)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party (for any current or former employee or other service provider to any Loan Party) or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means IntraLinks, IntraAgency, SYNDTRAK or another similar electronic system.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up to shares of Equity Interests of any other class of such Person.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels and component definitions (to the extent relating to such financial maintenance covenant) in this Agreement that are less restrictive on the Parent Borrower and their Restricted Subsidiaries than those in the applicable Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Term Loans or any documents relating to Refinancing Term Loans or Refinancing Revolving Credit Commitments, Incremental Equivalent Debt or Refinancing Indebtedness.

“Pro Forma Balance Sheet” means a pro forma consolidated balance sheet of the Company as of March 31, 2019, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Forma Compliance” means, with respect to the Financial Covenants, compliance on a Pro Forma Basis with the Financial Covenants in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Commitments of any Class, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Proceeding” has the meaning specified in Section 10.05.

“Proceeds” has the meaning specified in the Security Agreement.

“Projections” has the meaning specified in Section 6.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning specified in Section 10.22(b).

“QFC Credit Support” has the meaning specified in Section 10.22.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Primary Equity Offering” means the issuance by the Parent Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and the Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value. The grant of a security interest in any Securitization Assets of the Parent Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying Lender” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated statement of operations of the Parent Borrower for the fiscal quarters ending March 31, 2021 and June 30, 2021 and the related unaudited consolidated balance sheet as of the end of such fiscal quarters.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning specified in Section 2.15(a).

“Refinanced Loans” has the meaning specified in Section 2.15(h)(i).

“Refinancing Amendment” has the meaning specified in Section 2.15(f).

“Refinancing Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Equivalent Debt” has the meaning specified in Section 2.15(h)(i).

“Refinancing Facility Closing Date” has the meaning specified in Section 2.15(d).

“Refinancing Lenders” has the meaning specified in Section 2.15(c).

“Refinancing Loan” has the meaning specified in Section 2.15(b).

“Refinancing Loan Request” has the meaning specified in Section 2.15(a).

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries, (y) Disqualified Equity Interests issued by the Parent Borrower or any of its Restricted Subsidiaries or (z) Preferred Stock issued by any Restricted Subsidiary, which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Equity Interests or Preferred Stock, so long as:

(a)            the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Equity Interests does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Equity Interests, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness or Disqualified Equity Interests or Preferred Stock, the “Applicable Refinanced Debt”), plus an amount equal to any existing commitments unutilized under such Applicable Refinanced Debt to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Applicable Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Equity Interests or the extension, replacement, refunding, refinancing, renewal or defeasance of such Applicable Refinanced Debt;

(b)            unless incurred pursuant to the then available Inside Maturity Basket, such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Equity Interests or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(c)            unless incurred pursuant to the then available Inside Maturity Basket, such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Equity Interests being so extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the Latest Maturity Date);

(d)            to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and, in each case, not created in contemplation thereof) such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Equity Interests or Preferred Stock, such Refinancing Indebtedness must be Disqualified Equity Interests or Preferred Stock, respectively;

(e)            if the Applicable Refinanced Debt was unsecured, any Refinancing Indebtedness in respect thereof shall be unsecured; and

(f)            other than any Person that is required to be an obligor or guarantor on the Applicable Refinanced Debt permitted under Section 7.03, no Person shall be an obligor or guarantor on any Refinancing Indebtedness in respect thereof unless such Person is a Borrower or a Guarantor of the Obligations;

provided, further, that clauses (b) and (c) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness other than Indebtedness incurred under Sections 7.03(m)(ii), (p), (s) or (t), (w) (to the extent originally Refinancing Indebtedness in respect of the foregoing) or (z), any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and, in each case, not created in contemplation thereof), Disqualified Equity Interests and Preferred Stock.

“Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Revolving Credit Lender” has the meaning specified in Section 2.15(c).

“Refinancing Revolving Loan” has the meaning specified in Section 2.15(b).

“Refinancing Term Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Term Lender” has the meaning specified in Section 2.15(c).

“Refinancing Term Loan” has the meaning specified in Section 2.15(b).

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reimbursement Obligations” means the obligation of the applicable Borrower to reimburse each Issuing Bank pursuant to Section 2.03(e) for amounts drawn under Letters of Credit issued by such Issuing Bank.

“Reinvestment Period” has the meaning specified in the definition of “Net Proceeds.”

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Related Indemnified Person” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Person, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, such Controlling Person or such Controlled Affiliate; provided that each reference to a Controlled Affiliate, director, officer or employee in this definition pertains to a Controlled Affiliate, director, officer or employee involved in the negotiation, syndication, administration or enforcement of this Agreement and the Facilities.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, shareholders, agents, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Released Guarantor” has the meaning specified in Section 11.09.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Term Loans” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Representatives” has the meaning specified in Section 10.08.

“Repricing Transaction” means (i) any prepayment, repayment, refinancing, substitution, replacement or conversion of all or a portion of the Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of broadly syndicated senior secured first lien term loans, the primary purpose of which is to reduce the All-In Yield applicable to the Term B Loans so prepaid, prepaid, refinanced, substituted replaced or converted (as determined by the Administrative Borrower in good faith), (ii) any amendment to this Agreement the primary purpose of which is to reduce the All-In Yield applicable to the Term B Loans (as determined by the Administrative Borrower in good faith) or (iii) any Lender is replaced pursuant to Section 3.07 as a result of its failure to consent to an amendment, amendment and restatement or other modification of the Term B Loans the primary purpose of which is to reduce the All-In Yield then in effect for the Term B Loans, in each case of clauses (i) through (iii) excluding any such reduction in All-In Yield in connection with any Transformative Acquisition or “change of control” transaction.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an LC Credit Extension, a LC Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities (with the aggregate Dollar amount as of such date of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans, as applicable, under such Facility or Facilities being deemed “held” by such Lender for purposes of this definition) and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar amount as of such date of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders under the Initial Revolving Credit Commitments (including, for purposes of this definition of “Required Revolving Credit Lenders” (x) any Extended Revolving Credit Commitments in respect thereof and (y) any Refinancing Revolving Credit Commitments in respect thereof) having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all LC Obligations (with the aggregate Dollar amount as of such date of each Lender’s risk participation and funded participation in LC Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) under the Initial Revolving Credit Commitments and (b) aggregate unused Initial Revolving Credit Commitments; provided that unused Revolving Credit Commitments of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all LC Obligations held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Rescindable Amount” has the meaning defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, controller, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Administrative Borrower.

“Restricted Cash” means cash and Cash Equivalents which are listed as “Restricted” on the consolidated statement of financial condition of the Parent Borrower and the Restricted Subsidiaries; provided, that (i) cash and Cash Equivalents restricted under the Loan Documents, the ABL Financing Documents, or any other agreement, document or instrument evidencing Indebtedness that is secured by Liens on the Collateral that rank pari passu with or junior to the Liens on the Collateral securing the Obligations or the ABL Obligations shall not be deemed to be “Restricted Cash” as a result of such restrictions and (ii) cash and Cash Equivalents maintained by any Foreign Subsidiary that is subject to minority shareholder approval before being distributed to the Parent Borrower (a “Shareholder Restriction”) shall not be deemed to be “Restricted Cash” as a result of such Shareholder Restriction.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06(a).

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized by a Borrower or a Restricted Subsidiary in respect of such Investment.

“Revolver Extension Request” has the meaning provided in Section 2.16(b).

“Revolver Extension Series” has the meaning provided in Section 2.16(b).

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class and Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers, (b) purchase participations in LC Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, as such commitment may be adjusted in accordance with this Agreement, including (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Revolving Credit Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension. The amount of each Revolving Credit Lender’s Commitment is set forth in Schedule 1.01A hereto under the caption “Revolving Credit Commitment” or in the Assignment and Assumption, in each case, as may be amended pursuant to any Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Revolving Credit Commitment, as the case may be.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the Dollar amount of the LC Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any loan made pursuant to the Initial Revolving Credit Commitments, any Incremental Revolving Loan, any Refinancing Revolving Loan or any loan under any Extended Revolving Credit Commitments, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrowers.

“Revolving Maturity Date” means the date that is the earlier of (i) the fifth anniversary of the Amendment No. 2 Effective Date and (ii) the date that is 91 days prior to the stated maturity date applicable to any Term B Loans.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain second amendment and amendment and restatement agreement to the Original Credit Agreement dated as of October 27, 2021 among the Parent Borrower, the Guarantors party thereto, the Administrative Agent and each Lender party thereto.

“Second Lien Intercreditor Agreement” means either (a) an intercreditor agreement, substantially in the form of Exhibit K hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Lien on the Collateral securing the Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent and the Administrative Borrower may agree.

“Second Lien Obligations” means the “Second Lien Obligations” as defined in the ABL Intercreditor Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Borrower or any Restricted Subsidiary and any Hedge Bank to the extent designated by the Administrative Borrower and such Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent; provided, that no such Swap Contract shall be designated as, or shall constitute, a Secured Hedge Agreement if such Swap Contract constitutes a “Secured Hedge Agreement” (as defined in the ABL Credit Agreement). The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Hedge Obligations” means all obligations owing to any Hedge Bank by any Borrower or any Restricted Subsidiary under any Secured Hedge Agreement.

“Secured Obligations” means, collectively, the Obligations, the Secured Hedge Obligations and the Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Arranger, the Lenders, the Issuing Banks, the Swing Line Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent Borrower or any of its Subsidiaries pursuant to which the Parent Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Parent Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Parent Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase such assets arising as a result of a beach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Parent Borrower or any Subsidiary of the Parent Borrower makes an investment and to which the Parent Borrower or any Subsidiary of the Parent Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Parent Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Administrative Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of any the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which none of the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Administrative Borrower reasonably believes to be no less favorable to the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower and (c) to which none of the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Administrative Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Administrative Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means a security agreement substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of secured or subordinated Indebtedness permitted to be incurred under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).

“SOFR Adjustment” means (a) with respect to Term Loans (i) 0.11448% (11.448 basis points) for an Interest Period of one month’s duration, (ii) 0.26161% (26.161 basis points) for an Interest Period of three months’ duration and (iii) 0.42826% (42.826 basis points) for an Interest Period of six months’ duration and (b) with respect to Revolving Credit Loans, zero.

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Administrative Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit E-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit E-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to the Parent Borrower and its Subsidiaries on the Closing Date, after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection therewith, that on such date (a) the sum of the debt (including contingent liabilities) of the Parent Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Parent Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Parent Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent Borrower and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (c) the Parent Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(h).

“Specified Discount” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit E-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit E-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(v)(B)(3).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Post-Closing Undertaking” has the meaning specified in Section 6.18.

“Specified Representations” means those representations and warranties made by the Loan Parties in Sections 5.01(a) (only with respect to organizational existence of the Loan Parties), 5.01(b), 5.02(a), 5.02(b)(i) (limited to any contravention arising out of the execution, delivery and performance of the Loan Documents), 5.04, 5.12, 5.16, 5.18(a)(ii), 5.18(b), 5.18(c)(ii) and 5.19 (subject to the proviso at the end of Section 4.01(a)).

“Specified Transaction” means (a) the Transactions, (b) any designation of operations or assets of the Parent Borrower or any of its Restricted Subsidiaries as discontinued operations (as defined under GAAP), (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (e) any Permitted Acquisition, (f) any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent Borrower or any Disposition of a business unit, line of business, book of business or division of the Parent Borrower or any of its Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or (g) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), a Restricted Payment, Incremental Revolving Credit Commitment, Incremental Revolving Loan or Incremental Term Loan, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by a Borrower or any Subsidiary of a Borrower that are customary in a Securitization Financing.

“Submitted Amount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Subordinated Indebtedness” means, with respect to the Obligations,

(a)            any Indebtedness of any Borrower which is by its terms junior in right of payment to the Obligations, and

(b)            any Indebtedness of any Guarantor which is by its terms junior in right of payment to the Guarantee of such entity of the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Successor Parent Borrower” has the meaning specified in Section 7.04(d).

“Supported QFC” has the meaning specified in Section 10.22.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a request for Swing Line Loans.

“Swing Line Lender” means Bank of America, N.A., in its capacity as a lender of Swing Line Loans hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of Swing Line Borrowing, pursuant to Section 2.04(a), which, if in writing, shall be substantially in the form of Exhibit B hereto or such other form as may be approved by the Administrative Agent and agreed by the Administrative Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Administrative Borrower.

“Swing Line Note” means a promissory note of the Borrowers payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Swing Line Lender resulting from the Swing Line Loans made by such Swing Line Lender to the Borrowers.

“Swing Line Obligations” means as of any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the remaining amount of undrawn Revolving Credit Commitments at such time. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” means BofA Securities, Inc., in its capacity as syndication agent under this Agreement.

“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.

“Term B Commitment” means, as to each Term Lender, its obligation to make a Term B Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A hereto under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and 2.06). The initial aggregate amount of the Term B Commitments is $600,000,000.

“Term B Loans” means the term loans made by the Lenders on the Closing Date to the Borrowers pursuant to Section 2.01(a).

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and Class and, in the case of Term SOFR Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The amount of each Term Lender’s Commitment is set forth on Schedule 1.01A hereto under the caption “Term B Commitment” or in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Term Commitment, as the case may be.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Term B Loan, Incremental Term Loan, Refinancing Term Loan, Extended Term Loan or Replacement Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(a).

“Term Loan Extension Series” has the meaning provided in Section 2.16(a).

“Term Loan Increase” has the meaning specified in Section 2.14(a).

“Term Loan Priority Collateral” means the “Term Loan Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means:

(a)            for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto, in each case, plus the SOFR Adjustment for such term;

provided that if the Term SOFR determined in accordance with either of the foregoing provisions (a) or (b) of this definition would otherwise be (x) with respect to Term B Loans, less than 0.50%, the Term SOFR shall be deemed 0.50% for purposes of this Agreement, and (y) with respect to Revolving Credit Loans, less than 0.00%, the Term SOFR shall be deemed 0.00% for purposes of this Agreement.

“Term SOFR Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.

“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Parent Borrower most recently ended as of such date of determination for which financial statements are available, which in the case of Applicable ECF Percentage shall also be the fiscal year ended.

“Threshold Amount” means $50,000,000.

“Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, Restricted Payment or Permitted Acquisition or other acquisition, on a Pro Forma Basis including any property or assets being acquired or disposed of in connection therewith) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Balance Sheet.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Total Revolving Credit Commitments” means as of any date of determination, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Credit Exposure” means as of any date of determination, the aggregate amount of the Revolving Credit Exposure of all Lenders outstanding as of such date.

“Trailing Four Quarter Consolidated EBITDA” means Consolidated EBITDA for the most recently ended Test Period (determined on a Pro Forma Basis in accordance with Section 1.08).

“Transaction Expenses” means any fees, premiums, expenses or other costs incurred or paid by the Parent Borrower or any of its Subsidiaries in connection with the Transactions (including fees and expenses in connection with hedging transactions and this Agreement, the other Loan Documents, the ABL Financing Documents, the Unsecured Financing Documents and the transactions contemplated hereby and thereby).

“Transactions” means, collectively, (a) the funding of the Term B Loans and the issuance of the Unsecured Notes on the Closing Date and the execution and delivery of Loan Documents, any amendment to the ABL Financing Documents and the execution and delivery of the Unsecured Financing Documents to be entered into on the Closing Date, (b) the payment of Transaction Expenses and (e) the Closing Date Refinancing.

“Transformative Acquisition” means any acquisition by the Parent Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Parent Borrower and the other Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Administrative Borrower acting in good faith based on projections of the combined business (and such projections shall have been delivered to the Administrative Agent) or (iii) results in a refinancing of the Term B Loans that involves an increase of such facility in connection with such acquisition.

“Treasury Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Term SOFR Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or similar code or statute) as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to perfect a security interest in or otherwise apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(d)(ii)(C) and is in substantially the form of Exhibit I hereto.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower designated by the Board of Directors of the Administrative Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“Unsecured Financing Documents” means the Unsecured Notes, the Unsecured Notes Indenture, the other “Notes Documents” (or such comparable term) as defined in the Unsecured Notes Indenture and each of the other agreements, documents and instruments providing for or evidencing any of the obligations thereunder, and any other document or instrument executed or delivered at any time in connection with the Unsecured Notes, to the extent such are effective at the relevant time, as each may be refinanced from time to time.

“Unsecured Notes” means the Parent Borrower’s 4 3⁄8% Senior Notes issued on the Closing Date under the Unsecured Notes Indenture.

“Unsecured Notes Indenture” means that certain Indenture, dated as of the date hereof, among the Parent Borrower, as issuer, and Ankura Trust Company, LLC, as trustee.

“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.22.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that AHYDO Payments and the effects of any prepayments or amortization made on such Indebtedness shall be disregarded in making such calculation.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

Section 1.02        Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)            References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d)            The term “including” is by way of example and not limitation.

(e)            The word “or” is not exclusive.

(f)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h)            Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i)            For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (at the time of incurrence or upon application of all or a portion of the proceeds thereof as permitted under the Loan Documents), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Administrative Borrower in its sole discretion at such time (or any later time from time to time, in each case, as determined by the Administrative Borrower in its sole discretion at such time) and thereafter may be reclassified by the Administrative Borrower in any manner not prohibited by this Agreement.

(j)            The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(k)            All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(l)            The words “principal amount” shall include the liquidation preference of any Disqualified Equity Interests and Preferred Stock.

(m)            For avoidance of doubt, except where the context shall otherwise require, any reference to any employee, director, officer, member of management, independent contractor, advisor, service provider or consultant shall refer to any future, current or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant.

(n)            All references to “in the ordinary course of business” of any Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of any Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrowers and their Subsidiaries in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrowers or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable.

(o)            All references to “knowledge” of any Loan Party or any Restricted Subsidiary means the actual knowledge of a Responsible Officer.

(p)            All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

(q)            Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity), and to the extent any covenant in any Loan Document is applicable to such limited liability company immediately prior to such division, such covenant shall apply to any Person resulting from such division immediately after such division. For the avoidance of doubt, for purposes of Section 6.11, any Person resulting from such division of a Restricted Subsidiary constitutes a new Restricted Subsidiary that is created or acquired after the Closing Date.

Section 1.03       Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. Notwithstanding any other provision contained herein, (a) any obligation of any Person that would have been treated as an operating lease for purposes of GAAP as of December 14, 2018 (whether or not such obligation was in effect on such date) shall be accounted for as an operating lease for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP (whether on a prospective or retroactive basis) after such date and shall not be treated as Indebtedness, Attributable Indebtedness or a Capitalized Lease and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

Section 1.04        Rounding.

Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05        References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents, the ABL Financing Documents and the Unsecured Financing Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, refinancings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, refinancings, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Any term or section reference herein or in the other Loan Documents which refers to a defined term or section reference in any Organization Document, agreement, Contractual Obligation or Law shall be deemed to be a cross-reference to the same or comparable defined term or section reference, as applicable, in any such amendment, refinancing, restatement, renewal, restructuring, extension, supplement or other modification to such Organization Document, agreement, Contractual Obligation or any such consolidation, amendment, replacement, supplement or interpretation of such Law.

Section 1.06       Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

Section 1.07       Timing of Payment or Performance.

Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08        Pro Forma Calculations.

(a)            Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio, the Consolidated Fixed Charge Coverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.08, (A) when calculating any such ratio or test for purposes of the definition of “Applicable Rate” or the Financial Covenants set forth in Section 7.11 (other than for purposes of determining Pro Forma Compliance), the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Cash Equivalents resulting from the incurrence of such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test for purposes of determining net Indebtedness. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or Pro Forma Compliance, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Parent Borrower are available (as determined in good faith by the Administrative Borrower). For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating any such ratio or test for purposes of the definition of “Applicable Rate” or actual compliance (and not Pro Forma Compliance) with the Financial Covenants, which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period.

(b)            For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.08 (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit)) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)            Whenever pro forma effect is to be given to the Transactions, a Specified Transaction or the implementation of an operational initiative or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Administrative Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies projected by the Administrative Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (in the good faith determination of the Administrative Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to the Transactions, such Specified Transaction or such implementation of an operational initiative or operational change; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Administrative Borrower, (B) except as set forth in the definition of Consolidated EBITDA, such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twenty-four (24) months after the date of the Transactions, such Specified Transaction or implementation of such operational initiative or operational change, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, (D) it is understood and agreed that, subject to compliance with the other provisions of this Section 1.08(c), amounts to be included in pro forma calculations pursuant to this Section 1.08(c) may be included in Test Periods in which the Specified Transaction to which such amounts relate to is no longer being given pro forma effect pursuant to Section 1.08(b) and (E) any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies pursuant to this Section 1.08(c) (other than related to the Transactions) shall be subject to the limitation set forth in clause (a)(vii) of the definition of Consolidated EBITDA.

(d)            In the event that (w) the Parent Borrower or any of its Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, amortization, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), (x) the Parent Borrower or any of its Restricted Subsidiaries issues, repurchases or redeems Disqualified Equity Interests, (y) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (z) any Borrower or any of its Restricted Subsidiaries establishes or eliminates (or designates or undesignates) any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or Preferred Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio or Consolidated Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests or Preferred Stock will be given effect, as if the same had occurred on the first day of the applicable Test Period) and for all purposes, such financial ratio or test shall be calculated giving pro forma effect to the full amount of any undrawn Designated Revolving Commitments as if such full amount of Indebtedness thereunder had been incurred thereunder throughout such period.

(e)            If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio or Consolidated Fixed Charge Coverage Ratio (or similar ratio) is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Administrative Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, Term SOFR, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Borrower or such Restricted Subsidiaries may designate.

(f)            (I) In connection with the calculation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio or the Consolidated Fixed Charge Coverage Ratio for purposes of incurring Indebtedness (including Preferred Stock) or Disqualified Equity Interests under this Agreement, no effect (pro forma or otherwise) shall be given to any Indebtedness (or Preferred Stock) or Disqualified Equity Interests being incurred (or commitments obtained) on the same date (or on a such other subsequent date which otherwise require Pro Forma Effect to be given to such incurrence (or obtaining of commitments)) pursuant to any fixed dollar basket or basket based on Consolidated EBITDA; and (II) in connection with the calculation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio or the Consolidated Fixed Charge Coverage Ratio for purposes of incurring any Lien under this Agreement, no effect (pro forma or otherwise) shall be given to any Liens being incurred on the same date (or on a such other subsequent date which otherwise require Pro Forma Effect to be given to such incurrence) pursuant to any fixed dollar basket or basket based on Consolidated EBITDA.

(g)            Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA), in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the availability under any baskets shall, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”, which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available (as determined in good faith by the Administrative Borrower), the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios, default provisions or other provisions, such ratios, default provisions or other provisions shall be deemed to have been complied with on such date. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios, default provisions or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio (including due to fluctuations of the Target of any Limited Condition Transaction, including its cash and Cash Equivalents or the amount of such Indebtedness)) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, default provisions or other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Administrative Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock, and the use of proceeds thereof) had been consummated on the LCT Test Date; provided that for purposes of any such calculation of the Fixed Charges Coverage Ratio, Fixed Charges will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Administrative Borrower in good faith.

Section 1.09        Currency Generally.

For purposes of determining compliance with Sections 7.01, 7.03, 7.05, 7.06 and 7.13 and the definition of Permitted Investments with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

For purposes of determining the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or any other leverage-based ratio or test under this Agreement, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Section 1.10        Letters of Credit.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Article II.
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01        The Loans.

(a)            The Term Borrowings. (i) Subject to the terms and conditions set forth herein and in the Second Amendment, each Term Lender severally agrees to make to the Parent Borrower on the Closing Date one or more loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Term B Commitment; and (ii) subject to the terms and conditions set forth in any Incremental Amendment or Refinancing Amendment providing for, as applicable, the making, exchange, renewal, replacement or refinancing of Term Loans, each Term Lender party thereto severally agrees to, as applicable, make, exchange, renew or replace Term Loans on the date specified therein in an aggregate amount not to exceed the amount of such Term Lender’s applicable Term Commitment as set forth therein. Amounts borrowed, exchanged, renewed or replaced under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

(b)            The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender with a Revolving Credit Commitment severally agrees to make loans denominated in Dollars from its applicable Lending Office to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate principal amount at any one time outstanding that will not (after giving effect to any concurrent use of the proceeds thereof to repay LC Disbursements) result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the Total Revolving Credit Exposure exceeding the Total Revolving Credit Commitments. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b) without premium or penalty (subject to Section 3.05) during the Availability Period. Revolving Credit Loans may be Base Rate Loans or Term SOFR Loans, as further provided herein.

Section 2.02        Borrowings, Conversions and Continuations of Loans.

(a)            Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Administrative Borrower’s irrevocable notice to the Administrative Agent (provided that the notices in respect of the initial Credit Extensions, or in connection with any Permitted Acquisition or other transaction permitted under this agreement, may be conditioned on the occurrence of the Closing Date or the occurrence of such Permitted Acquisition or other transaction, as applicable, so long as the Borrowers indemnify the Lenders for any amounts that would be payable under Section 3.05), which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice (which shall be accompanied by an electronic mail notice prior to funding) by the Administrative Borrower must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice no later than the date of funding, appropriately completed and signed by a Responsible Officer of the Administrative Borrower.  Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 noon (x) two (2) Business Days prior to the requested date of any Borrowing or continuation of Term SOFR Loans, any conversion of Base Rate Loans to Term SOFR Loans or any Borrowing of, continuation of or conversion into Loans that are denominated in a currency other than Dollars pursuant to Section 2.02(a)(vi) below or (y) on the requested date of any Borrowing of Base Rate Loans. Except as provided in Section 2.14, 2.15 or 2.16 and except with respect to the conversion to Term SOFR Loans of amounts borrowed pursuant to Section 2.03(e) to finance the reimbursement of LC Disbursements and the continuation of any such Term SOFR Loans, each Borrowing of, conversion to or continuation of Term SOFR Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof (or the entire remaining unused balance of Revolving Credit Commitments). Except as provided in Section 2.03(e), 2.04(a), 2.14, 2.15 or 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or the Type of Loans to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) with respect to Term SOFR Loans only, the currency of Loans to be borrowed, converted or continued, (vii) the Parent Borrower or Subsidiary Borrower to which such Loan shall be made and (viii) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). If the Administrative Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall made or continued as the same Type of Loan, which if a Term SOFR Loan shall have a one month Interest Period. Any such automatic continuation of Term SOFR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term SOFR Loans. If the Administrative Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Administrative Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Term SOFR Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the Borrowers to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to a Borrowing under any Class of Revolving Credit Commitments is given by the Administrative Borrower, there are LC Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Borrowing, and second, to the Borrowers as provided above.

(c)             Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrowers that no Loans may be converted to or continued as Term SOFR Loans.

(d)            The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate. The determination of the Term SOFR by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Term Borrowings, all Revolving Credit Borrowings, conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrowers and the Administrative Agent.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or in the case of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(h)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Administrative Borrower, the Administrative Agent and such Lender.

Section 2.03        Letters of Credit.

(a)            Subject to the terms and conditions set forth herein, any Issuing Bank, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 2.03(d), agrees to issue trade and standby Letters of Credit denominated in Dollars for the account of any Borrower, or the account of such Borrower for the benefit of any Restricted Subsidiary, in each case, on any Business Day during the applicable Availability Period in such form as may be approved from time to time by such Issuing Bank; provided, that no Issuing Bank shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Exposure with respect to Letters of Credit would exceed the LC Sublimit, (ii) [reserved], or (iii) such Letter of Credit is to be issued in any currency other than Dollars. Additionally, no Issuing Bank shall be under any obligation to issue or renew any Letter of Credit if the Letter of Credit is to be denominated in a currency other than Dollars. Subject to the terms and conditions set forth herein, the Administrative Borrower may request the issuance of Letters of Credit for the benefit of any Borrower or applicable Restricted Subsidiary, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period (but not later than the date that is three (3) Business Days prior to the Revolving Maturity Date, unless Cash Collateralized or backstopped on terms reasonably acceptable to the Issuing Bank and the Administrative Agent)); provided, further, that, notwithstanding anything to the contrary herein, no Issuing Bank shall have any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the LC Application or other agreement submitted by the Administrative Borrower to, or entered into by the applicable Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Any purported grant of a security interest in any LC Document shall be null and void.

(b)            To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall hand deliver or fax (or transmit electronically if (i) Bank of America, N.A. is the applicable Issuing Bank or (ii) arrangements for doing so have been approved by any other applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days (or such shorter period as may be agreed by the applicable Issuing Bank and the Administrative Agent) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.03), the amount and currency of such Letter of Credit, the applicable Borrower with respect to such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Administrative Borrower also shall submit a LC Application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Administrative Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (A) the LC Exposure with respect to Letters of Credit shall not exceed the LC Sublimit, (B) the Total Revolving Credit Exposure shall not exceed the sum of the Total Revolving Credit Commitments at such time and (C) [reserved].

(c)             Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) (A) with respect to any standby Letter of Credit, the date that is one (1) year after the date of issuance of such standby Letter of Credit (or, in the case of any renewal or extension thereof, the date that is one (1) year after the date of such renewal or extension) and (B) with respect to any trade Letter of Credit, the date that is one hundred eighty (180) days after the date of issuance of such trade Letter of Credit and (ii) the date that is three (3) Business Days prior to the Revolving Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit). If the Administrative Borrower so requests in any notice requesting the issuance of a Letter of Credit, the applicable Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto Renewal Letter of Credit”); provided, that the Administrative Borrower shall be required to make a specific request to the applicable Issuing Bank for any such renewal. Once an Auto Renewal Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) the date that is one (1) year from the date of such renewal (or such longer period as may be agreed by the applicable Issuing Bank three (3) Business Days prior to the Revolving Maturity Date (unless other provisions or arrangements reasonably satisfactory to the applicable Issuing Bank shall have been made with respect to such Letter of Credit); provided, that the applicable Issuing Bank shall not permit any such renewal if such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 4.02 or otherwise).

(d)            By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Revolving Credit Lenders, the applicable Issuing Bank hereby grants to each Revolving Credit Lender (with respect to each Letter of Credit), and each Revolving Credit Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, (A) each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Credit Lender’s Pro Rata Share of each LC Disbursement with respect to a Letter of Credit made by such Issuing Bank, in Dollars, and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.03, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason in respect thereof. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(d) in respect of Letters of Credit and such Revolving Credit Lender’s obligations under Section 2.03(e) are absolute and unconditional and shall not be affected by any circumstance including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender may have against the applicable Issuing Bank, the applicable Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the applicable Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other Lender or any reduction in or termination of the Revolving Credit Commitments or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(e)            If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the same currency as the LC Disbursement, not later than 2:00 p.m. on the Business Day that the Administrative Borrower receives notice that such LC Disbursement is made (or, if the Administrative Borrower receives such notice after 12:00 noon, not later than 2:00 p.m. on the Business Day immediately following the day that the Administrative Borrower receives such notice); provided, that (if the conditions of Sections 4.02(i) and (ii) are satisfied) the applicable Borrower shall have the absolute and unconditional right to require that such payment be financed with a Borrowing of Base Rate Loans, in each case in an equivalent amount and, to the extent so financed, the applicable Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Borrowing. If the applicable Borrower fails to make such payment when due, or finance such payment in accordance with the proviso to the preceding sentence, the applicable Issuing Bank shall promptly notify the Administrative Agent of the applicable LC Disbursement and the Administrative Agent shall promptly notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the applicable Borrower in respect thereof and such Revolving Credit Lender’s Pro Rata Share thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Pro Rata Share of the payment then due from the applicable Borrower by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Revolving Credit Lenders not later than 3:00 p.m. on the date such notice is received (or, if such Revolving Credit Lender shall have received such notice later than 1:00 p.m., not later than 10:00 a.m. on the immediately following Business Day), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the applicable Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Credit Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of Base Rate Loans or Term SOFR Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement. If any Revolving Credit Lender shall not have made its Pro Rata Share of an LC Disbursement available to the Administrative Agent as provided above, such Revolving Credit Lender and the applicable Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.03(e) to but excluding the date such amount is paid, to the Administrative Agent for the account of the applicable Issuing Bank at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable to Base Rate Loans and (ii) in the case of such Revolving Credit Lender, for the first such day, the Federal Funds Rate, and for each day thereafter, the Base Rate.

(f)             Each Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.03(e) and each Revolving Credit Lender’s obligations under paragraphs (d) and (e) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the exchange rate to any Borrower or any of the Restricted Subsidiaries or in the relevant currency markets generally, or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, each Borrower’s obligations hereunder. None of the Administrative Agent, the Revolving Credit Lenders or the Issuing Banks, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided, that the provisions of this Section 2.03(f) shall not be construed to excuse the applicable Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to indirect, consequential, special and punitive damages, claims in respect of which are hereby waived by such Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), the applicable Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in material compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, in good faith either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. Each Issuing Bank shall promptly notify the Administrative Agent and the Administrative Borrower electronically of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)            If any Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Borrower reimburses such LC Disbursement, at the rate per annum equal to the Base Rate; provided, that, if the applicable Borrower fails to reimburse such LC Disbursement, including by requiring that such payment be financed with a Base Rate Loan pursuant to paragraph (e) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.03 to reimburse such Issuing Bank shall be for the account of such Revolving Credit Lender to the extent of such payment.

(i)             An Issuing Bank may resign upon thirty (30) days’ prior written notice to the Administrative Borrower and the Administrative Agent. An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank (provided, that no consent of the replaced Issuing Bank will be required if it has no Letters of Credit or Reimbursement Obligations with respect thereto outstanding) and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of any such resignation or replacement of such Issuing Bank. At the time any such resignation or replacement shall become effective, the Borrowers shall pay all unpaid fees in respect of the Revolving Credit Facility, in each case, accrued for the account of the replaced Issuing Bank pursuant to Section 2.09(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigned or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to renew existing Letters of Credit or issue additional Letters of Credit.

(j)            If any Event of Default under Section 8.01(f) with respect to the Parent Borrower or any Borrower shall occur and be continuing or if the Loans have been accelerated pursuant to Section 8.02 as a result of any Event of Default, on the Business Day that the Administrative Borrower receives notice from an Administrative Agent or the Required Revolving Credit Lenders (or, if the maturity of the Loans has been accelerated, Revolving Credit Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), in each case, demanding the deposit of Cash Collateral pursuant to this paragraph, the applicable Borrower, shall deliver Cash Collateral to the Administrative Agent, for the benefit of the applicable Revolving Credit Lenders, in an amount in cash equal to 102% of the applicable LC Exposure as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Letter of Credit obligations (including related fees and expenses) of the applicable Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the option and reasonable discretion of the Administrative Agent and at the applicable Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be released by the Administrative Agent to be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and to pay all fees and expenses relating to Letters of Credit that were not otherwise paid when due and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the applicable Borrower for the applicable LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Credit Lenders with LC Exposure representing greater than 50.0% of the total LC Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If any Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default specified above, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within two (2) Business Days after such Event of Default has been cured or waived (unless the Revolving Credit Commitments have been terminated and the Obligations have been accelerated, in each case in accordance with Section 8.02).

(k)            If the Maturity Date of any Class of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Classes of Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect and such Letter of Credit would otherwise be available under such Class of Revolving Credit Commitments, such Letter of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.03(d) and (e)) under (and ratably participated in by the Revolving Credit Lenders pursuant to) the Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the applicable Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(j). For the avoidance of doubt, commencing on the Maturity Date of any Class of Revolving Credit Commitments, the sublimit for Letters of Credit under any Class of Revolving Credit Commitments that has not so then matured shall be as agreed in the relevant Extension Amendment with the applicable Lenders.

(l)            [reserved]

(m)            If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share in respect of the Revolving Credit Facility, but only to the extent (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (B) the Revolving Credit Exposure of each non-Defaulting Lender after giving effect to such reallocation does not exceed the Revolving Credit Commitment of such non-Defaulting Lender;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, each Borrower shall, within three (3) Business Days following notice by the Administrative Agent, Cash Collateralize for the benefit of each applicable Issuing Bank in accordance with Section 2.03(j) only such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8.02 for so long as such LC Exposure is outstanding;

(iii)            if a Borrower Cash Collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, such Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.09(d) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is Cash Collateralized except to the extent of such fees that became due and payable by such Borrower prior to the date such Lender became a Defaulting Lender (it being understood that any Cash Collateral provided pursuant to this Section 2.03 shall be released promptly following the termination of the Defaulting Lender status of the applicable Lender);

(iv)            if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Credit Lenders pursuant to Section 2.09(a) and (d) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

(v)            if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, (A) without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all fees payable under Section 2.09(d) with respect to such Defaulting Lender’s LC Exposure shall be payable to each applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized and (B) the applicable Issuing Bank will have no obligation to issue new Letters of Credit, or to extend or renew existing Letters of Credit to the extent LC Exposure would exceed the non-Defaulting Lenders’ Revolving Credit Commitments, unless such Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure is Cash Collateralized to the Issuing Bank’s reasonable satisfaction.

(n)            Schedule 1.01F contains a schedule of certain letters of credit (the “Existing Letters of Credit”) issued prior to the Amendment No. 2 Effective Date by any Issuing Bank for the account of the Parent Borrower and its Subsidiaries. On the Amendment No. 2 Effective Date (i) such letters of credit, to the extent outstanding, shall be deemed to be Letters of Credit issued pursuant to this Section 2.03 for the account of the Borrowers, (ii) the face amount of such letters of credit shall be included in the calculation of LC Obligations and (iii) all liabilities of the Borrowers with respect to such letters of credit shall constitute Obligations.

Section 2.04      Swing Line Loans.

(a)            Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.04, to make available loans in Dollars to the Borrowers (the “Swing Line Loans”) from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swing Line Loans exceeding the Swing Line Sublimit or (ii) [reserved]; provided, further, that the Swing Line Lender shall not be required to make a Swing Line Loan to refinance an outstanding Swing Line Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swing Line Loans. To request a Swing Line Loan, the Administrative Borrower shall notify the Administrative Agent of such request electronically in the form of a Swing Line Loan Notice, not later than 2:00 p.m. on the day of a proposed Swing Line Loan. Each such Swing Line Loan Notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000 (and in integral multiples of $50,000 in excess thereof) unless the requested Swing Line Loan is used to finance reimbursement of LC Disbursements in accordance with the terms hereof in which case no such minimum amount shall apply. The Administrative Agent will promptly advise the Swing Line Lender of any such Swing Line Loan Notice received from the Administrative Borrower. The Swing Line Lender shall make each Swing Line Loan available to the Borrowers by means of a credit to the account identified in the Swing Line Loan Notice (including, in the case of a Swing Line Loan made to finance the reimbursement of a LC Disbursement, by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.04(c), by remittance to the Administrative Agent to be distributed to the Revolving Credit Lenders) on the requested date of such Swing Line Loan.

(b)            Settlement of Swing Line Loans among Revolving Credit Lenders and Administrative Agent shall take place on a date determined from time to time by Administrative Agent (but at least weekly, unless the settlement amount is less than $5,000,000), on a pro rata basis in accordance with the settlement report delivered by Administrative Agent to the Revolving Credit Lenders. Between settlement dates, Administrative Agent may in its discretion apply payments on Revolving Credit Loans to Swing Line Loans, regardless of any designation by Administrative Borrower or any provision herein to the contrary.

(c)            In addition, the Swing Line Lender may by written notice given to the Administrative Agent not later than 4:00 p.m. on any Business Day require the Revolving Credit Lenders to acquire participations on such Business Day in all or a portion of the Swing Line Loans outstanding. Such notice shall specify the aggregate amount of Swing Line Loans in which Revolving Credit Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Credit Lender, specifying in such notice such Revolving Credit Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Credit Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swing Line Lender, such Revolving Credit Lender’s Pro Rata Share of such Swing Line Loan or Loans. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swing Line Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Credit Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.12 with respect to Loans made by such Revolving Credit Lender (and Section 2.12 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the Swing Line Lender the amounts so received by it from the Revolving Credit Lenders. The Administrative Agent shall notify the Administrative Borrower of any participations in any Swing Line Loan acquired pursuant to this paragraph. Any amounts received by the Swing Line Lender from the Borrowers (or other party on behalf of any Borrower) in respect of a Swing Line Loan after receipt by the Swing Line Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to the Swing Line Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swing Line Lender or the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swing Line Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

Section 2.05      Prepayments.

(a)            Optional. (i)  The Borrowers may, upon notice to the Administrative Agent by the Borrowers, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty (other than as required by Section 3.05 and except as provided in Section 2.05(a)(vi) below); provided that (1) such notice must be received by the Administrative Agent not later than 11:30 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Term SOFR Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Term SOFR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(vi) and Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrowers may in its sole discretion select the Class or Classes of Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement. Notwithstanding anything to the contrary in this Agreement, (x) after any Extension, the Borrower may voluntarily prepay any Borrowing of any Class of non-extended Term Loans or non-extended Revolving Credit Loans (and terminate the related Revolving Credit Commitment) pursuant to which the related Extension Request was made without any obligation to prepay the corresponding Extended Term Loans or may voluntarily prepay any Borrowing of any Extended Term Loans or Extended Revolving Credit Loans (and terminate the related Extended Revolving Credit Commitment) pursuant to which the related Extension Request was made without any obligation to voluntarily prepay the corresponding non-extended Term Loans or non-extended Revolving Credit Loans and (y) after the incurrence or issuance of any Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans, the Borrower may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Term B Loans or Revolving Credit Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) any Class of Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans, or may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Class of Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) the Term B Loans, any other Term Loans or any Revolving Credit Loans; provided that any Incremental Loans effected as a Term Loan Increase or a Revolving Commitment Increase to any existing Class of Term Loans or Revolving Credit Loans and such existing Class of Term Loans or Revolving Credit Loans, as applicable, shall in all events be voluntarily prepaid on a pro rata basis.

(ii)            The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $50,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind (or delay the date of prepayment identified in) any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or the occurrence of another event, which refinancing or other event shall not be consummated or shall otherwise be delayed; provided that the Borrowers shall pay to the applicable Lenders all amounts payable under Section 3.05 in connection with such rescission.

(iv)            Voluntary prepayments (including contributions, assignments, open market purchases or transfers of any Class of Term Loans to the Borrowers under Section 10.07(l), which shall be deemed voluntary prepayments of the principal amount of the applicable Term Loans for purposes of this paragraph) of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrowers and specified in the notice of prepayment (and absent such direction, in direct order of maturity); and, subject to the other limitations expressly set forth in this Agreement, the Borrowers may elect to apply voluntary prepayments of Term Loans to one or more Class or Classes of Term Loans selected by the Borrowers.

(v)            Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.05(a)(i) and 10.07, so long as (x) no Event of Default has occurred and is continuing and (y) no proceeds of Revolving Credit Loans or Swing Line Loans are used for this purpose, any Borrower Party may (i) purchase outstanding Term Loans on a non-pro rata basis through open market purchases or (ii) prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment), on the following basis:

(A)            Any Borrower Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v) and without premium or penalty (other than as required by Section 3.05 and except as provided in Section 2.05(a)(vi) below).

(B)            (1)  Any Borrower Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the applicable Borrower Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the applicable Borrower Party to, and with the consent of, the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(2)            Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)            If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)            (1)  Any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the applicable Borrower Party to, and with the consent of, the Auction Agent) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)            The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)            (1)  Any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)            The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower Party in its sole discretion (the “Acceptable Discount”), if any. If the Borrower Party elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)            Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Borrower Party elects to accept any Acceptable Discount, then the Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date, the Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)            In connection with any Discounted Term Loan Prepayment, the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary, reasonable and documented fees and out-of-pocket expenses from a Borrower Party in connection therewith.

(F)            If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date without premium or penalty (other than as required by Section 3.05 and except as provided in Section 2.05(a)(vi) below). The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 1:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the relevant tranche or Class of Term Loans as the applicable Borrower Party shall so specify in the applicable offer. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share or other applicable share under this Agreement. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), each Lender participating in any prepayment described in this Section 2.05(a)(v) acknowledges and agrees that in connection therewith, (1) the Borrowers or any Borrower Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrowers, Borrower Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of Material Non-Public Information and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(G)            To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(H)            Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)            Each of the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J)            Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(ii)            Notwithstanding the foregoing, in the event that, prior to the date that is the six month anniversary of the Closing Date, any Borrower (x) voluntarily prepays, repays, refinances, substitutes or replaces any Term B Loans pursuant to a Repricing Transaction or makes any prepayment pursuant to Section 2.05(b)(iii) or (iv) that constitutes a Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment fee of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment that is subject to such Repricing Transaction. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b)            Mandatory. (i)  Commencing with the fiscal year ended December 31, 2022, within five (5) Business Days after the applicable Compliance Certificate for such fiscal year has been delivered pursuant to Section 6.02(a) (such date, the “ECF Payment Date”), the Borrowers shall, subject to clause (b)(vii) of this Section 2.05, cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments or repurchases in cash of (x) Term Loans or Incremental Equivalent Debt secured by any Applicable Lien or other Indebtedness constituting First Lien Obligations (other than Indebtedness described in clause (2)), or (y) any refinancing, replacement or extension of any of the foregoing (in each case, including any debt buyback conducted pursuant to a Dutch auction or open market purchase), in each case, during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or pursuant to this clause (B) in the prior year) or after such fiscal year-end and prior to the ECF Payment Date (limited in the case of any voluntary prepayments made pursuant to Section 2.05(a)(v) or Section 10.07(l), and in the case of repurchases of Indebtedness made at a discount to par, to the discounted amount actually paid in cash in respect of the principal amount of Term Loans or other Indebtedness (as opposed to the face amount so prepaid or repurchased)), (2) all voluntary prepayments of ABL Revolving Loans, Revolving Credit Loans and other revolving loans constituting First Lien Obligations during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or this clause (B) in the prior year) or after year-end and prior to the ECF Payment Date, to the extent the ABL Revolving Credit Commitments, the Revolving Credit Commitments or revolving commitments in respect of such other revolving loans, as the case may be, are permanently reduced by the amount of such payments, (3) the amount of Investments (other than Investments in the Borrowers or any of its Restricted Subsidiaries) made in cash during such period, and including, in each case, the payment of any related earnout or similar payment related to any such Investment during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or this clause (B) in the prior year) or after year-end and prior to the ECF Payment Date and (4) the amount of Restricted Payments (other than Restricted Payments made in reliance on Section 7.06(a) and 7.06(b)(xviii)) paid in cash during such period to any Person that is not the Parent Borrower or a Restricted Subsidiary (including, in each case, the payment of any related earnout or similar payment related to any such Restricted Investment) during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or this clause (B) in the prior year) or after year-end and prior to the ECF Payment Date and, in the case of each of the immediately preceding clauses (B)(1) through (B)(4), except to the extent such payments are funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of a Borrower or any of its Restricted Subsidiaries; provided that a prepayment of Term Loans pursuant to this Section 2.05(b)(i) in respect of any fiscal year shall only be required in the amount (if any) by which aggregate amount that would otherwise be due for such fiscal year exceeds $15,000,000; provided, further, that to the extent the sum of the amounts specified in clause (B) exceed the prepayments required to be made pursuant to clause (A), the full amount of any such excess shall carry over and be deducted from required payments in subsequent years until such time as no excess remains.

(ii)            If any Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f) (except as set forth in the proviso thereof), (g), (h), (i), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u), (v), (w), (x), (z), (y) or (aa)) or (2) any Casualty Event occurs, which results in the receipt by any Borrower or any of its Restricted Subsidiaries of Net Proceeds, the Borrowers shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the receipt by any Borrower or such Restricted Subsidiary of such Net Proceeds (or if the Parent Borrower or any Restricted Subsidiary intends to use proceeds of any such non-excluded Disposition within the applicable Reinvestment Period or has contractually committed prior to the last day of such Reinvestment Period to use such proceeds, in each case in accordance with the first proviso in clause (a) of the definition of Net Proceeds, the Borrowers shall cause to be prepaid any such proceeds constituting Net Proceeds in accordance with such proviso on or prior to the date which is ten (10) Business Days after the expiration of such Reinvestment Period), subject to clause (b)(vii) of this Section 2.05, an aggregate principal amount of Term Loans in an amount equal to 100% of all such Net Proceeds received.

(iii)           If any Borrower or any of its Restricted Subsidiaries incurs or issues any Indebtedness, Disqualified Equity Interests or Preferred Stock from and after the Closing Date not permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Borrower or such Restricted Subsidiary of such Net Proceeds.

(iv)           If any Borrower incurs or issues any Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt to refinance any Class (or Classes) of Loans resulting in Net Proceeds (as opposed to such Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt arising out of an exchange of existing Term Loans or Revolving Credit Loans for such Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt), the Borrowers shall cause to be prepaid an aggregate principal amount of such Class (or Classes) of Loans so refinanced in an amount equal to 100% of all Net Proceeds (other than any amounts applied to accrued and unpaid interest, tender premium, prepayment penalty or premium on the applicable Refinanced Debt or to defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness) received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrowers of such Net Proceeds.

(v)            If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and LC Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrowers shall promptly prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the LC Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the LC Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect. In addition, (x) if for any reason the aggregate Outstanding Amount of Swing Line Loans at any time exceeds the Swing Line Sublimit then in effect, the Borrowers shall promptly prepay Swing Line Loans in an aggregate amount equal to such excess (including pursuant to a Revolving Credit Borrowing) and (y) if for any reason the aggregate Outstanding Amount of LC Obligations at any time exceeds the LC Sublimit then in effect, the Borrowers shall promptly Cash Collateralize the LC Obligations in an aggregate amount equal to such excess.

(vi)           Each prepayment of Term Loans pursuant to this Section 2.05(b), (A) shall be applied either (x) ratably to each Class of Term Loans then outstanding, except that the Borrowers may direct that any proceeds of Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt shall be applied to the Class or Classes of Term Loans being refinanced as selected by the Borrowers or (y) as requested by the Borrowers in the notice delivered pursuant to clause (vii) below, to any Class or Classes of Term Loans with an earlier Maturity Date as compared with the remaining Classes of Term Loans then outstanding, (B) shall be applied, with respect to each such Class for which prepayments will be made, in a manner determined at the discretion of the Borrowers in the applicable notice and, if not specified, in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) (for the avoidance of doubt, such application shall be unaffected by whether or not there are any Declined Proceeds resulting from such mandatory prepayment) and (C) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share (or other applicable share provided by this Agreement) of each such Class of Term Loans, subject to clause (vii) of this Section 2.05(b). Notwithstanding clause (A) above, any Incremental Amendment, Refinancing Amendment or Extension Amendment may provide (including on an optional basis as elected by the Borrowers) for a less than ratable application of prepayments to any Class of Term Loans established thereunder. Notwithstanding any other provision herein, if at the time that any such prepayment under Section 2.05(b)(i) or (b)(ii) would be required, any Borrower (or any of its Restricted Subsidiaries) is required to prepay or offer to repurchase Indebtedness that is secured by Liens on a pari passu basis in respect of the Term Loan Priority Collateral with Liens securing the Obligations pursuant to the terms of the documentation governing such Indebtedness with Excess Cash Flow or the Net Proceeds of such Disposition or Casualty Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers may apply such Excess Cash Flow or Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness required to be so prepaid at such time; provided that the portion of such Excess Cash Flow or Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow or Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow or such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.05(b)(i) or 2.05(b)(ii), as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof without giving effect to this sentence.

(vii)          The Administrative Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by it pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment (provided that in the case of clause (ii) or (iv) of this Section 2.05(b), the Administrative Borrower may rescind (or delay the date of prepayment identified in) such notice if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Administrative Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share or other applicable share provided for in this Agreement of the prepayment. Each Term Lender may reject all of its Pro Rata Share or other applicable share provided for in this Agreement of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Administrative Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. To the extent such non-declining Term Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrowers.

(viii)         Foreign Dispositions and Foreign Excess Cash Flow. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited, restricted or delayed by applicable local law (or, in the case of any Foreign Subsidiary that is not wholly-owned by a Borrower, by such Foreign Subsidiary’s Organization Documents or other agreement (so long as such restrictions were not implemented for the purpose of avoiding mandatory prepayment requirements)) from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) so long, but only so long, as the applicable local law or applicable Organization Documents will not permit repatriation to the United States (each Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or otherwise overcome or eliminate any such restrictions on repatriation even if such Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Excess Cash Flow or Net Proceeds, as applicable, will otherwise be subject to repayment under this Section 2.05), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that are or would be payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that such Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Casualty Event or Excess Cash Flow attributable to Foreign Subsidiaries would have adverse tax or regulatory consequences to the Borrowers or any of their direct or indirect shareholders or Subsidiaries (as determined in good faith by such Borrower) an amount equal to such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b). Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to require any Foreign Subsidiary to repatriate cash to the United States.

(c)            Interest Funding Losses, Etc. (i)  Except to the extent otherwise agreed by each Lender so being prepaid, all prepayments of Loans (other than any Revolving Credit Loan that is a Base Rate Loan) shall be accompanied by all accrued and unpaid interest thereon to but not including the date of such prepayment (which, in the case of prepayments pursuant to Section 2.05(a)(v)(F) shall be the accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the applicable Discounted Prepayment Effective Date), together with, in the case of any such prepayment of a Term SOFR Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Term SOFR Loan pursuant to Section 3.05.

(ii)            Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term SOFR Loans is required to be made under this Section 2.05 (but excluding prepayments required under Section 2.05(b)(iv)), prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Term SOFR Loan prior to the last day of the Interest Period therefor, the Borrowers may, in its sole discretion, irrevocably deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrowers for all purposes under this Agreement at the time of such prepayment.

Section 2.06        Termination or Reduction of Commitments.

(a)            Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent at least 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000, or any whole multiple of $500,000 in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Commitments, the LC Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. Except as provided in the immediately preceding sentence, the amount of any such Revolving Credit Commitment reduction shall not be applied to the LC Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrowers. Notwithstanding the foregoing, the Administrative Borrower may rescind or postpone any notice of termination of any Commitments prior to the effectiveness of such termination if such termination would have resulted from a refinancing of all or a portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or otherwise shall be delayed.

(b)            Mandatory. The Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Term B Loans to be made by it on the Closing Date. The Term Commitment of each Incremental Term Lender, Refinancing Term Lender or Lender under a Term Loan Extension Series shall be automatically and permanently reduced to $0 upon the funding of Term Loans to be made by it on the date set forth in the corresponding Incremental Amendment, Refinancing Amendment or Extension Amendment. The Revolving Credit Commitment of each Revolving Credit Lender of a Class shall automatically and permanently terminate on the Maturity Date for such applicable Class of Revolving Credit Commitments; provided that (x) the foregoing shall not release any Revolving Credit Lender from any liability it may have for its failure to fund Revolving Credit Loans, LC Advances or participations in Swing Line Loans that were required to be funded by it on or prior to such Maturity Date and (y) the foregoing will not release any Revolving Credit Lender from any obligation to fund its portion of LC Advances or participations in Swing Line Loans with respect to Letters of Credit issued or Swing Line Loans made prior to such Maturity Date, in each case, other than to the extent such participations have been reallocated pursuant to the terms hereof.

(c)            Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the LC Sublimit or the Swing Line Sublimit of the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Commitments of any Facility shall be paid on the effective date of such termination.

Section 2.07        Repayment of Loans.

(a)            Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, commencing with March 31, 2022, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Term B Loans made on the Closing Date (which payments shall be reduced as a result of the application of prepayments after the Closing Date in accordance with the order of priority set forth in Section 2.05) and (B) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that the amount of any such payment set forth above shall be adjusted to account for the addition of any Extended Term Loan or Incremental Term Loans to contemplate (A) the reduction in the aggregate principal amount of any Term B Loans that were converted in connection with the incurrence of such Extended Term Loans, and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment involving a Term Loan Increase to the Term B Loans, a Refinancing Amendment to the amount of Term B Loans or an Extension Amendment increasing the amount of Term B Loans.

(b)            Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Revolving Credit Commitments the aggregate outstanding principal amount of all Revolving Credit Loans made in respect of such Revolving Credit Commitments.

(c)            Swing Line Loans. The Borrowers shall repay the aggregate principal amount of each Swing Line Loan on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Latest Maturity Date for the Revolving Credit Commitments.

Section 2.08        Interest.

(a)            Subject to the provisions of Section 2.08(b), (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans made under the Initial Revolving Credit Commitments.

(b)            During the continuance of an Event of Default under Section 8.01(a), the Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09        Fees.

(a)            Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Class of Revolving Credit Commitments in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to the Applicable Rate for unused commitment fees (as set forth in the definition of “Applicable Rate”) for such Class times the actual daily amount by which the aggregate Revolving Credit Commitment then in effect for such Class of Revolving Credit Commitments exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Class of Revolving Credit Commitments (for the avoidance of doubt, excluding any Swing Line Loans) and (B) the Outstanding Amount of LC Obligations for such Class of Revolving Credit Commitments; provided that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Class of Revolving Credit Commitments shall accrue at all times from the Amendment No. 2 Effective Date (or date of initial effectiveness, as applicable) until the Maturity Date for such Class of Revolving Credit Commitments (or such earlier date on which such class of Revolving Credit Commitments shall have expired or terminated), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Amendment No. 2 Effective Date (or date of initial effectiveness, as applicable), and on the Maturity Date for such Class of Revolving Credit Commitments. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)            Agent Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

(c)            Closing Fees. The Borrowers agree to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as a fee paid as consideration for undertaking to fund such Lender’s Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 0.25% of the stated principal amount of such Lender’s Term B Loan made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and shall be netted against Term B Loans made by such Lender on the Closing Date.

(d)            Letter of Credit Fees. (i) Subject to the limitations in Section 2.03, each applicable Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Revolving Credit Loans comprised of Term SOFR Loans on the average daily amount of such Lender’s LC Exposure in respect of Letters of Credit (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Amendment No. 2 Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which such Lender ceases to have any LC Exposure with respect to any Letters of Credit. Each Borrower, severally but not jointly, agrees to pay to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issued by such Issuing Bank on account of such Borrower during the period from and including the Amendment No. 2 Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there ceases to be any LC Exposure attributable to the Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees under this paragraph (d) shall be payable in arrears in Dollars on the first day of each January, April, July and October of each year and on the date on which the Revolving Credit Commitments terminate, commencing on Amendment No. 2 Effective Date; provided, that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within thirty (30) days after written demand therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

Section 2.10       Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. In computing interest on any Loan, the day such Loan is made or converted to a Loan of a different Type shall be included for purposes of calculating interest on a Loan of such different Type and the date such Loan is repaid or converted to a Loan of a different Type, as the case may be, shall be excluded. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11        Evidence of Indebtedness.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury Regulation Section 5f.103-1(c) and Section 1.163-5(b) of the proposed United States Treasury Regulations, as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           [Reserved].

(c)            Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Sections 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12        Payments Generally.

(a)            All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)            Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Base Rate Loans, prior to 1:00 p.m. on the date of such payment, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrowers, for the account of any Lender or an Issuing Bank hereunder or, in the case of the Lenders, for the account of any Swing Line Lender, Issuing Bank or Borrowers hereunder), that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)             if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

With Respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)             If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)            The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(e)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all LC Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13        Sharing of Payments.

If, other than as provided elsewhere herein or required by court order, any Lender shall obtain payment of any principal of or interest on account of the Loans made by it, or payment in respect of the participations in LC Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in LC Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers or application of funds pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder, (C) transactions in connection with an open market purchase or a Dutch auction contemplated hereunder, (D) in connection with a transaction pursuant to an Extension Amendment, Refinancing Amendment or Incremental Amendment or amendment in connection with Replacement Term Loans contemplated hereunder, (E) the application of Cash Collateral as provided herein (including the application of funds arising from the existence of a Defaulting Lender) or (F) non-pro rata payments and repayments permitted pursuant to Section 2.16(b). The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender was the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Request) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

Section 2.14        Incremental Credit Extensions.

(a)            Incremental Commitments. The Borrowers may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) the establishment of one or more new revolving credit commitments in Dollars (any such new commitments, collectively, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to the Lenders.

(b)            Incremental Loans. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are provided, subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrowers (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. For the avoidance of doubt, Incremental Term Loans having identical terms to any of the other Term Loans (other than original issue discount and/or upfront fees) may be treated as the same Class as any of such Term Loans for all purposes herein.

(c)            Incremental Loan Request. Each Incremental Loan Request from the Borrowers pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrowers have any obligation to approach any existing Lender to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”).

(d)            Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Incremental Amendment:

(i)            no Event of Default shall exist after giving effect to such Incremental Commitments; provided, that with respect to any Incremental Amendment the purpose of which is to finance any Permitted Acquisition or Investment, including any Limited Condition Transaction, the condition set forth in this clause (i) (other than any Event of Default pursuant to Section 8.01(a) or, with respect to the Parent Borrower, Section 8.01(f), which may only be waived with the consent of the Required Lenders), may be waived or omitted in full or in part by Incremental Lenders holding more than 50% of the applicable aggregate Incremental Commitments;

(ii)            [reserved];

(iii)           each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(iv) permitted to be borrowed at such time) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(iv) permitted to be borrowed at such time);

(iv)           the aggregate principal amount of the Incremental Term Loans, the Incremental Revolving Credit Commitments and Incremental Equivalent Debt incurred pursuant to this Section 2.14 shall not exceed (A) the greater of (I) $252,000,000 and (II) 100% of Trailing Four Quarter Consolidated EBITDA plus (B) an amount equal to the sum of (I) the aggregate principal amount of all voluntary prepayments (including through debt buybacks (whether through open market purchases or otherwise) and Dutch auctions) of (x) Term Loans, Permitted Ratio Debt or Incremental Equivalent Debt that constitutes First Lien Obligations and (y) to the extent incurred in reliance on clause (A) above, Incremental Equivalent Debt that constitutes Second Lien Obligations or that is unsecured and (II) the aggregate principal amount of permanent voluntary commitment reductions under the ABL Credit Agreement in connection with the termination of the ABL Credit Agreement or any other revolving facility the Indebtedness under which constitutes First Lien Obligations, in each case, made or effectuated after the Closing Date (provided that voluntary permanent commitment reductions with respect to the ABL Credit Agreement may only be utilized to incur Incremental Revolving Credit Commitments and not Incremental Term Commitments), in each case except to the extent financed with proceeds of long-term Indebtedness (other than revolving Indebtedness) plus (C) an unlimited additional amount of Incremental Term Loans, Incremental Revolving Credit Commitments and/or Incremental Equivalent Debt so long as (x) in the case of Incremental Term Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt secured by any Applicable Lien, the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence, does not exceed 4.50 to 1.00 (in the case of an incurrence of Incremental Revolving Credit Commitments, such ratio determined only at the time the relevant Commitment is established and assuming such then incurred Incremental Revolving Credit Commitments are fully drawn and calculating the First Lien Net Leverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred), (y) in the case of Incremental Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt secured by Liens on the Collateral (other than Applicable Liens), the Senior Secured Net Leverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence, does not exceed 5.75 to 1.00 (in the case of an incurrence of Incremental Revolving Credit Commitments, such ratio determined only at the time the relevant Commitment is established and assuming such then incurred Incremental Revolving Credit Commitments are fully drawn and calculating the Senior Secured Net Leverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred) and (z) in the case of Incremental Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt that are (or is) unsecured, either (1) the Fixed Charge Coverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence, is not less than 2.00 to 1.00 (in the case of an incurrence of Incremental Revolving Credit Commitments, such ratio determined only at the time the relevant Commitment is established and assuming such then incurred Incremental Revolving Credit Commitments are fully drawn and calculating the Fixed Charge Coverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred) or (2) if incurred in connection with a Permitted Acquisition or other Investment, the Fixed Charge Coverage Ratio on a Pro Forma Basis does not decrease immediately after giving effect to such Permitted Acquisition, Investment or other Specified Transaction (the amount available under clauses (A), (B) and (C), the “Available Incremental Amount”); provided that (I) the Borrowers may elect to use clause (C) of the Available Incremental Amount prior to clause (A) or (B) and regardless of whether there is capacity under clause (A) or (B), and if clauses (A), (B) and (C) are available and the Borrowers do not make an election, the Borrowers will be deemed to have elected clause (C), (II) the Borrowers may reclassify utilizations among clauses (A), (B) and (C) of the Available Incremental Amount if, at the time of such reclassification, the Borrowers would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified, and (III) if amounts incurred under clause (A) or (B) of the Available Incremental Amount are incurred concurrently with the incurrence of Incremental Loans or Incremental Commitments and/or Incremental Equivalent Debt (in each case, including any unused commitments obtained) in reliance on clauses (A) or (B) of the Available Incremental Amount or any amounts pursuant to a fixed dollar basket in Section 7.03, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Fixed Charge Coverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clauses (A) or (B) or such fixed dollar basket in Section 7.03; and

(v)            the Incremental Term Loans made pursuant to any Term Loan Increase shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class subject to such Term Loan Increase on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class after giving effect to such Term Loan Increase, provided that regularly accruing interest and fees through the date of the applicable Incremental Facility Closing Date (as well as amounts owing to any Lender pursuant to Sections 3.01, 3.04, 3.05, 10.04 and 10.05 or similar provisions pursuant to the other Loan Documents) shall remain payable to the respective Lenders to which such amounts were owing.

(e)            Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrowers and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent the terms of any Incremental Term Loans are not identical to any Class of Term Loans or Revolving Credit Commitments, as applicable, existing on the Incremental Facility Closing Date, the terms of such Incremental Term Loans shall either, (x) not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of the Term B Loans, except for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to the incurrence of the Incremental Term Loans and Incremental Term Commitments or (y) be reasonably satisfactory to the Administrative Agent (it being understood that (I) covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to the incurrence of the Incremental Term Loans and Incremental Term Commitments need not be reasonably satisfactory to the Administrative Agent and (II) to the extent that any Previously Absent Financial Maintenance Covenant or other covenant is added for the benefit of any Incremental Term Loans and Incremental Term Commitments, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such Previously Absent Financial Maintenance Covenant or other covenant is also added for the benefit of the existing Term Loans); provided that in the case of a request to effect a Term Loan Increase, the terms, provisions and documentation of such Term Loan Increase shall be identical (other than with respect to upfront fees, OID or similar fees) (it being understood that, if necessary to consummate such Term Loan Increase which is intended to be fungible for U.S. federal income tax purposes, the interest rate margins and rate floors on the existing Class of Term Loans may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders) to the applicable Term Loans being increased as existing on the Incremental Facility Closing Date. In any event:

(i)            the Incremental Term Loans:

(A)            (i) shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable,

(B)            as of the Incremental Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans; provided that any Incremental Term Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans,

(C)            as of the Incremental Facility Closing Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to any extension thereto) except as may be required to achieve fungibility with any existing term loan facility to the extent intended to be fungible; provided that, any Incremental Term Loans in an aggregate amount no to exceed the then available Inside Maturity Basket may have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term B Loans,

(D)            subject to clause (e)(iii) below, shall have an Applicable Rate and Term SOFR or Base Rate floor (if any), and subject to clauses (e)(i)(B) and (e)(i)(C) above amortization determined by the Borrowers and the applicable Incremental Term Lenders; provided that if the Applicable Rate and Term SOFR or Base Rate floor (if any) for a Term Loan Increase shall be higher than the Applicable Rate and Term SOFR or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency,

(E)            shall have fees, if any, determined by the Borrowers and the applicable Incremental Term Loan arranger(s), and

(F)            may participate on a pro rata basis or less than or greater than pro rata basis in any voluntary prepayments of other Classes of Term Loans; and may participate on a pro rata basis or less than pro rata basis in any mandatory prepayments of Term Loans hereunder (but not on a greater than pro rata basis (except for AHYDO Payments and prepayments pursuant to Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y))).

(ii)            except with respect to maturity, pricing and fees which shall be determined by the Borrowers, the terms of any Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Administrative Agent and Parent Borrower); provided that, notwithstanding anything in this Section 2.14 to the contrary, the Incremental Revolving Credit Commitments and Incremental Revolving Loans:

(A)            (i) shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable;

(B)            may include provisions for letter of credit and swing line subfacilities and may be available in Dollars; and

(C)            as of the Incremental Facility Closing Date, shall not have a final scheduled maturity date earlier than, or scheduled commitment reductions prior to, the date that is one year prior to the then earliest Maturity Date for any Term Loans.

(iii)           the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrowers and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that the All-In Yield applicable to Incremental Term Loans that (I) are incurred prior to the one-year anniversary of the Closing Date, (II) rank pari passu in right of payment and security with the Term B Loans, (III) are obtained pursuant to Sections 2.14(d)(iv)(B) or 2.14(d)(iv)(C), (IV) have a Maturity Date within one year of the Maturity Date of the Term B Loans and (V) are not incurred in connection with any Permitted Acquisition or permitted Investment shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Term SOFR or Base Rate floor) with respect to the Term B Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Loans to equal the All-In Yield then applicable to the Incremental Term Loans minus 50 basis points (the “MFN Adjustment”); provided that any increase in All-In Yield to any Term B Loan due to the application or imposition of a Term SOFR or Base Rate floor on any Incremental Term Loan shall be effected, at the Borrowers’ option, (x) through an increase in (or implementation of, as applicable) any Term SOFR or Base Rate floor applicable to such Term B Loan, (y) through an increase in the Applicable Rate for such Term B Loan or (z) any combination of (x) and (y) above.

(f)            Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14, including, without limitation, any amendments necessary in connection with a Term Loan Increase necessary to provide that such Incremental Loans and Incremental Commitments are fungible for U.S. federal income tax purposes. The Borrowers will use the proceeds, if any, of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. To the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (i) customary legal opinions (conformed as appropriate), good standing certificates, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans and Incremental Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents.

(g)            Incremental Equivalent Debt. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date, issue, incur or otherwise obtain Indebtedness of the Borrowers in respect of one or more series of secured first lien loans or notes (provided that such Liens on the Term Loan Priority Collateral shall rank pari passu with the Liens on the Term Loan Priority Collateral securing the Obligations under this Agreement (but without regard to control of remedies)), junior lien loans or notes, subordinated unsecured loans or notes or senior unsecured loans or notes, in the case of any securities issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing, or senior or subordinated mezzanine Indebtedness (which may be in the form of loans or notes and limited to being unsecured or secured solely on a junior lien basis), in each case, that are issued or made in lieu of Incremental Revolving Credit Commitments and/or Incremental Term Commitments (the “Incremental Equivalent Debt”); provided that (i) the aggregate amount of Incremental Equivalent Debt (together with Incremental Term Loans and the Incremental Revolving Credit Commitments) incurred pursuant to this Section 2.14 shall not exceed the Available Incremental Amount (it being understood that (I) the Borrowers may elect to use clause (C) of the Available Incremental Amount prior to clause (A) or (B) and regardless of whether there is capacity under clause (A) or (B), and if clauses (A), (B) and (C) are available and the Borrowers do not make an election, the Borrowers will be deemed to have elected clause (C), (II) the Borrowers may reclassify utilizations among clauses (A), (B) and (C) of the Available Incremental Amount if, at the time of such reclassification, the Borrowers would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified, and (III) if amounts incurred under clause (A) or (B) of the Available Incremental Amount are incurred concurrently with the incurrence of Incremental Loans or Incremental Commitments and/or Incremental Equivalent Debt (in each case, including any unused commitments obtained) in reliance on clause (A) or (B) of the Available Incremental Amount or any amounts pursuant to a fixed dollar basket in Section 7.03, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clause (A) or (B) or such fixed dollar basket in Section 7.03), (ii) such Incremental Equivalent Debt shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and Revolving Credit Loans and will either be secured solely by the same Collateral securing the Obligations (and to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable) or be unsecured, (iii) such Incremental Equivalent Debt shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans (other than (I) any Incremental Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Incremental Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket), (iv) such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to any extension thereto) (other than (I) any Incremental Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Incremental Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket), (v) subject to clauses (iii) and (iv) above, such Incremental Equivalent Debt shall have amortization determined by the Borrowers and the applicable lenders, (vi) any Incremental Equivalent Debt consisting of first lien syndicated term loans incurred in reliance on clauses (B) and (C) of the Available Incremental Amount shall be subject to Section 2.14(e)(iii) solely to the extent required thereby and not otherwise excluded by the terms thereof, (vii) such Incremental Equivalent Debt shall have fees, if any, determined by the Borrowers and the applicable arranger(s); and (viii) such Incremental Equivalent Debt may participate on a pro rata basis or less than or greater than pro rata basis in any voluntary prepayments of other Classes of Term Loans; and may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for prepayments with respect to any Refinancing Indebtedness thereof and other than with any Class of Term Loans with an earlier Maturity Date as compared with such Incremental Equivalent Debt)) in any mandatory prepayments of Term Loans.

(h)           This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15        Refinancing Amendments.

(a)            Refinancing Commitments. The Borrowers may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (any such increase to an existing Class, collectively with New Refinancing Term Commitments, “Refinancing Term Commitments”), or (B)(i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”) or (ii) increases to one or more existing Classes of revolving credit commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments”, and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrowers, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(b)            Refinancing Loans. Any Refinancing Term Loans made pursuant to New Refinancing Term Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Facility Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Term Lender of such Class shall make a Term Loan to the Borrowers (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrowers (when borrowed, a “Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (ii) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Loans of such Class made pursuant thereto.

(c)            Refinancing Loan Request. Each Refinancing Loan Request from the Borrowers pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrowers have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that in the case of any Refinancing Revolving Credit Commitment which are Revolving Credit Commitments, the Administrative Agent shall have consented (not to be unreasonably conditioned, withheld or delayed) to such Lender’s or Additional Lender’s providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d)            Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i)            [Reserved];

(ii)            each Refinancing Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $1,000,000 if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments);

(iii)           to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (x) customary legal opinions, good standing certificates, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (y) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Commitments and Refinancing Loans are provided with the benefit of the applicable Loan Documents; and

(iv)           the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class after giving effect to such increase; provided that regularly accruing interest and fees through the date of the applicable Refinancing Facility Closing Date (as well as amounts owing to any Lender pursuant to Sections 3.01, 3.04, 3.05, 10.04 and 10.05 or similar provisions pursuant to the other Loan Documents) shall remain payable to the respective Lenders to which such amounts were owing.

(e)            Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrowers and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise, at the option of the Borrowers, either (x) reflect market terms and conditions (taken as a whole) at the time of such refinancing (as determined by the Administrative Borrower in good faith) or (y) if not consistent with the terms of the corresponding Class under the Facilities, not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of the applicable Class under the Facilities being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Term Loans and Revolving Credit Commitments existing at the time of such refinancing). If necessary to consummate any such Refinancing Loans or Refinancing Commitments as fungible for U.S. federal income tax purposes with an existing Class of Term Loans or Revolving Credit Commitments, the interest rate margins and rate floors on the applicable existing Class of Term Loans or Revolving Credit Commitments may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders. In any event:

(i)            The Refinancing Term Loans:

(A)           as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt; provided that (I) Refinancing Term Loans consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Refinancing Term Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may, in each case, have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt;

(B)            as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt; provided that (I) Refinancing Term Loans consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II)  any Refinancing Term Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may, in each case, have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt;

(C)            shall have an Applicable Rate and Term SOFR or Base Rate floor (if any), and subject to clauses (e)(i)(A) and (e)(i)(B) above, amortization determined by the Borrowers and the applicable Refinancing Term Lenders; provided that if the Applicable Rate and Term SOFR or Base Rate floor (if any) for Refinancing Term Loans that constitute an increase to an existing Class of Term Loans is higher than the Applicable Rate and Term SOFR or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency.

(D)            shall have fees determined by the Borrowers and the applicable arranger(s);

(E)            shall not be subject to any Guarantee by any Subsidiary other than a Loan Party;

(F)            may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary prepayments with any other Class of outstanding Term Loans and may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for AHYDO Payments and prepayments pursuant to Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y))) in any mandatory prepayments of Term Loans hereunder;

(G)            shall not have a greater principal amount than the principal amount of the Refinanced Debt plus any accrued but unpaid interest on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Term Loans plus other amounts permitted to be incurred under Sections 7.01 and 7.03, as applicable;

(H)            (i) shall rank pari passu in right of payment or junior in right of payment with the Obligations under the then existing Term Loans and Revolving Credit Loans and (ii) will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable;

(ii)            the Refinancing Revolving Credit Commitments and Refinancing Revolving Loans:

(A)            (i) shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and Revolving Credit Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable;

(B)            shall not have a final scheduled maturity date earlier than, or mandatory scheduled commitment reductions prior to, the Maturity Date with respect to the Refinanced Debt; provided that, any Refinancing Revolving Credit Commitments and Refinancing Revolving Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt;

(C)            shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the applicable Maturity Date of the Refinancing Revolving Credit Commitments and any other Class of Revolving Credit Commitments, and (3) repayments made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments;

(D)            may include provisions for letter of credit and swing line subfacilities and may be available in Dollars;

(E)            shall provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate Commitments (I) in respect of any such Class of Revolving Credit Loans on a greater than pro rata basis as compared to any other Class of Revolving Credit Loans with a later Maturity Date than such Class or (II) in connection with any refinancing thereof permitted by this Agreement;

(F)            shall provide that assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans then existing on the Refinancing Facility Closing Date;

(G)            shall have an Applicable Rate and Term SOFR or Base Rate floor (if any) determined by the Borrowers and the applicable Refinancing Revolving Credit Lenders; provided that if the Applicable Rate and Term SOFR or Base Rate floor (if any) with respect to any Refinancing Revolving Credit Commitments that constitute an increase to an existing Class of Revolving Credit Commitments is higher than the Applicable Rate and Term SOFR or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency;

(H)            shall have fees determined by the Borrowers and the applicable Refinancing Revolving Credit Commitment arranger(s);

(I)             shall not be subject to any Guarantee by any Subsidiary other than a Loan Party; and

(J)             shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt plus any accrued but unpaid interest on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Loans plus other amounts permitted to be incurred under Sections 7.01 and 7.03, as applicable.

(f)            Refinancing Amendment. Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Refinancing Lender providing such Commitments, the Administrative Agent. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or to address technical issues relating to funding and payment and any amendments necessary in connection with any Refinancing Loans necessary to provide that such Refinancing Loans and Refinancing Commitments are fungible for U.S. federal income tax purposes. The Borrowers will use the proceeds of the Refinancing Term Loans and Refinancing Revolving Credit Commitments to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(g)            Reallocation of Revolving Credit Exposure. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of revolving credit commitments pursuant to this Section 2.15, if, on such date, there are any revolving loans under any Revolving Credit Facility then outstanding, such revolving loans shall be prepaid from the proceeds of a new Borrowing of the Incremental Revolving Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all revolving credit loans under all Revolving Credit Facilities will be held by all Lenders under the Revolving Credit Facilities (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with their revolving credit commitments under all Revolving Credit Facilities (after giving effect to the establishment of such Incremental Revolving Credit Commitments). Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Credit Commitments pursuant to this Section 2.15, (x) if, on the date of such increase, there are any Revolving Credit Loans outstanding, each of the Revolving Credit Lenders under such Class shall be deemed to assign to each of the Refinancing Revolving Credit Lenders, and each of the Refinancing Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders under such Class, at par, such interests in the Refinancing Revolving Loans outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans under such Class will be held by existing Revolving Credit Lenders under such Class and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments under such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to the Revolving Credit Commitments under such Class; provided that regularly accruing interest and fees through the date of the applicable Refinancing Facility Closing Date (as well as amounts owing to any Lender pursuant to Sections 3.01, 3.04, 3.05, 10.04 and 10.05 or similar provisions pursuant to the other Loan Documents) shall be retained by the respective Lenders to which such amounts were owing and shall not be subject to the assignments sold and purchased as otherwise required hereby and (y) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (z) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)            Refinancing Equivalent Debt.

(i)             In lieu of incurring any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of senior secured notes or loans (provided that such Liens on the Term Loan Priority Collateral shall rank pari passu with the Liens on the Term Loan Priority Collateral securing the Obligations under this Agreement (but without regard to control of remedies)) (such notes or loans, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of unsecured or subordinated notes or loans (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class or Classes of Loans (such Loans, “Refinanced Loans”).

(ii)            Any Refinancing Equivalent Debt:

(A)            (1) shall not (other (I)  any Refinancing Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Refinancing Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket) have a Maturity Date prior to the Maturity Date of the Refinanced Loan, (2) if in the form of term loans (other than (I) any Refinancing Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Refinancing Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket) have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans, (3) (I) shall rank pari passu with, or junior in right of payment to, the Obligations under the then existing Term Loans and Revolving Credit Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (II) to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable, (4) shall not be guaranteed by Subsidiaries other than Guarantors, (5) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus any accrued but unpaid interest on such Refinanced Loans plus existing commitments unutilized under such Refinanced Loans to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Loans and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Equivalent Debt plus other amounts permitted to be incurred under Section 7.03 and (7) except as otherwise set forth in this clause (h)(ii), shall (x) reflect market terms and conditions (taken as a whole) at the time of such refinancing (as determined by the Administrative Borrower in good faith) or (y) if not consistent with the terms of the corresponding Class under the Facilities, not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of the applicable Class under the Facilities being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Term Loans and Revolving Credit Commitments existing at the time of such refinancing),

(B)            [reserved], and

(C)            shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans and terminate all commitments thereunder.

(i)            This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16        Extension of Term Loans; Extension of Revolving Credit Loans.

(a)            Extension of Term Loans. The Borrowers may, at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to all or a portion of the Term Loans of such Existing Term Loan Tranche (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all Extending Term Lenders (other than any transaction or similar fee payable to the applicable consenting Lenders in connection with such Extension Amendment)) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Borrower) to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except if the existing Lenders receive the benefit of such favorable terms or for covenants or other provisions applicable only to periods after the Latest Maturity Date), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrowers and the Lenders thereof; provided that (A) unless incurred in reliance upon the then available Inside Maturity Basket, in no event shall the Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date of the applicable Existing Term Loan Tranche, (B) unless incurred in reliance upon the then available Inside Maturity Basket, the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, (D) any Extended Term Loans may participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis except in the case of AHYDO Payments or a prepayment under Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y)), in any mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Term Loan Extension Request and (E) any extension of such Extended Term Loans shall be subject to no Event of Default under Section 8.01(a) or (f). Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased); provided, further, that if the Applicable Rate and Term SOFR or Base Rate floor (if any) for any such increase shall be higher than the Applicable Rate and Term SOFR or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency. Each request for a Term Loan Extension Series of Extended Term Loans proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrowers may impose an Extension Minimum Condition with respect to any Term Loan Extension Request, which may be waived by the Borrowers in their sole discretion.

(b)            Extension of Revolving Credit Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments” and any loans under such Extended Revolving Credit Commitments, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all Extending Revolving Credit Lenders (other than any transaction or similar fee payable to the applicable consenting Lenders in connection with such Extension Amendment)) and offered pro rata to each Lender under such Existing Revolver Tranche, and (y) be substantially identical to, or taken as a whole, no more favorable (as reasonably determined by the Administrative Borrower) to the Extending Revolving Credit Lender, as the original Revolving Credit Commitments (and related outstandings) unless the existing Lenders receive the benefit of such favorable terms or for covenants and other provisions applicable only to periods after the Latest Maturity Date: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrowers and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Credit Commitments); provided, further, that in no event shall the Maturity Date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, and all documentation in respect of such Extension Amendment shall be consistent with the foregoing and the effectiveness of any Extended Revolving Credit Commitments shall be subject to no Event of Default under Section 8.01(a) or (f). Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each request for a Revolver Extension Series of Extended Revolving Credit Commitments proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrowers may impose an Extension Minimum Condition with respect to any Revolver Extension Request, which may be waived by the Borrowers in their sole discretion.

(c)            Extension Request. The Borrowers shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d)            Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions (conformed as appropriate), good standing certificates, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.16, including any amendments necessary in connection with any Extended Term Loans or Extended Revolving Credit Commitments necessary to provide that such Extended Term Loans or Extended Revolving Credit Commitments are fungible for U.S. federal income tax purposes, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. If necessary to consummate any such Extended Term Loans and Extended Revolving Credit Commitments as fungible for U.S. federal income tax purposes with an existing Class of Term Loans or Revolving Credit Commitments, the interest rate margins and rate floors on the applicable existing Class of Term Loans or Revolving Credit Commitments may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders.

(e)             No Prepayment. No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17        Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)           Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(m).

(iv)           Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non- Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and LC Obligations shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender under a Class of Revolving Credit Commitments to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1)  the Revolving Credit Commitment under such Class of that Non-Defaulting Lender minus (2) the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Loans, (B) the aggregate Outstanding Amount of the Pro Rata Share or other applicable share provided under this Agreement (immediately prior to giving effect to such applicable reallocation) of the LC Obligations and (C) the aggregate Outstanding Amount of the Pro Rata Share or other applicable share provided under this Agreement (immediately prior to giving effect to such applicable reallocation) of the Swing Line Loans, in each case, under such Class of Revolving Credit Commitments of that Non-Defaulting Lender.

(b)            Defaulting Lender Cure. If the Administrative Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders at par or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share or other applicable share provided under this Agreement (without giving effect to the reallocation of such Lender’s participation pursuant to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)            Cash Collateralization. At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent (with respect to any or all Fronting Exposure) or the Issuing Bank or the Swing Line Lender (solely with respect to such Person’s Fronting Exposure at such time), the Borrowers shall deliver to the Administrative Agent Cash Collateral (or, in the case of Fronting Exposure with respect to Swing Line Loans, repay such Swing Line Loans) in an amount sufficient to cover all such Fronting Exposure that has not been reallocated pursuant to Section 2.17(a)(iv) (after giving effect to any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of (i) the relevant Issuing Bank and the Revolving Credit Lenders, as collateral for the LC Obligations or (ii) the Swing Line Lender and the Revolving Credit Lenders, as collateral for the Swing Line Obligations, cash and Cash Equivalents (if reasonably acceptable to the Administrative Agent and the relevant Issuing Bank or Swing Line Lender, as applicable) or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank or Swing Line Lender, as applicable (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such term have corresponding meanings.

Section 2.18        Co-Borrowers.

(a)            Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent, the Lenders and the Issuing Banks under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b)            Each Borrower shall be jointly and severally liable for the Obligations, regardless of which Borrower actually receives the Loans hereunder or the amount of the Obligations received or the manner in which the Administrative Agent or any Lender accounts for the Obligations on its books and records. Each Borrower’s obligations with respect to Loans made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans or LC Obligations made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c)            Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, Letters of Credit issued on behalf of, and other Obligations owing by the Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code of the United States, of the application of Section 1111(b)(2) of the Bankruptcy Code of the United States, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code of the United States, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code of the United States, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d)            Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(e)            Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for the Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in the place of the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein and in the Collateral Documents, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group

(f)            After the Closing Date, the Administrative Borrower may, at any time and from time to time, designate any Restricted Subsidiary that is a wholly-owned Domestic Subsidiary that is treated as a corporation for U.S. federal income tax purposes as a Borrower by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and the Administrative Borrower, together with any documentation and other information with respect to such additional Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act requested by the Administrative Agent (and to the extent not theretofore delivered on the Closing Date or otherwise) and satisfied the Collateral and Guarantee Requirement (including without limitation the actions as specified in Section 6.11 with respect to newly formed Subsidiaries), and upon such delivery and satisfaction, such Subsidiary shall for all purposes of this Agreement and the other Loan Documents be a Borrower and a party to this Agreement. As soon as practicable upon receipt of a Borrower Joinder Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

Article III.
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01       Taxes.

(a)            Except as provided in this Section 3.01, all payments made by or on account of the Borrowers or Guarantors to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by any Law. If the Borrowers, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or Other Tax (as defined below), the sum payable by the Borrowers or any Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Lender (or where any Agent receives the payments for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrowers or any Guarantor is the applicable withholding agent, it shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b)            In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, any such Tax imposed as a result of an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from an assignment or participation that is requested or required in writing by the Borrowers (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)            The Borrowers and each Guarantor agree to promptly indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender and (ii) any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)            Each Lender and Agent shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrowers or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally eligible to deliver. Without limiting the foregoing:

(i)             Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement and at the reasonable request of the Parent Borrower or Administrative Agent two properly completed and duly signed original copies (or, in the case of Revolving Credit Lenders, duly signed copies) of Internal Revenue Service Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)            Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(A)            two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)            two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)            in the case of a Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), or

(D)            to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a properly completed and duly signed Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if such Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)).

(iii)            Each Administrative Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor forms) with respect to fees received on its own behalf, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Each Administrative Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) with respect to fees received on its own behalf and Internal Revenue Service Form W-8IMY, and including required accompanying documentation with respect to payments to be received by it on behalf of the Lenders, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a resident for tax purposes in the United States with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(e)            If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

(f)             Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 3.01(d) or (e) above.

(g)            Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrowers) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.

(h)            If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit to such Loan Party an amount equal to the amount of such refund (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01(h) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, shall promptly return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. The Administrative Agent or such Lender, as the case may be, shall provide the Loan Party with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant taxing authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other person.

(i)             For the avoidance of doubt, a “Lender” shall, for purposes of this Section 3.01, include any Issuing Bank and any Swing Line Lender.

Section 3.02        Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Term SOFR Loans, or to determine or charge interest rates based upon the Term SOFR in each case after the Closing Date, then, on written notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment and conversion.

Section 3.03        Inability to Determine Rates.

(a)            If, after the Closing Date, the Required Lenders reasonably determine that for any reason in connection with any request for a Term SOFR Loan or a conversion to or continuation thereof that (i) adequate and reasonable means do not exist for determining the Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan, or (ii) the Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term SOFR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)           [Reserved.]

(c)            Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(i)            [Reserved.]

(ii)           Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error).

(iii)          At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iv)           In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)            The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error.

(vi)           At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

Section 3.04        Increased Cost and Reduced Return; Capital Adequacy; Term SOFR Loan Reserves.

(a)            If any Lender reasonably determines that as a result of a Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Term SOFR Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including any Taxes (other than (i) Indemnified Taxes or Other Taxes or (ii) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document that are excluded from the definition of Indemnified Taxes pursuant to clauses (i) through (vi) thereof), including by imposing, modifying or holding applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)            If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of any such Lender’s holding companies, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, or participations in or issuance of Letters of Credit by such Lender, to a level below that which such Lender or such Lender’s holding companies could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding companies with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender, as the case may be, within fifteen (15) days after demand by such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding companies for any such reduction suffered.

(c)            The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Term SOFR funds or deposits, additional interest on the unpaid principal amount of each applicable Term SOFR Loan of the Borrowers equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financing regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Term SOFR Loans of the Borrowers, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

Section 3.05        Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Term SOFR Loan of the Borrowers on a day other than the last day of the Interest Period for such Loan; or

(b)            any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan of the Borrowers on the date or in the amount notified by the Borrowers;

including any loss or expense (excluding loss of anticipated profits or margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Term SOFR Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06        Matters Applicable to All Requests for Compensation.

(a)            If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or issuing Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect; provided that nothing in this Section 3.06(a) shall affect or postpone any Obligations of the Borrowers or the rights of the Lenders under this Article III.

(b)            If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Term SOFR Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Term SOFR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(d) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)            Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01, 3.02, 3.03 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01, 3.02, 3.03 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(d)            If the obligation of any Lender to make or continue any Term SOFR Loan or to convert Base Rate Loans into Term SOFR Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Term SOFR Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Term SOFR Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)            to the extent that such Lender’s Term SOFR Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Term SOFR Loans shall be applied instead to its Base Rate Loans; and

(ii)            all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term SOFR Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Term SOFR Loans shall remain as Base Rate Loans.

(e)            If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Term SOFR Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term SOFR Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term SOFR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term SOFR Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

(f)            Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrowers setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive on the absence of manifest error. In determining such amounts, such Agent or Lender may use any reasonable averaging and attribution methods.

Section 3.07        Replacement of Lenders under Certain Circumstances.

If (i) any Lender ceases to make Term SOFR Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (iii) any Lender is a Non-Consenting Lender, (iv) any Lender becomes a Defaulting Lender, or (v) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment) and the related Loan Documents to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person) that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)            the Borrowers or the Assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(ii)(B) (unless otherwise waived by the Administrative Agent);

(b)            such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.05(a)(vi) in connection with a Repricing Transaction and Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees (other than any amount under Section 2.05(a)(vi))) or the Borrowers;

(c)            such Lender being replaced pursuant to this Section 3.07 shall (1) execute and deliver an Assignment and Assumption with respect to all, or a portion as applicable, of such Lender’s Commitment and outstanding Loans and participations in LC Obligations and Swing Line Loans, and (2) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)            upon such payment set forth in clauses (a) and (b) above and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)            in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f)            such assignment does not conflict with applicable Laws;

(g)            any Lender that acts as an Issuing Bank may not be replaced in its capacity as an Issuing Bank hereunder at any time when it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Bank (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to each such outstanding Letter of Credit; and

(h)            the Lender that acts as the Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06,

or (y) terminate the Commitment of such Lender or Issuing Bank, as the case may be, and (a) in the case of a Lender (other than an Issuing Bank), repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (b) in the case of an Issuing Bank, repay all Obligations of the Borrowers owing to such Issuing Bank relating to the Loans and participations held by the Issuing Bank as of such termination date and Cash Collateralize, cancel or backstop, or provide for the deemed reissuance under another facility, on terms satisfactory to such Issuing Bank any Letters of Credit issued by it; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (iii) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

Notwithstanding the foregoing, in addition if a Non-Consenting Lender is being replaced in connection with any Extension Amendment, Refinancing Amendment, Permitted Repricing Amendment or amendment effecting a Replacement Term Loan, the Borrowers shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the transaction contemplated in such notice is not consummated) to such Non-Consenting Lenders, in lieu of execution of an Assignment and Assumption as otherwise provided for in this clause (b), effect such assignment by purchasing any such Non-Consenting Lender’s Loans (which shall be automatically cancelled upon consummation of such acquisition) and unfunded Commitments at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon (and, if applicable, any amounts payable pursuant to clause (e) of this Section, Section 3.05 and any amounts under Section 2.05(a)(vi) in connection with a Repricing Transaction). By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith.

In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or all the Lenders with respect to a certain Class or Classes of the Loans and/or Commitments and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders or all Lenders of a certain Class or Classes (including to the extent such Classes constitute all outstanding Classes), in lieu of the Required Lenders, the Required Class Lenders) have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment (including, in each case, by virtue of such Lender refusing to make or enter into an Extension Election pursuant to Section 2.16, a Refinancing Amendment pursuant to Section 2.15, a Permitted Repricing Amendment or an amendment effecting a Replacement Term Loan pursuant to Section 10.01), then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender. Notwithstanding the foregoing, in addition if a Non-Consenting Lender is being replaced in connection with any Extension Amendment, Refinancing Amendment, Permitted Repricing Amendment or amendment effecting a Replacement Term Loan, the Administrative Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the transaction contemplated in such notice is not consummated) to such Non-Consenting Lenders, in lieu of execution of an Assignment and Assumption as otherwise provided for in this clause (y), to effect such assignment by purchasing any such Non-Consenting Lender’s Loans (which shall automatically be cancelled upon consummation of such acquisition) and unfunded Commitments at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest, premium and fees thereon (and, if applicable, any amounts payable pursuant to the immediately preceding paragraphs). By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption and accordingly no other action by such Lenders shall be required in connection therewith.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 3.08        Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01        Conditions to Initial Credit Extension.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent:

(a)            The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i)             a Request for Credit Extension in accordance with the requirements hereof;

(ii)            [reserved];

(iii)           a Note executed by the Borrowers in favor of each Lender that has requested a Note at least three (3) Business Days in advance of the Closing Date;

(iv)           a copy of the charter or certificate of formation (or the equivalent thereof) of each Loan Party certified by the secretary of state of the state of formation, if applicable, of such Loan Party and the other Organization Documents of each Loan Party;

(v)            [reserved];

(vi)           such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action and incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vii)          customary opinions from Kirkland & Ellis LLP and Taft, Stettinius & Hollister LLP, counsel to the Loan Parties;

(viii)         a solvency certificate from the chief financial officer of the Parent Borrower (after giving effect to the Transactions) substantially in the form of Exhibit D-2 hereto.

(b)            Payment of all fees, closing payments and expenses required to be paid hereunder and due to the Administrative Agent and the Bookrunner, and in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrowers), required to be paid on the Closing Date.

(c)            The Administrative Agent shall have received a copy of the Third Amendment to ABL Credit Agreement (the “ABL Credit Agreement Amendment”) duly executed by the Parent Borrower, each Guarantor party thereto, the Lenders (as such term is defined in the ABL Credit Agreement) party thereto and the ABL Agent.

(d)            [Reserved].

(e)            The Administrative Agent shall have received the Annual Financial Statements and Quarterly Financial Statements.

(f)             [Reserved].

(g)            So long as requested at least ten (10) business days prior to the Closing Date, (x) the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to Borrowers and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (y) any Loan Party that qualifies as a “legal entity customer,” under the Beneficial Ownership Regulation shall deliver, at least three (3) Business Days prior to the Closing Date, a beneficial ownership certificate to the Administrative Agent, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, in relations to such Loan Party

(h)            [Reserved].

(i)             [Reserved].

(j)             Substantially concurrently with the initial Borrowing on the Closing Date, the Closing Date Refinancing shall have been consummated.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02        Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term SOFR Loans) after the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent:

(i)            The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(ii)            No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii)           The Administrative Agent and, if applicable, the relevant Issuing Bank or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrowers after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding anything in this Section 4.02 to the contrary, (i) the effectiveness of any Incremental Amendment shall be subject only to the conditions precedent set forth in Section 2.14(d) and to such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the Incremental Amendment, (ii) the effectiveness of any Refinancing Amendment shall be subject only to the conditions precedent set forth in Section 2.15(b) and such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the applicable amendment, (iii) the effectiveness of any Extension Amendment shall be subject only to the conditions precedent set forth in Section 2.16(d) and to such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the Extension Amendment and (iv) the effectiveness of any Permitted Repricing Amendment or any amendment with respect to Replacement Term Loans shall be subject only to such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the applicable amendment.

Article V.
REPRESENTATIONS AND WARRANTIES

Each Borrower and each of the Guarantors party hereto represent and warrant to the Agents and the Lenders (a) on and as of the Closing Date and (b) after the Closing Date, at the time of each Credit Extension (to the extent, in the case of clause (b), the representations and warranties in this Article V are required to be true and correct in all material respects or otherwise as a condition to such Credit Extension pursuant to Article IV) that:

Section 5.01        Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation (to the extent such concept exists in such jurisdiction), (b) in the case of the Loan Parties has all requisite corporate power, limited liability power or other organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification, (d) is in compliance with all applicable Laws (including the United States Foreign Corrupt Practices Act of 1977, as amended), orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Parent Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02        Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate any Law; except with respect to any breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03        Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, enforcement by the Administrative Agent of its rights under the Loan Documents against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection (if and to the extent required by the Collateral and Guarantee Requirement) or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04        Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 5.05        Financial Statements; No Material Adverse Effect.

(a)            [Reserved].

(b)            Since December 31, 2020, there has been no event, circumstance or change, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06         Litigation.

Except as set forth on Schedule 5.06, (a) there are no actions, suits or proceedings, pending or (b) to the knowledge of any Borrower, there are no actions, suits, proceedings, claims or disputes overtly threatened in writing, in each case of (a) and (b), at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07        Ownership of Property; Liens.

Each of the Borrowers and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.07 and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08        Environmental Matters.

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)            each Loan Party and its respective properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)            the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of any Borrower, threatened in writing, under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c)            there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties, or, to the knowledge of any Borrower, Real Property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties, in any case, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup under Environmental Laws or could reasonably be expected to result in the Borrowers or any other Loan Party incurring liability under Environmental Laws; and

(d)            there are no existing facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned, operated or leased by any of the Loan Parties or, to the knowledge of any Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties that could reasonably be expected to result in the Borrowers or any other Loan Party incurring liability under Environmental Laws.

Section 5.09         Taxes.

Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrowers and the Restricted Subsidiaries have timely filed all tax returns required to be filed by them, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties or their Restricted Subsidiaries that, if made, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No written adjustment relating to any such returns and involving a material amount of tax has been proposed or otherwise assessed by a taxing authority, and there are no pending audits, proceedings or actions related to the assessment or collection of taxes against any Loan Party that could, individually or in the aggregate, in each case, reasonably be expected to have a Material Adverse Effect.

Section 5.10         ERISA Compliance.

(a)            Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable federal or state Laws.

(b)            (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due but not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) to the knowledge of the Borrowers, neither any Loan Party, nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 5.10(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11         Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Material Subsidiaries other than those specifically disclosed on Schedule 5.11 (it being understood that the disclosure of any Subsidiary on Schedule 5.11 shall not be an admission that such Subsidiary is a Material Subsidiary), and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.

Section 5.12         Margin Regulations; Investment Company Act.

(a)            Each Borrower is not and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)            None of the Borrowers or any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13         Disclosure.

(a)            As of the Closing Date, no written report, financial statement, certificate or other written information furnished by or on behalf of the Parent Borrower concerning it or its Subsidiaries or the Transactions (other than projected financial information, pro forma financial information, budgets, estimates, other forward looking statements and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole and as supplemented contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to written projected financial information and pro forma financial information, furnished by or on behalf of the Initial Borrower on or prior to the Closing Date concerning the Company and its Subsidiaries or the Transactions, the Initial Borrower represents, as of the Closing date, that such written information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished to the Lenders (it being understood that (i) such projected financial information and pro forma financial information are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent Borrower and its Subsidiaries and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such written projected financial information and pro forma financial information may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized).

(b)            As of the Closing Date, the information included in the beneficial ownership certification delivered pursuant to Section 4.01(g) is true and correct in all material respects.

Section 5.14         Labor Matters.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrowers, overtly threatened and (b) each Borrower and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

Section 5.15         Intellectual Property; Licenses, Etc.

The Borrowers and the Restricted Subsidiaries own, license or otherwise possess the right to use (free and clear of all Liens, except for the Liens permitted by Section 7.01) all of the intellectual property rights, including without limitation, trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights, works of authorship, trade secrets, all registrations and applications related to any of the above, and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except to the extent the absence of such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, the operation of the respective businesses of the Borrowers and the Restricted Subsidiaries as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is pending or, to the knowledge of any Borrower, overtly threatened in writing against any Loan Party or any of the Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16         Solvency.

On the Closing Date, after giving effect to the Transactions, the Parent Borrower and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17         [Reserved].

Section 5.18         USA Patriot Act, FCPA and OFAC.

(a)            To the extent applicable, each of the Guarantors, the Borrowers and the Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act, solely for purposes of Section 4.01 to the extent a breach or violation of the representation in this clause (ii) would reasonably be expected to result in a Material Adverse Effect.

(b)            No part of the proceeds of the Loans will be used by the Guarantors, the Borrowers or any Restricted Subsidiary, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)            (i) None of the Guarantors, the Borrowers or any Restricted Subsidiaries nor, to the knowledge of any Borrower, any director or officer of any Guarantor, Borrower or Restricted Subsidiary is currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), and (ii) none of the Guarantors, the Borrowers or any Restricted Subsidiary will directly or indirectly knowingly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person, or in any country or territory that, at the time of such financing, is the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

Section 5.19      Collateral Documents.

Except as otherwise contemplated hereby or under any other Loan Documents and subject to the limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, except as otherwise provided hereunder or pursuant to the applicable Loan Documents, including subject to Liens permitted by Section 7.01, a legal, valid, enforceable and perfected Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrowers nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Guarantor, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13, 6.17 or 4.01(a)(v), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(v).

Section 5.20        Affected Financial Institution and Covered Party.

No Loan Party is an Affected Financial Institution or a Covered Party.

Article VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), then from and after the Closing Date, the Parent Borrower shall, and shall cause the Restricted Subsidiaries to:

Section 6.01        Financial Statements.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            within one hundred and twenty (120) days after the end of each fiscal year of the Parent Borrower, a consolidated statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (provided, in no event shall any comparison be required to be furnished to the Administrative Agent with respect to any period occurring prior to the first day of the fiscal year of the Parent Borrower ended December 31, 2019; provided, further, in no event shall any prior year comparison financial be required to include information with respect to Omega and its Subsidiaries prior to the Closing Date), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness);

(b)            within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower, beginning with the fiscal quarter ending September 30, 2021, a consolidated unaudited statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated unaudited statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and beginning one full fiscal year following the Closing Date, setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (provided no comparison to any period prior to the Closing Date shall be required), all in reasonable detail and certified by a Responsible Officer of the Administrative Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and their Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(c)            within ninety (90) days after the end of each fiscal year of the Parent Borrower (beginning with the fiscal year ended December 31, 2019), a reasonably detailed consolidated budget for the then-current fiscal year as customarily prepared by management of the Borrower for their internal use (including a projected consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and income for such fiscal year and a summary of the material underlying assumptions applicable thereto (the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers to be reasonable at the time such Projections were furnished to the Administrative Agent, it being understood that such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent Borrower and their Restricted Subsidiaries, and that actual results may vary from such Projections and that such variations may be material and that no assurance can be given that the projected results will be realized; provided, that such Projections shall only be delivered to Lenders that are not Public Lenders;

(d)            simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any and which are not required to be audited and may be in footnote form only) from such consolidated financial statements; and

(e)            within ten (10) Business Days after the Closing Date, (x) a consolidated unaudited statement of financial condition of the Company and its Subsidiaries as at June 30, 2019 and the related (i) consolidated unaudited statements of income or operations for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (y) a consolidated unaudited statement of financial condition of Omega III and its Subsidiaries as at June 30, 2019 and the related (i) consolidated unaudited statements of income or operations for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the Company or Omega III, as applicable, as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company or Omega III, as applicable, and their respective Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (a) through (e) of this Section 6.01 may be satisfied with respect to such applicable financial information by furnishing the Parent Borrower’s Form 10-K, 10-Q or 8-K, as applicable, filed with the SEC (or, with respect to clause (e) only, by furnishing the Company’s or the Parent Borrower’s, as applicable, Form 10-Q or 8-K filed with the SEC); provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness).

Any financial statement required to be delivered pursuant to Section 6.01(a), (b) or (e) shall not be required to include purchase accounting or recapitalization accounting adjustments relating to the Transactions or any other acquisition to the extent it is not practicable to include any such adjustments in such financial statement.

Section 6.02        Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)            no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Administrative Borrower;

(b)            promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)            promptly after the furnishing thereof, copies of any amendment, written modification or waiver of the ABL Credit Agreement;

(d)            together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (ii) a list of each Subsidiary of the Borrowers that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided); and

(e)            promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on the Platform, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) upon written request by the Administrative Agent, the Administrative Borrower shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Administrative Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Notwithstanding anything to the contrary in this Section 6.02, none of the Borrowers or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Section 6.03         Notices.

Promptly after a Responsible Officer of the Administrative Borrower has obtained actual knowledge thereof, notify the Administrative Agent (which will promptly thereafter furnish such notice to each Lender):

(a)            of the occurrence of any Event of Default;

(b)            of the occurrence of an ERISA Event which would reasonably be expected to result in a Material Adverse Effect;

(c)            of the filing or commencement of, or any written overt threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against any Borrower or any Restricted Subsidiary that would reasonably be expected to be adversely determined and, if so determined, would reasonably be expected to result in a Material Adverse Effect; or

(d)            of any violation by any Loan Party or any of their respective Restricted Subsidiaries of, or liability of any Loan Party or any of their respective Restricted Subsidiaries under, any Environmental Law which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Administrative Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

Section 6.04        Payment of Taxes.

Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05        Preservation of Existence, Etc.

(a)            Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, and

(b)            take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, approvals, licenses and franchises material to the ordinary conduct of its business, except, in the case of clause (a) or (b), to the extent (i) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except in the case of clause (a) with respect to the Parent Borrower) or (ii) pursuant to any transaction permitted by Sections 7.04 and 7.05.

Section 6.06        Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07        Maintenance of Insurance.

Maintain with insurance companies that the Borrowers believe (in the good faith judgment of management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Each such policy of insurance (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interest may appear or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as loss payee thereunder.

Section 6.08        Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09        Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of a Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10        Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrowers’ expense; provided, further, that during the continuance of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrowers or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11        Additional Collateral; Additional Guarantors.

At the Borrowers’ expense, subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement, the Intercreditor Agreements and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)            upon (v) the formation or acquisition of any new direct or indirect wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, (w) an election by the Borrower to designate a Restricted Subsidiary as a Guarantor pursuant to the definition of Guarantor, (x) the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Material Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary), (y) any Subsidiary becoming a wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) or (z) any Restricted Subsidiary ceasing to be an Excluded Subsidiary:

(i)            within 60 (or such greater number of days specified below) days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:

(A)            cause each such Subsidiary to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, a Guarantor Joinder Agreement to this Agreement as Guarantors, completed Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Intercompany Note and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)            cause each such Subsidiary (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated), intercompany notes (to the extent certificated) and instruments evidencing Indebtedness that, in each case, are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(C)            take and cause such Subsidiary (and the parent of such Subsidiary that is a Guarantor) to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be required pursuant to the terms of the Loan Documents or as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected first priority Liens (to the extent required by the Collateral Documents) to the extent required by the Collateral and Guarantee Requirement;

(ii)            if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent customary legal opinions, board resolutions, good standing certificates and secretary’s or assistant secretary’s certificates consistent with those delivered on the Closing Date under Section 4.01 (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)             [reserved]; and

(iv)             if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii).

(b)            [Reserved].

(c)            Requiring each Domestic Subsidiary required to be designated as a “Material Domestic Subsidiary” pursuant to the proviso in the definition of “Material Domestic Subsidiary” to have taken all actions to comply with the provisions of Section 6.11 within the time frame required by the definition of “Material Domestic Subsidiary”.

Section 6.12        Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and use commercially reasonable efforts to take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent the Loan Parties are required by applicable Environmental Laws, conduct any investigation, remedial, cleanup or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13         Further Assurances.

Promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to (x) carry out more effectively the purposes of the Collateral Documents and/or (y) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens (subject to Liens permitted hereunder) intended to be created thereunder, in each case, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 6.14        Designation of Subsidiaries.

The Borrowers may at any time after the Closing Date designate any Restricted Subsidiary of a Borrower (other than any Borrower (unless the Administrative Borrower has delivered a notice terminating such Borrower’s status as a Borrower hereunder in accordance with the definition of “Borrower”)) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default under Section 8.01(a) or (f) (solely with respect to the Parent Borrower) shall have occurred and be continuing and (ii) in no event shall an Unrestricted Subsidiary acquire (including pursuant to the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) Material IP from the Parent Borrower or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Borrower therein at the date of designation as set forth in the definition of Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (a) the incurrence (at the time of designation) of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (b) a Return on any Investment by the applicable Borrower in Unrestricted Subsidiaries pursuant to the definition of Investment.

Section 6.15        Maintenance of Ratings.

Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Parent Borrower (or such other entity as reasonably determined by the Administrative Agent) and (ii) a public rating (but not any specific rating) in respect of each Class of Term Loans from each of S&P and Moody’s unless a given Class has waived the requirement to maintain any rating for such Class at the time of establishment thereof pursuant to the applicable Loan Documents, or after the consent of the Required Class Lenders of such Class.

Section 6.16        Use of Proceeds.

Use the proceeds of any Borrowing on the Closing Date, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement, and after the Closing Date, use the proceeds of any Borrowing for any purpose not otherwise prohibited under this Agreement.

Section 6.17        Post-Closing Matters.

Cause to be delivered or performed the documents and other agreements set forth on Schedule 6.17 within the time frames specified in such Schedule 6.17.

All conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.17 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 6.17 have been taken (or were required to be taken) and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

Section 6.18         [Reserved].

Section 6.19         Fiscal Year.

From and after the Closing Date, maintain its fiscal year as in effect on the Closing Date; provided, however, that the Borrowers may (x) align the dates of such fiscal year of any Restricted Subsidiary whose fiscal year ends on a date other than that of the Parent Borrower or (y) upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year, and, in the case of this clause (y), the Administrative Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.20         Quarterly Lender Call. Following delivery (or, if later, required delivery) of financial statements pursuant to Section 6.01(a) or Section 6.01(b), upon the request of the Administrative Agent, the Parent Borrower will host, at times selected by the Parent Borrower and reasonably acceptable to the Administrative Agent, quarterly conference calls with the Administrative Agent and the Lenders to review the financial results of operations and the financial condition of the Parent Borrower and the Restricted Subsidiaries; it being understood and agreed that such conference calls may be a single conference call together with investors holding other securities or debt of the Parent Borrower and/or Restricted Subsidiaries, so long as the Lenders are given an opportunity to ask questions on such conference call.

Article VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder, or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), then from and after the Closing Date, the Parent Borrower shall not and the Parent Borrower shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01        Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens created pursuant to any Loan Document securing the Secured Obligations;

(b)            Liens existing on the Closing Date; provided that any Lien securing Indebtedness in excess of (x) $2,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed in Schedule 7.01(b)) shall only be permitted to the extent such Lien is listed on in Schedule 7.01(b), and any modifications, replacements, renewals, refinancings or extensions thereof, which may provide that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender; provided, further, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and customary security deposits in connection therewith and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)            Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days (or any applicable grace period related thereto, if longer) or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(d)            statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or are being contested in good faith and by appropriate actions;

(e)            (i) pledges or deposits in the ordinary course of business in connection with, and obligations in respect of letters of credit (other than Letters of Credit (as defined in the ABL Credit Agreement)) or bank guarantees incurred in the ordinary course of business with respect to, workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any of the Restricted Subsidiaries;

(f)            pledges or deposits to secure, and obligations in respect of letters of credit (other than Letters of Credit (as defined in the ABL Credit Agreement)) or bank guarantees incurred in the ordinary course of business with respect to the performance of bids, trade contracts, warranties, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or consistent with industry practice;

(g)            easements, rights-of-way, building codes, covenants, conditions, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower or the Restricted Subsidiaries, taken as a whole;

(h)            Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) (ii) arising out of judgments or awards against any Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)             leases, licenses, subleases or sublicenses (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, in each case granted to others in the ordinary course of business (or other agreements under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s products, technologies or services in the ordinary course of business) which (i) do not interfere in any material respect with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole and (ii) do not secure any Indebtedness;

(j)             Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(k)            Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) in respect of Cash Management Services permitted under Section 7.03(l) and (v) in respect of Swap Contracts; provided, that the aggregate amount of secured obligations under Swap Contracts (other than Secured Hedge Agreements and ABL Banking Services Agreements (each as defined in the ABL Intercreditor Agreement)) shall not at any time exceed $5,000,000;

(l)             Liens (i) on cash advances in favor of the seller of any property to be acquired in an Permitted Acquisition or other similar Investment permitted pursuant to this Agreement, in each case to be applied against the purchase price for such Permitted Acquisition or other permitted Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Permitted Acquisition or other acquisition or Disposition, as the case may be, would have been permitted under this Agreement on the date of the creation of such Lien;

(m)           Liens (i) in favor of the Parent Borrower or a Restricted Subsidiary on assets of a Non-Loan Party or (ii) in favor of the Parent Borrower or any Guarantor on assets of a Restricted Subsidiary;

(n)            any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06 or the definition of “Permitted Investments”;

(q)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(r)            Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of the Parent Borrower or any Restricted Subsidiaries in the ordinary course of business;

(s)            Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(t)            ground leases in respect of Real Property on which facilities owned or leased by the Parent Borrower or any Restricted Subsidiary are located;

(u)           Liens to secure Indebtedness (other than Refinancing Indebtedness) permitted under Section 7.03(e); provided that (i) such Liens are created no later than 270 days after the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)           Liens on property of any Non-Loan Party, which Liens secure Indebtedness of any Non-Loan Party permitted under Section 7.03 or other obligations of any Non-Loan Party not constituting Indebtedness;

(w)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) or otherwise assumed pursuant to Section 7.03(g), in each case after the Closing Date; provided that (i) such Lien was not entered into in anticipation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property and customary security deposits in connection therewith subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g), (m)(ii) or (s) (and any Refinancing Indebtedness in respect of the foregoing);

(x)            (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(y)            Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)       the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (u), (v), (w), (aa), (cc), (dd), (gg), (ii) and (jj) of this Section 7.01; provided that (i) subject, in the case of Liens permitted by Section 7.01(dd), (gg) and (jj) (and any Liens permitted under this clause (aa) which were originally granted under Section 7.01 (dd), (gg) or (jj) respectively), to the final proviso of this clause (aa), at the time of such modification, replacement, renewal or extension the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and, in the case of Liens permitted by Section 7.01(w) (and any Liens permitted under this clause (aa) which were originally granted under Section 7.01(w)), after-acquired property of the applicable Restricted Subsidiary to the extent the security agreements in place at the time of the acquisition of such Restricted Subsidiary required the grant of such Lien in after-acquired property and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness); provided that (w) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the ABL Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the ABL Intercreditor Agreement and accorded the same (or lesser) priority as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) , (x) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the First Lien Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof), (y) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the Second Lien Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the Second Lien Intercreditor Agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) and (z) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to a lien subordination and intercreditor agreement (other than an Intercreditor Agreement), such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to such lien subordination and intercreditor agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) or in each case of subclauses (w), (x), (y) and (z) shall be subject to a substantially similar or more junior lien subordination and intercreditor agreement reasonably satisfactory to the Administrative Borrower and the Administrative Agent so long as such Lien (subsequent to the modification, replacement, renewal or extension thereof) is accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof); provided, further, that modifications, replacements, renewals or extensions of Liens permitted by Section 7.01(dd), (gg) and (jj) (and any Liens permitted under this clause (aa) which were originally granted under Section 7.01(dd), (gg) or (jj), respectively), in each case may be secured by after-acquired Collateral of the applicable Loan Party to the extent the security agreements in place at the time of the initial grant of Liens under Section 7.01(dd), (gg) or (jj), as applicable, by such Loan Party required the grant of such Lien in after-acquired Collateral;

(bb)      Liens with respect to property or assets of the Parent Borrower or any Restricted Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $130,000,000 and 50.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined as of the date of incurrence, which Liens may be subject to the First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement, ABL Intercreditor Agreement or another junior lien subordination and intercreditor agreement reasonably satisfactory to the Administrative Borrower and the Administrative Agent, as applicable; provided that any such Lien on the Term Loan Priority Collateral may be on a pari passu basis with, or junior to, the Liens on the Term Loan Priority Collateral securing the First Lien Obligations, and any such Lien on the ABL Priority Collateral may be on a pari passu basis with, or junior to the Liens on the ABL Priority Collateral securing the ABL Obligations;

(cc)      [Reserved];

(dd)      Liens granted in accordance with Section 2.15(h) on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt incurred in accordance with Section 2.15(h);

(ee)      Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff)       deposits of cash with the owner or lessor of premises leased and operated by the Parent Borrower or any Subsidiary to secure the performance of the Parent Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg)     Liens granted in accordance with Section 2.14(g) on the Collateral securing obligations in respect of Indebtedness permitted under Section 7.03(p) (other than Incremental Equivalent Debt that is unsecured);

(hh)     Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(ii)       Liens encumbering the Equity Interests of an Unrestricted Subsidiary of the Parent Borrower or a Restricted Subsidiary;

(jj)       Liens securing obligations in respect of Indebtedness; provided that

(i)            after giving Pro Forma Effect (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (jj)) to the incurrence of such Indebtedness, (x) with respect to any Indebtedness that is secured by any Applicable Lien described in clause (y) of the definition thereof, the First Lien Net Leverage Ratio shall be no greater than 4.50 to 1.00 and (y) with respect to any Indebtedness that is secured by Liens on the Collateral (other than Applicable Liens described in clause (y) of the definition thereof), the Senior Secured Net Leverage Ratio shall be no greater than 5.75 to 1.00,

(ii)            the obligations in respect thereof shall not be subject to any Guarantee by any Restricted Subsidiary other than a Loan Party;

(iii)           the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Borrower or any Restricted Subsidiary, other than any asset constituting Collateral;

(iv)           such obligations shall be secured only by Liens on the Collateral and such Liens shall rank on a pari passu or junior basis in respect of the Collateral relative to the Liens securing the Obligations (and subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement, or other lien subordination and intercreditor arrangement reasonably satisfactory to the Administrative Borrower and the Administrative Agent, as applicable);

(v)            to the extent incurred by the Loan Parties, as of the date of the incurrence of such Liens, the obligations in respect thereof (x) shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans and (y) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to giving effect to any extension thereto); provided that any such obligations (I) consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria or (II) incurred in an aggregate amount not to exceed the then available Inside Maturity Basket may, in each case, have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans and a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term B Loans; and

(vi)           no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence; provided that with respect to any Indebtedness which is used to finance any Permitted Acquisition or Investment, including any Limited Condition Transaction, such condition shall be limited to no Event of Default pursuant to Section 8.01(a) or (f) (with respect to the Parent Borrower only);

provided that no Indebtedness in the form of syndicated term loans (other than a bridge loan incurred outside of this Agreement, the maturity date of which provides for an automatic extension of the maturity date thereof so long as the long-term Indebtedness into which any such bridge loan is to be converted satisfies the criteria above), that (I) is incurred prior to the one-year anniversary of the Closing Date, (II) is pari passu in right of payment with, and secured by a Lien on the Collateral that ranks on a pari passu basis with any Lien on the Collateral securing, the Obligations, (III) is obtained pursuant to Sections 2.14(d)(iv)(B) or 2.14(d)(iv)(C), (IV) has a Maturity Date within one year of the Maturity Date of the Term B Loans and (V) is not incurred in connection with any Permitted Acquisition or permitted Investment may be secured pursuant to this Section 7.01(jj) unless the All-In Yield applicable to such secured Indebtedness is not greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Term SOFR or Base Rate floor) with respect to the Term B Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Loans to equal the All-In Yield then applicable to such secured Indebtedness minus 50 basis points; provided that any increase in All-In Yield to any Term B Loan due to the application or imposition of a Term SOFR or Base Rate floor on any Incremental Term Loan shall be effected, at the Parent Borrower’s option, (i) solely through an increase in (or implementation of, as applicable) any Term SOFR or Base Rate floor applicable to such Term B Loan, (ii) through an increase in the Applicable Rate for such Term B Loan or (iii) any combination of (i) and (ii) above; provided, further, that the Parent Borrower and Administrative Agent shall be permitted to amend this Agreement without the consent of the Lenders to give effect to any increase in the interest rate, Term SOFR or Base Rate floor pursuant to the immediately preceding proviso;

(kk)      in the case of any non-wholly-owned Restricted Subsidiary or any joint venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(ll)       Liens securing Indebtedness permitted by Section 7.03(k); provided, that (i) any such Lien on the Term Loan Priority Collateral shall be junior to the Liens on the Term Loan Priority Collateral securing the Obligations and any such Lien on the ABL Priority Collateral shall be senior to the Liens on the ABL Priority Collateral securing the Obligations and (ii) such Liens are subject to the ABL Intercreditor Agreement or other applicable Intercreditor Agreement;

(mm)      subject to compliance with Section 6.18, Liens existing on the Closing Date and set forth on Schedule 6.18;

(nn)      other Liens or imperfections on property existing on the Closing Date which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection; and

(oo)            Liens on property of any Foreign Subsidiary arising mandatorily under the Laws of the jurisdiction of organization of such Foreign Subsidiary.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of OID and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

For purposes of determining compliance with this Section 7.01, (A) a Lien need not be incurred solely by reference to one categories of permitted Liens described in Section 7.01(a) through (oo) above, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Section 7.01(a) through (oo) above, the Parent Borrower will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner at any time.

Section 7.02        [Reserved].

Section 7.03        Indebtedness, Disqualified Equity Interests and Preferred Stock.

Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, or issue any Preferred Stock of a Restricted Subsidiary, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness outstanding on the Closing Date and listed in Schedule 7.03(b); provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Note;

(c)            Guarantees by the Parent Borrower and any Restricted Subsidiary in respect of Indebtedness of the Parent Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting ABL Obligations, Second Lien Obligations, a Specified Junior Financing Obligation, Incremental Equivalent Debt or Refinancing Equivalent Debt shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on substantially the terms set forth herein, (B) if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Administrative Borrower) to the Lenders as those contained in the subordination of such Indebtedness, (C) any Guarantee by a Loan Party of Indebtedness of a Non-Loan Party shall either constitute a Permitted Investment or a Restricted Investment permitted by Section 7.06 and (D) any Guarantee by a Non-Loan Party of any Permitted Ratio Debt or Indebtedness under Sections 7.03(g) (or any Refinancing Indebtedness in respect of any of the foregoing) shall only be permitted if such Guarantee meets the requirements of the first proviso in the definition of “Permitted Ratio Debt” or the proviso in Section 7.03(g), as the case may be;

(d)            Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 7.06, provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Note;

(e)            (i) Indebtedness (including Capitalized Leases) and Disqualified Equity Interests incurred or issued by the Parent Borrower or any Restricted Subsidiary and Preferred Stock incurred or issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal), equipment or fixed or capital assets, in an aggregate principal amount, together with all other Indebtedness, Preferred Stock and/or Disqualified Equity Interests incurred or issued and outstanding under this clause (e)(i) at such time, not to exceed the greater of (x) $50,00,000 and (y) 20.0% of Trailing Four Quarter Consolidated EBITDA, in each case, determined at the time of incurrence (and any Refinancing Indebtedness thereof); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness with Refinancing Indebtedness pursuant to this clause (e)(i), Disqualified Equity Interests or Preferred Stock, the amount of Refinancing Indebtedness incurred pursuant to this clause (e)(i) to finance (I) any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and any defeasance costs and (II) any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock or the extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock; so long as (other than in the case of any such Refinancing Indebtedness) such Indebtedness, Disqualified Equity Interests or Preferred Stock is incurred or issued no later than 270 days after such purchase, lease, replacement or improvement and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and any Refinancing Indebtedness of such Attributable Indebtedness;

(f)            Indebtedness in respect of Swap Contracts designed to hedge against the Parent Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)           Indebtedness or Disqualified Equity Interests of the Parent Borrower or Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or other permitted Investment) incurred, issued or assumed in connection with any Permitted Acquisition or other permitted Investment; provided that after giving Pro Forma Effect to such Permitted Acquisition and the Indebtedness, Disqualified Equity Interests or Preferred Stock incurred, issued, guaranteed or assumed pursuant to this Section 7.03(g), any of (at the Administrative Borrower’s election):

(A)            the Fixed Charge Coverage Ratio of the Parent Borrower is equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such Permitted Acquisition; or

(B)            the Parent Borrower would be permitted to incur at least $1.00 of Permitted Ratio Debt pursuant to clause (iii) of the definition of “Permitted Ratio Debt”;

provided that the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock the primary obligations under which are outstanding in reliance on this Section 7.03(g) or Section 7.03(w) (to the extent initially incurred, issued or assumed under this Section 7.03(g)) shall not exceed, together with the aggregate principal amount of any Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on Section 7.03(s), Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(s) or Section 7.03(aa)) or Section 7.03(aa), the greater of (x) $65,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined at the time of assumption, guarantee, incurrence or issuance; provided, further that any Liens securing any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred, guaranteed, issued or assumed pursuant to this Section 7.03(g) shall be permitted to be incurred pursuant to Sections 7.01(v), 7.01(w), 7.01(bb) or 7.01(jj); provided, further, that any Indebtedness incurred (and not, for the avoidance of doubt, assumed) by any Loan Party pursuant to this Section 7.03(g), as of the relevant closing date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans and shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (in each case other than any such Indebtedness, Disqualified Equity Interests or Preferred Stock (I) consisting of a customary bridge facility so long as the long-term Indebtedness into which any such customary bridge facility is to be converted satisfies such criteria or (II) incurred in reliance upon the then available Inside Maturity Basket);

(h)           Indebtedness representing deferred compensation or similar arrangements to employees and independent contractors of the Parent Borrower or any Restricted Subsidiary, in each case, incurred in the ordinary course of business;

(i)            Indebtedness consisting of promissory notes issued or incurred by the Parent Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants of the Parent Borrower or any Restricted Subsidiary, or, in each case, to their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests or other equity-based awards of the Parent Borrower permitted by Section 7.06(b)(iv);

(j)            Indebtedness (i) incurred by the Parent Borrower or any Restricted Subsidiary in any transaction or arrangement not prohibited hereunder constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments and obligations in respect of transaction tax benefits and (ii) consisting of obligations of any Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(k)            Indebtedness incurred under the ABL Credit Agreement, including guarantee obligations in respect thereof and so long as (A) any Liens securing such Indebtedness are subject to the ABL Intercreditor Agreement and (B) the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount permitted to be incurred under the ABL Credit Agreement (as in effect on the Closing Date and whether or not in effect on the relevant date of determination);

(l)            ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement), other Indebtedness in respect of Cash Management Services in the ordinary course of business and any Guarantees thereof;

(m)           (i) unsecured Indebtedness or Disqualified Equity Interests of the Parent Borrower and unsecured Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by the Parent Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Parent Borrower or cash contributed to the capital of the Parent Borrower (in each case, other than proceeds of Disqualified Equity Interests, sales of Equity Interests to the Parent Borrower or any Subsidiary, proceeds which have been designated as Excluded Contributions, or proceeds which have been designated as an ABL Cure Amount) as determined in accordance with Section 7.06(a)(iii)(B) and (a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.06(a)(iii) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof) and (ii) Indebtedness or Disqualified Equity Interests of the Parent Borrower and Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Equity Interests and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this Section 7.03(m)(ii), does not exceed the greater of (x) $130,000,000 and (y) 50.0% of Trailing Four Quarter Consolidated EBITDA (in each case, determined on the date of such incurrence) (and any Refinancing Indebtedness thereof); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock with Refinancing Indebtedness pursuant to this clause (m)(ii), the amount of Refinancing Indebtedness incurred pursuant to this clause (m)(ii) to finance (I) any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and (II) any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock or the extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock;

(n)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business or consistent with industry practice;

(o)            obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice;

(p)            Incremental Equivalent Debt of the Loan Parties incurred in accordance with Section 2.14(g);

(q)            to the extent a joint venture constitutes a Restricted Subsidiary, Indebtedness incurred by or Disqualified Equity Interests or Preferred Stock issued by such Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(q) and then outstanding for all such Persons taken together, does not exceed the greater of $40,000,000 and 15.0% of Trailing Four Quarter Consolidated EBITDA determined at the time of incurrence;

(r)            (i) Indebtedness supported by a Letter of Credit (as defined in and issued under the ABL Credit Agreement), in a principal amount not in excess of the stated amount of such Letter of Credit (as defined in the ABL Credit Agreement) and (ii) letters of credit in an aggregate face amount at any time outstanding not to exceed $5,000,000 consisting of (A) letters of credit issued in currencies not available under the ABL Credit Agreement or (B) documentary or commercial letters of credit not issued under the ABL Credit Agreement;

(s)            Permitted Ratio Debt;

(t)            Refinancing Equivalent Debt of the Loan Parties incurred in accordance with Section 2.15(h);

(u)            Indebtedness incurred by or Disqualified Equity Interests or Preferred Stock issued by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued pursuant to this clause (u) and then outstanding, does not exceed the greater of $65,000,000 and 25.0% of Trailing Four Quarter Consolidated EBITDA (in each case determined at the date of incurrence or issuance);

(v)            Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings and Limited Originator Recourse) to the Parent Borrower or any of the Restricted Subsidiaries; provided, that the aggregate principal amount of Indebtedness at any time outstanding in connection therewith shall not exceed $37,500,000;

(w)           the incurrence or issuance by the Parent Borrower of Indebtedness or Disqualified Equity Interests or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Equity Interests or Preferred Stock which serves to refund, refinance, extend, replace, renew or defease any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Equity Interests or Preferred Stock issued as permitted under Sections 7.03(b), (g), (k), (m)(i), (p), (q), (s), (t), this clause (w) and (z); provided that any such Indebtedness, Disqualified Equity Interests or Preferred Stock constitutes Refinancing Indebtedness;

(x)            Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(y)            shares of Preferred Stock of a Restricted Subsidiary issued to the Parent Borrower or a Restricted Subsidiary (to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 7.06); provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent Borrower or another of the Restricted Subsidiaries or any pledge of such Equity Interests constituting a Lien permitted hereunder) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (y);

(z)            Indebtedness in respect of the Unsecured Notes in an aggregate principal amount not to exceed $500,000,000 at any time outstanding.

(aa)       Indebtedness in an aggregate principal amount not to exceed the Available RP Capacity Amount at the time of incurrence;

provided that the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock the primary obligations under which are outstanding pursuant to this Section 7.03(aa) in reliance on Section 7.06(a)(iii)(G) or Section 7.03(w) (to the extent initially incurred, issued or assumed under this Section 7.03(aa) in reliance on Section 7.06(a)(iii)(G)) shall not exceed, together with the aggregate principal amount of any Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on Section 7.03(g), Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(g) or 7.03(s)) or Section 7.03(s), the greater of (x) $65,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined at the time of assumption, guarantee, incurrence or issuance;

(bb)      to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(cc)       Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(dd)      [reserved]; and

(ee)      all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (bb) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or Preferred Stock described in Section 7.03(a) through (dd) above, the Parent Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) in any one or more of the types of Indebtedness, Disqualified Equity Interests or Preferred Stock described in Section 7.03(a) through (dd) and will only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or Preferred Stock in such of the above clauses as determined by the Parent Borrower at such time; provided that (x) all Indebtedness under the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (a) above and (y) all Indebtedness under the ABL Credit Agreement shall be deemed to have been incurred in reliance on the exception in clause (k) above. Subject to the preceding sentence, the Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.03(a) through (dd).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Equity Interests or Preferred Stock, the Dollar-equivalent principal amount of Indebtedness, Disqualified Equity Interests or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred, or Disqualified Equity Interests or Preferred Stock is issued, to extend, replace, refund, refinance, renew or defease other Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Equity Interests or Preferred Stock does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID, upfront fees or similar fees) incurred in connection with such refinancing.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of OID, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, as the case may be, of the same class, accretion or amortization of OID or liquidation preference and increases in the amount of Indebtedness, Disqualified Equity Interests or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests or Preferred Stock for purposes of this Section 7.03. The principal amount of any Indebtedness incurred or Disqualified Equity Interests issued to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Equity Interests, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Equity Interests in denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on the consolidated balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary in this Agreement, (x) no investments made by any Loan Party in any Non-Loan Party in the form of intercompany loans shall be evidenced by a promissory note unless such promissory note, to the extent required to be pledged thereunder, is pledged to the Administrative Agent in accordance with the terms of the Security Agreement and (y) any investments in the form of intercompany loans constituting indebtedness of any Loan Party owed to any Non-Loan Party shall be unsecured and subordinated to the Obligations on terms consistent with the subordination provisions of the Intercompany Note in each case, other than indebtedness owed by, or to, a Broker-Dealer Regulated Subsidiary.

Section 7.04        Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(a)            any Restricted Subsidiary may merge, amalgamate or consolidate with (i) a Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction in the United States, any state thereof or the District of Columbia); provided that such Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging, amalgamating or consolidating with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person unless the Investment made in connection with such Restricted Subsidiary that is a Loan Party merging, amalgamating or consolidating with a Non-Loan Party shall otherwise be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(b)            any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Administrative Borrower determines in good faith that such action is in the best interests of the Borrowers and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(d)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may merge, dissolve, liquidate or consolidate with any other Person; provided that (i) the Parent Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent Borrower or is a Person into which the Parent Borrower has been liquidated or dissolved (any such Person, the “Successor Parent Borrower”), (A) the Successor Parent Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Parent Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger, dissolution, liquidation or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Parent Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger, dissolution, liquidation or consolidation, shall have reaffirmed that its obligations under the Security Agreement and other applicable Collateral Documents shall apply to the Successor Parent Borrower's obligations under the Loan Documents, (E) [reserved], and (F) the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and customary legal opinions consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Parent Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement;

(e)            [reserved];

(f)            so long as no Event of Default has occurred and is continuing or would result therefrom (solely in the case of a merger, amalgamation or consolidation involving a Loan Party), any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each other Restricted Subsidiary, shall have complied with the requirements of Section 6.11;

(g)            the Loan Parties and their Subsidiaries may consummate any Permitted Reorganization; and

(h)            so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, consolidation, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)) may be consummated.

Notwithstanding the above, in the case of any merger, amalgamation or consolidation where the continuing or surviving Person is a Loan Party or any liquidation into a Loan Party, in each case, in accordance with this Section 7.04, any security interests granted to the Administrative Agent for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been or will promptly be taken, in each case, as required by Sections 6.11 and 6.13.

Section 7.05        Dispositions.

Make any Disposition, except:

(a)            (x) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business, (y) Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower or any Restricted Subsidiary and (z) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b)            Dispositions of (i) inventory, goods held for sale in the ordinary course of business and (ii) immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) in the ordinary course of business, including but not limited to Dispositions of medical devices or other medical products pursuant to a voluntary or mandatory recall thereof or of assets in connection with the consolidation of billing centers;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property to the Parent Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) such Disposition is for cash and shall be for no less than the fair market value of such property at the time of such Disposition (or any promissory note or other non-cash consideration received in respect thereof must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii))) or a Permitted Investment or (iii) if such transaction constitutes an Investment, such Investment must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(e)            Dispositions that otherwise constitute a Permitted Investment, are permitted by Section 7.04 (other than Section 7.04(h)) or otherwise constitute a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) and Liens permitted by Section 7.01 (other than Section 7.01(l)(ii));

(f)            Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date exceeds $40,000,000, such excess shall be reinvested in accordance with the definition of “Net Proceeds” or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii)

(g)            Dispositions of cash and Cash Equivalents;

(h)            (i) leases, subleases, licenses or sublicenses (including agreements under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s products, technologies or services), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, and (ii) the abandonment of intellectual property rights (A) in the ordinary course of business or which in the reasonable good faith determination of the Administrative Borrower are not material to the conduct of the business of the Parent Borrower and the Restricted Subsidiaries taken as a whole or (B) that are no longer economically practicable or commercially reasonable to maintain;

(i)             transfers of property subject to Casualty Events;

(j)            Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Event of Default shall have occurred and be continuing or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Parent Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (free and clear of all Liens at the time received (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), clause (iii) of Section 7.01(k), Section 7.01(m), clauses (i) and (ii) of Section 7.01(r), Section 7.01(v), Section 7.01(bb), Section 7.01(cc), Section 7.01(dd), Section 7.01(gg), Section 7.01(ii), Section 7.01(jj) and Section 7.01(ll) and in each case, any permitted modifications, replacements, renewals or extensions of such Liens pursuant to Section 7.01(aa))); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’ most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (i) are assumed by the transferee with respect to the applicable Disposition or (ii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Parent Borrower or any of its Restricted Subsidiaries) and, in the case of clause (i), for which each Parent Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Parent Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) in connection with the applicable Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Parent Borrower or any of its Restricted Subsidiaries), to the extent that the Parent Borrower and each of its Restricted Subsidiaries are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received by the Parent Borrower or the applicable Restricted Subsidiary having an aggregate fair market value, taken together with all other non-cash consideration received pursuant to this clause (D) (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $90,000,000 and 35.0% of Trailing Four Quarter Consolidated EBITDA as determined at the time of such applicable Dispositions (net of any such non-cash consideration subsequently converted into cash and Cash Equivalents);

(k)            to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Parent Borrower or any of the Restricted Subsidiaries that is not in contravention of Section 7.07;

(l)            Dispositions or discounts, without recourse of accounts receivable or notes receivable in connection with the collection or compromise thereof in the ordinary course of business or the conversion of accounts receivable to notes receivable in the ordinary course of business;

(m)           Dispositions of ABL Priority Collateral not otherwise permitted by this Section 7.05 to the extent the net proceeds thereof are applied to repay or cash collateralize the ABL Obligations;

(n)           any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Parent Borrower and the Subsidiaries as a whole, as determined in good faith by the Administrative Borrower;

(o)           any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p)           Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)           the unwinding of any Swap Contract or any Cash Management Services permitted under Section 7.03(l);

(r)            the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(s)            any Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(t)            Dispositions by any Loan Party of any wholly-owned Restricted Subsidiary of the type described in clauses (d) and (e) of the definition of Excluded Subsidiary to the extent consisting of contributions or other Dispositions of Equity Interests in other wholly-owned Restricted Subsidiaries of the type described in clauses (d) and (e) of the definition of Excluded Subsidiary to such wholly-owned Restricted Subsidiary;

(u)            Dispositions (i) of non-core assets acquired in connection with Permitted Acquisitions or any other acquisition or Investment permitted under this Agreement; provided that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business, (ii) made to satisfy the Parent Borrower’s or any Restricted Subsidiary’s obligations under any non-compete agreement or (ii) made to obtain the approval of any anti-trust authority;

(v)            Dispositions set forth on Schedule 7.05;

(w)           any issuance of Equity Interests in any Restricted Subsidiary to any officer, director, consultant, advisor, service provider or employee of the Borrowers or any Restricted Subsidiary in respect of services provided to the Borrowers or a Restricted Subsidiary in the ordinary course of business approved by the Board of Directors of the Borrower;

(x)            cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary from members of management of the Parent Borrower, any of the Parent Borrower’s direct or indirect parent companies or any of the Parent Borrower’s Restricted Subsidiaries in connection with the repurchase or redemption of Equity Interests of any of the Parent Borrower’s direct or indirect parent companies;

(y)            Dispositions of assets not constituting Collateral;

(z)            any Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost-sharing agreements with any Borrower or any Subsidiary and settle any crossing payments in connection therewith or (ii) surrender, terminate or waive contractual rights and settle or waive contractual or litigation claims; and

(aa)       Dispositions in an amount not to exceed the greater of $25,000,000 and 10.0% of Trailing Four Quarter Consolidated EBITDA in the aggregate in any fiscal year;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (d), (e), (h), (i), (l), (p), (q), (r), (s), (v), (w), (x), (z) and (aa) and except for (x) Dispositions from the Parent Borrower or a Guarantor to the Parent Borrower or a Guarantor or (y) Dispositions from any wholly-owned Non-Loan Party to any other wholly-owned Non-Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Parent Borrower or any of its Restricted Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Administrative Borrower that such Disposition is not prohibited by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06        Restricted Payments.

(a)            Directly or indirectly, (w) declare or pay any dividend or make any payment or distribution on account of the Parent Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than (A) dividends or distributions by the Parent Borrower payable solely in Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly-owned Subsidiary, the Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent Borrower, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Parent Borrower or a Restricted Subsidiary, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Financing, other than such Indebtedness permitted under Sections 7.03(d) and (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(i)             in the case of any Restricted Payment described in clauses (w), (x) or (y) above utilizing amounts described in clause (iii) below, no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payments or would occur as a consequence thereof;

(ii)            [reserved];

(iii)            such Restricted Payment, together with the aggregate amount of all Restricted Payments (including the fair market value of any non-cash amount) made by the Parent Borrower and the Restricted Subsidiaries after the Closing Date permitted by Section 7.06(b)(i) (to the extent at the applicable date of declaration or notice, the dividend or other distribution or redemption payment is to be made in reliance on this clause (iii) or Section 7.06(b)(vi)(C)) or Section 7.06(b)(vi)(C), but excluding all other Restricted Payments permitted by Section 7.06(b) (and for the avoidance of doubt, all other Permitted Investments)), is less than the sum of (without duplication):

(A)        50% of Consolidated Net Income of the Parent Borrower for the period (taken as one accounting period and including the predecessor) beginning the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period preceding such Restricted Payment for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b), as applicable, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (provided, that in no event shall this clause (A) be less than zero); plus

(B)         100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Parent Borrower since the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(m)(i) or have been designated as an ABL Cure Amount) from the issue or sale of:

(I) (a) Equity Interests of the Parent Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)            Equity Interests to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or any of the Parent Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv); and

(y)            Designated Preferred Stock; and

(b)            to the extent such net proceeds or other property are actually contributed to a Parent Borrower, Equity Interests of any direct or indirect parent company of such Parent Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv)); or

(II)            debt securities of the Parent Borrower, that have been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower;

provided, that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 7.06(b)(ii), (X) Equity Interests or convertible debt securities of the Parent Borrower sold to a Restricted Subsidiary, (Y) Disqualified Equity Interests or debt securities that have been converted or exchanged into Disqualified Equity Interests or (Z) Excluded Contributions; provided, further, that the making of any Restricted Investment in a Non-Loan Party pursuant to this Section 7.06(a)(iii) shall not be subject to compliance with Section 7.06(a)(ii); plus

(C)            100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Parent Borrower following the Closing Date but other than (V) to the extent designated as an ABL Cure Amount, (W) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(m)(i), (X) by a Restricted Subsidiary, (Y) any Excluded Contributions and (Z) net cash proceeds that constitute net cash proceeds from the sale of Designated Preferred Stock; plus

(D)            100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(1)            the sale or other disposition (other than to the Parent Borrower or any of its Restricted Subsidiaries) of, or other Returns (other than Returns that reduce Investments pursuant to the last paragraph of the definition thereof) on Investments from, Restricted Investments made by the Parent Borrower or any of its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Borrower or a Restricted Subsidiary (other than by the Parent Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Parent Borrower or a Restricted Subsidiary, in each case after the Closing Date (in each case, other than Restricted Investments made by the Parent Borrower or any of its Restricted Subsidiaries pursuant to Section 7.06(b)(x) or 7.06(b)(xvii)); or

(2)            the sale (other than to the Parent Borrower or any of its Restricted Subsidiaries) of the stock or any assets of an Unrestricted Subsidiary (or any joint venture (other than any Restricted Subsidiary) or other minority Investment or a distribution or a dividend from an Unrestricted Subsidiary, any joint venture (other than any Restricted Subsidiary) or other minority Investment (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Borrower or a Restricted Subsidiary pursuant to Section 7.06(b)(x), 7.06(b)(xvii) or 7.06(b)(xxiii) or to the extent such Investment constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment), in each case, after the Closing Date; plus

(E)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Borrower or a Restricted Subsidiary pursuant to Section 7.06(b)(x), 7.06(b)(xvii) or 7.06(b)(xxiii) or to the extent such Investment constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; provided, that, in the case of this Section 7.06(a)(iii)(E), if the fair market value of any such marketable securities or other property (other than cash) contributed or received, or such Investment, as applicable to be included in this clause (E), shall exceed $25,000,000 in any redesignation, transaction or series or related transactions, such fair market value shall be determined by the Board of Directors of the Parent Borrower at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary whose resolution with respect thereto will be delivered to the Administrative Agent; plus

(F)            Declined Proceeds less (x) any Declined Proceeds the proceeds of which are required to be used to effect the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries pursuant to provisions similar to those described in Sections 2.05(b)(i), 2.05(b)(ii) or 2.05(b)(iii) hereunder and (y) any Declined Proceeds applied to make a payment pursuant to Section 7.06(b)(xiii); plus

(G)            an amount equal to the greater of (x) $75,000,000 and (y) 30.0% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Restricted Investment being measured at the time made and without giving effect to subsequent changes in value); minus

(H)            the aggregate amount of Indebtedness incurred in reliance on Section 7.03(aa).

(b)            The provisions of Section 7.06(a) will not prohibit:

(i)            the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with this Agreement;

(ii)            (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or any Junior Financing of the Parent Borrower or any of its Restricted Subsidiaries, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Parent Borrower to the extent contributed to the Parent Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Parent Borrower or to an employee stock ownership plan or any trust established by the Parent Borrower or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(vi)(A) or (B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement under Section 7.06(b)(vi)(A) or (B);

(iii)           the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (a) Junior Financing of the Parent Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent Borrower or a Guarantor or Disqualified Equity Interests of the Parent Borrower or a Guarantor, (b) Disqualified Equity Interests of the Parent Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests or Subordinated Indebtedness of the Parent Borrower or a Guarantor, (c) Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor that, in each case of clauses (a) through (c), is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.03 and (d) any Junior Financing or Disqualified Equity Interests which constitutes Acquired Indebtedness (to the extent such Acquired Indebtedness was not incurred in contemplation of such principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement);

(iv)           a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any direct or indirect parent company of the Parent Borrower held by any future, present or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies upon the death, disability, retirement or termination of employment of any such Person or pursuant to any shareholder, employee, manager or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or co-investor or shareholder agreement (including, for the avoidance of doubt, to pay any principal and interest payable on any notes issued by the Parent Borrower or any direct or indirect parent company of the Parent Borrower in connection with any such repurchase, retirement or other acquisition) including any arrangement including Equity Interests rolled over by management of the Parent Borrower in connection with the Transactions; provided, that the aggregate amount of Restricted Payments made under this Section 7.06(b)(iv) does not exceed the greater of $25,000,000 and 10% of Trailing Four Quarter Consolidated EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of the greater of $50,000,000 and 20% of Trailing Four Quarter Consolidated EBITDA in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)            the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower and, to the extent contributed to the Parent Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Parent Borrower, in each case to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.06(a)(iii) or designated an Excluded Contribution; plus

(b)            the cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Parent Borrower) after the Closing Date; less

(c)            the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this Section 7.06(b)(iv);

(v)            the declaration and payment of scheduled cash dividends or scheduled cash distributions to holders of any class or series of Disqualified Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 7.03(g) or (s), in each case to the extent such dividends are included in the definition of “Fixed Charges”;

(vi)  (A)          the declaration and payment of cash dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Parent Borrower after the Closing Date;

(B)           the declaration and payment of cash dividends or distributions to any direct or indirect parent company of the Parent Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by such parent company after the Closing Date; provided that the amount of dividends paid pursuant to this Section 7.06(b)(vi)(B) shall not exceed the aggregate amount of cash actually contributed to the Parent Borrower from the sale of such Designated Preferred Stock; or

(C)           the declaration and payment of cash dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.06(b)(ii);

provided, in the case of each of clauses (A), (B) and (C) of this clause (b)(vi), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration, (I) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) for the immediately preceding Test Period is less than or equal to 6.00 to 1.00 or (II) the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) for the immediately preceding Test Period is at least 2.00 to 1.00, and satisfaction of such tests shall be evidenced by a certificate from a Financial Officer of the Administrative Borrower demonstrating such satisfaction calculated in reasonable detail;

(vii)          payments made or expected to be made by the Parent Borrower or any of its Restricted Subsidiaries in respect of withholding or similar taxes payable by or with respect to any future, present or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or any of its Restricted Subsidiaries and any repurchases of Equity Interests deemed to occur upon, in each case, exercise, vesting, or settlement, as applicable, of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(viii)         Restricted Payments in an aggregate amount per annum not to exceed an amount equal to 6.00% of Market Capitalization;

(ix)            Restricted Payments that are made with Excluded Contributions;

(x)             Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) (in the case of Restricted Investments, at the time outstanding) not to exceed the greater of (I) $130,000,000 and (II) 50.0% of Trailing Four Quarter Consolidated EBITDA (in the case of Restricted Investments made pursuant to this clause (x), the amount of such Restricted Investment being measured at the time such Restricted Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(xi)            distributions or payments of Securitization Fees;

(xii)           any cash payments made after the Closing Date in respect of performance-based or time-vested restricted stock units (in each case that are existing and either vested or unvested) as of the Closing Date in an aggregate amount of up to $15,000,000;

(xiii)          solely to the extent funded with Declined Proceeds, the repurchase, redemption or other acquisition or retirement for value of any Junior Financing;

(xiv)          [reserved];

(xv)           Restricted Payments made (i) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments, (ii) in order to satisfy indemnity and other similar obligations under any Permitted Acquisition or other permitted Investments and (iii) Restricted Payments consisting of a Permitted Reorganization;

(xvi)          cash payments or loans, advances, dividends or distributions to any direct or indirect shareholder of the Parent Borrower to make payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Borrower;

(xvii)         in addition to the foregoing Restricted Payments, the Parent Borrower may make additional Restricted Payments so long as immediately after giving effect to such Restricted Payment and the application of proceeds therefrom, (x) the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment is less than or equal to 5.00 to 1.00 (calculated on a Pro Forma Basis) and (y) no Event of Default exists or would immediately result therefrom;

(xviii)         to the extent constituting Restricted Payments, the Parent Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.01, 7.03 (other than Section 7.03(d)), 7.04 (other than Section 7.04(a), 7.04(c)(ii) or (f)), 7.05 (other than Section 7.05(d)(ii) or (e)) or 7.08 (except transactions described in clauses (a), (b), (f), (g), (j), (n), (q), (s), (w), (y) and (z) of such Section);

(xix)           payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Parent Borrower and the Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;

(xx)           (A) the payment of dividends, other distributions and other amounts by the Parent Borrower to, or the making of loans to, any direct or indirect parent of the Parent Borrower in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Parent Borrower, if applicable, to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness the proceeds of which have been permanently contributed to the Parent Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Parent Borrower or any of its Restricted Subsidiaries incurred in accordance with Section 7.03 (other than if such guarantee or Indebtedness constitutes Junior Financing and such payment would be in violation of the applicable intercreditor and/or subordination agreement); provided that the proceeds contributed to the Parent Borrower or such Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to Section 7.06(b)(iv) or 7.06(a)(iii) and shall not be designated an Excluded Contribution; provided further that (x) the aggregate amount of such dividends, distributions or other amounts shall not exceed the amount of cash actually contributed to the Parent Borrower for the incurrence of such Indebtedness and (y) any Restricted Payment made pursuant to this clause (xx) the proceeds of which are used to make payments in respect of Indebtedness which payments would constitute an interest expense determined in accordance with GAAP if such Indebtedness was Indebtedness of the Parent Borrower, shall be deemed to be an interest expense of the Parent Borrower for all purposes of this Agreement; and (B) the payment of dividends, other distributions and other amounts by the Parent Borrower to, or the making of loans to, any direct or indirect parent of the Parent Borrower in the amount required for such parent to, if applicable, make any AHYDO Payment on intercompany Indebtedness among parent companies of the Parent Borrower; provided that such AHYDO Payment shall not be made prior to the end of the first accrual period ending after the fifth anniversary of the issue date of such intercompany Indebtedness;

(xxi)            repurchases of Equity Interests in the Parent Borrower or any Restricted Subsidiary of the Parent Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xxii)           [reserved]; and

(xxiii)           Investments in joint ventures, other similar agreements, partnerships, minority investments or Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (xxiii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to cash or Cash Equivalents), not to exceed the greater of (a) $50,00,000 and (b) 20.0% of Trailing Four Quarter Consolidated EBITDA at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment made pursuant to this clause (xxiii) in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under clause (1) of the definition of “Permitted Investment” (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (xxiii);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(v), (b)(vi), (b)(viii), (b)(x), (b)(xvii) and (b)(xx)(A), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)            For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 7.06 or if an Investment in such amount would be permitted at such time pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise is permitted to be so designated pursuant to Section 6.14.

(d)            For the avoidance of doubt, this Section 7.06 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Parent Borrower or any Restricted Subsidiary permitted to be incurred under Section 7.03 hereof

(e)            For the avoidance of doubt, the cancellation of Indebtedness owing to the Parent Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, independent contractors, members of management or consultants of the Parent Borrower (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries in connection with a repurchase or redemption of Equity Interests of the Parent Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement.

For purposes of determining compliance with this Section 7.06, in the event that a proposed Restricted Payment or Investment (or any portion thereof) at any time, whether at the time of declaration or payment, purchase, redemption, defeasance or other acquisition or retirement, or at the time of the making thereof, or subsequently at a later time, meets the criteria of more than one of the categories described in Section 7.06(b)(i) through (xxiii) or is entitled to be made pursuant to Section 7.06(a) and/or one or more of the categories described in the definition of Permitted Investment, the Administrative Borrower, in its sole discretion, will be entitled to classify and may subsequently reclassify such item of (or any portion thereof) (based on circumstances existing on the date of such reclassification) among such clauses in Section 7.06(b)(i) through (xxiii),  Section 7.06(a) and/or one or more of the categories contained in the definition of Permitted Investments, and will only be required to include the amount and type of such Restricted Payment or Investment in such of the above clauses as determined by the Administrative Borrower at such time.  The Administrative Borrower will be entitled to divide and classify a Restricted Payment or Investment in more than one of the types described in Section 7.06(b)(i) through (xxiii),  Section 7.06(a) and/or one or more of the categories contained in the definition of Permitted Investments.

Section 7.07        Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the Closing Date or any business or any other activities reasonably related, complementary, synergistic, similar, incidental or ancillary thereto (including related, complementary, synergistic, similar, incidental or ancillary technologies) or reasonable extensions, developments or expansions thereof.

Section 7.08        Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, involving aggregate payments or consideration, in any transaction or series of related transactions, in excess of $8,500,000, other than:

(a)           transactions among the Parent Borrower or the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)           transactions on terms (taken as a whole) substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)            the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions and transactions constituting any Permitted Reorganization;

(d)            the issuance of Equity Interests or equity-based awards to any officer, director, employee, independent contractor, advisor, service provider or consultant of the Parent Borrower or any Subsidiary or any direct or indirect parent of the Parent Borrower, including, without limitation, in connection with the Transactions;

(e)            [reserved];

(f)            Restricted Payments permitted under Section 7.06, Permitted Investments and Permitted Acquisitions (other than by reference to this Section 7.08 or any clause in this Section 7.08);

(g)           transactions by the Parent Borrower and any Restricted Subsidiary permitted under an express provision (including any exceptions thereto) of this Article VII (other than by reference to this Section 7.08 or any clause in this Section 7.08);

(h)            (i) employment, consulting and severance arrangements between the Parent Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Parent Borrower) and their respective future, present or former officers, employees, independent contractors, advisor, service provider and/or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), in each case, in the ordinary course of business and (ii) transactions pursuant to any shareholder, employee or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement;

(i)            the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of or for the benefit of any future, present or former directors, officers, member of management, independent contractors, employees, advisors, service providers and consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Parent Borrower), in each case, in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

(j)            transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto or replacement thereof to the extent such an amendment or replacement is not adverse to the Lenders in any material respect as compared to the applicable agreement, instrument or arrangement in effect on the Closing Date;

(k)            [reserved];

(l)            payments by the Parent Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with the Parent Borrower to the extent attributable to the ownership or operation of the Parent Borrower and its Subsidiaries, but only to the extent permitted by Section 7.06;

(m)           the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee, independent contractor, advisor, service provider or consultant (or any Immediate Family Members or Affiliates of any of the foregoing) of the Parent Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(n)           transactions with customers, clients, joint venture partners, independent contractors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Borrower or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Administrative Borrower, or are on terms at least as favorable (as determined by the Administrative Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

(o)           transactions pursuant to that certain Letter Agreement re: Administrative Services, dated as of March 11, 2019, between HC Group Holdings I, LLC and Option Care Enterprises, Inc., or any amendment thereto or replacement thereof to the extent such an amendment or replacement is not adverse to the Lenders in any material respect as compared to the letter agreement in effect on the Closing Date;

(p)           the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Parent Borrower or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on or after the Closing Date in connection therewith or similar equity holder’s agreements or limited liability company agreements;

(q)           transactions in which the Parent Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08;

(r)            the licensing of trademarks, copyrights or other IP Rights in the ordinary course of business and the non-exclusive licensing (or sublicensing) of trademarks, copyrights, or other IP Rights;

(s)            the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent thereof or any contribution to the capital of the Parent Borrower or any of its Restricted Subsidiaries to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control;

(t)            (i) investments by the Permitted Holders in securities of the Parent Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection therewith) so long as (A) the investment is being offered generally to other non-affiliated investors on the same or more favorable terms and (B) the investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities, and (ii) payments to the Permitted Holders in respect of securities or loans of the Parent Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans

(u)            subleases of leased real property by and between the Parent Borrower or any Restricted Subsidiary and Walgreens Co. and any of its Subsidiaries;

(v)           transactions among the Parent Borrower and the Restricted Subsidiaries, undertaken in good faith (as certified by a responsible financial or accounting officer of the Administrative Borrower in an officer’s certificate) for the purposes of improving the consolidated tax efficiency of the Parent Borrower and its Subsidiaries and not for the purpose of circumventing any provision of this Agreement so long as (x) no Event of Default has occurred and is continuing or would result from such transactions and (y) the Administrative Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral (prior to giving effect to the transactions), taken as a whole, is not impaired in any material respect by such transactions and all actions required to maintain said perfected status have been or will promptly be taken;

(w)           payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Parent Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business or consistent with past practice or industry practice (including, without limitation, any cash management activities related thereto) to the extent otherwise constituting a Permitted Investment or Restricted Payment permitted under Section 7.06;

(x)            any Disposition of Securitization Assets or related assets, Investments permitted pursuant to clause (14) of the definition of “Permitted Investments”, Standard Securitization Undertakings and Limited Originator Recourse, in each case in connection with any Qualified Securitization Financing or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Financing;

(y)            transactions between the Parent Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Parent Borrower or any direct or indirect parent of the Parent Borrower; provided, however, that such director abstains from voting as a director of the Parent Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(z)            payments or loans (or cancellations of loan repayment obligations) to future, present and former independent contractors, employees, advisors, service providers or consultants of the Parent Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary that are approved by the Board of Directors of senior management of the Parent Borrower in good faith and that are otherwise permitted by this Agreement; and

(aa)      Affiliate repurchases of the Loans or Commitments to the extent permitted by Section 10.07 and Affiliate repurchases of Secured Obligations, Second Lien Obligations and obligations in respect of any Junior Financing, in each case, the holding of such loans or commitments and the payments and other transactions contemplated herein in respect thereof.

Section 7.09        Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of:

(a)            any Non-Loan Party to make Restricted Payments to any Loan Party, or

(b)            any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(i)            (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed in Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii)              are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in anticipation of such Person becoming a Restricted Subsidiary;

(iii)             comprise restrictions pursuant to Indebtedness of a Non-Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;

(iv)             are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(k), (l), (p), (q), (r)(i), (r)(ii), (s) and (ee) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v)              are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments or otherwise permitted under Section 7.06 and applicable solely to such joint venture;

(vi)             are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds and products thereof;

(vii)            are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii)           comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(a), (e) (other than Disqualified Equity Interests or Preferred Stock), (g) (other than Disqualified Equity Interests or Preferred Stock) and (n) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(ix)             are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any of its Restricted Subsidiaries;

(x)              are customary provisions restricting assignment of any agreement; provided  that if such agreement is not entered into in the ordinary course of business, the granting, perfection, validity and priority of the security interests of the Secured Parties is not impaired in any material respect by such restriction;

(xi)             are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii)            arise in connection with cash or other deposits permitted under Section 7.01 or the definition of Permitted Investments, and limited to such cash or deposits;

(xiii)           comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Administrative Borrower, no more restrictive with respect to the Parent Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Administrative Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv)           comprise restrictions imposed by Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing limited to Securitization Assets, in each case to the extent permitted hereunder;

(xv)            are restrictions contained in (x) the ABL Financing Documents and documents otherwise governing Indebtedness permitted pursuant to Section 7.03(k) or (y) any First Lien Financing Document;

(xvi)           are restrictions regarding licensing or sublicensing by Parent Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business; and

(xvii)          are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

Section 7.10        [Reserved].

Section 7.11        Financial Covenants.

(a) Solely for the benefit of the Revolving Credit Lenders, on any Compliance Date (beginning with the fiscal quarter ending December 31, 2023), permit the Total Net Leverage Ratio on such Compliance Date to be greater than 4:50 to 1:00 (or, for each of the first five Compliance Dates that occurs on or following the consummation of a Permitted Acquisition (or any similar transaction) for which the aggregate consideration payable by the Parent Borrower or any of its Restricted Subsidiaries is not less than $100,000,000, 5.00 to 1.00).

(b) Solely for the benefit of the Revolving Credit Lenders, on any Compliance Date (beginning with the fiscal quarter ending December 31, 2023), permit the Consolidated Fixed Charge Coverage Ratio on such Compliance Date to be less than 1:50 to 1:00 (clauses (a) and (b) of this Section 7.11, the, “Financial Covenants”).

(c) The Required Revolving Credit Lenders may amend, waive or otherwise modify this Section 7.11 or the defined terms used for purposes of this Section 7.11 or waive any Default or Event of Default resulting from a breach of this Section 7.11 without the consent of any Lenders other than the Required Revolving Credit Lenders in accordance with the provisions of Section 10.01(i).

Section 7.12        [Reserved].

Section 7.13        Modifications of Terms of Junior Financing.

Amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount in violation of any applicable Intercreditor Agreement or subordination agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.14        Additional Restrictions for the Benefit of the Revolving Credit Lenders.

From and after the Amendment No. 2 Effective Date, for the benefit of the Revolving Credit Lenders only, without limiting any other restriction contained in this Agreement, the Parent Borrower agrees to the following limitations:

(a) None of the Parent Borrower or any of its Restricted Subsidiaries shall create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, or issue any Preferred Stock of a Restricted Subsidiary, except (i) Indebtedness, Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(a) (but limited to the aggregate principal amount of Term Loans and Revolving Credit Commitments outstanding as of the Amendment No. 2 Effective Date), (b), (c), (d), (e), (f), (h), (i), (j), (l) (but excluding ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement)), (m)(i), (n), (o), (r) (except that the term “Letters of Credit” shall refer to Letters of Credit under this Agreement in lieu of the ABL Credit Agreement), (t), (w) (but after giving effect to the limitations of this Section 7.14), (x), (y), (z), (bb), (cc) and (ee), (ii) Indebtedness, Disqualified Equity Interests or Preferred Stock (and Refinancing Indebtedness in respect thereof) pursuant to Section 7.03(m)(ii) not to exceed at any time outstanding the greater of (x) $100,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA (which, for the avoidance of doubt, can be used to incur Indebtedness pursuant to Section 2.14 to the extent the requirements of such Section are otherwise satisfied and which such incurrence shall reduce the amount described in Section 7.14(b)(ii) on a dollar-for-dollar basis) and (iii) other Indebtedness, Disqualified Equity Interests or Preferred Stock (including, for the avoidance of doubt, pursuant to Section 2.14 to the extent the requirements of such Section are otherwise satisfied), but limited to (I) Indebtedness, Disqualified Equity Interests or Preferred Stock secured by Liens on the Collateral on a pari passu or junior basis with the Obligations, so long as the Senior Secured Net Leverage Ratio would have been no greater than 4.00 to 1.00, or (II) Indebtedness, Disqualified Equity Interests or Preferred Stock that is unsecured, so long as the Parent Borrower is in Pro Forma Compliance with the Financial Covenants (in each case, determined on the date of such incurrence).

(b) None of the Parent Borrower or any of its Restricted Subsidiaries shall create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except, (i) Liens pursuant to Section 7.01(a) (but limited (other than with respect to Secured Hedge Agreements and Cash Management Obligations) to the aggregate principal amount of Term Loans and Revolving Credit Commitments outstanding as of the Amendment No. 2 Effective Date)), (b), (c), (d), (e), (f) (except that the term “Letters of Credit” shall refer to Letters of Credit under this Agreement in lieu of the ABL Credit Agreement), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u), (v), (w) (but after giving effect to the limitations of this Section 7.14), (x), (y), (z), (aa) (but after giving effect to the limitations of this Section 7.14), (dd), (ee), (ff), (ii), (kk), (mm), (nn) and (oo), (ii) Liens pursuant to Section 7.01(bb) outstanding at any time not to exceed the greater of (x) $100,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA (in each case, determined on the date of such incurrence), and (iii) other Liens securing Indebtedness, but limited to Liens with respect to any Indebtedness that is secured by Liens on the Collateral on a pari passu or junior basis with the Obligations, so long as the Senior Secured Net Leverage Ratio shall be no greater than 4.00 to 1.00 (determined on the date of such incurrence).

(c) None of the Parent Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, make any Investments (including, for the avoidance of doubt, any Restricted Investments), except (i) Permitted Investments pursuant to clauses (1), (2), (4), (5), (6), (7) (but excluding ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement), (9), (10), (11) , (12), (15), (16) (17), (18), (19), (20), (21), (22), (23), (24), (25), (27), (29), (30), (31), (33) and (34) of the definition thereof, (ii) Permitted Investments pursuant to clause (3) of the definition thereof, so long as immediately after giving effect thereto, the Parent Borrower is in Pro Forma Compliance with the Financial Covenants and (iii) other Investments (including pursuant to clause (32) of the definition of Permitted Investments and Investments described in the preceding clauses (i) and (ii)) so long as the Total Net Leverage Ratio (determined on a Pro Forma Basis) is no greater than 4.00 to 1.00.

(d) None of the Parent Borrower or any of its Restricted Subsidiaries shall, directly or indirectly, make any Restricted Payments pursuant to clause (w), (x), or (y) of Section 7.06(a), except (i) Restricted Payments pursuant to Section 7.06(b)(i), (b)(ii), (b)(iii), (b)(vii), (b)(xv), (b)(xvi), (b)(xviii) (but after giving effect to the limitations of this Section 7.14), (b)(xix), (b)(xx) and (b)(xxi), (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, the repurchase or redemption of Equity Interests of the Parent Borrower in an aggregate amount not to exceed $100,000,000 (as increased by any carryforward) in any fiscal year (commencing with the fiscal year ending December 31, 2024) (with unused amounts in any calendar year being carried over to succeeding calendar years (subject to a maximum amount available for use under this basket of $150,000,000 in any fiscal year), so long as immediately after giving effect thereto, the Parent Borrower is in Pro Forma Compliance with the Financial Covenants and (iii) other Restricted Payments (including Restricted Payments described in the preceding clause (i) and (ii)) so long as the Total Net Leverage Ratio (determined on a Pro Forma Basis) is no greater than 3.50 to 1.00.

Article VIII.
EVENTS OF DEFAULT AND REMEDIES

Section 8.01        Events of Default.

Any of the following events referred to in clauses (a) through (l) from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)            Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or unpaid Reimbursement Obligation of any drawn Letter of Credit or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)            Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Parent Borrower) or Article VII; provided that, with respect to any such Event of Default resulting from a failure to promptly provide notice of an Event of Default to the Administrative Agent pursuant to Section 6.03(a), subject to the last proviso of this Section 8.01, the subsequent provision of such notice by the Parent Borrower or any Restricted Subsidiary to the Administrative Agent shall cure the Event of Default resulting from such failure to timely deliver such notice; provided, further, that any Loan Party’s failure to comply with any Financial Covenant or Section 7.14 shall only constitute an Event of Default with respect to any Term Loans or Term Commitments after the Required Revolving Credit Lenders shall have actually terminated their Revolving Credit Commitments and declared all amounts outstanding thereunder to be due and payable pursuant to Section 8.02 and before (x) such declaration has been rescinded by the Required Revolving Credit Lenders and (y) the Term Lenders have declared an Event of Default; or

(c)            Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrowers of written notice thereof from the Administrative Agent; or

(d)            Representations and Warranties. Any representation, warranty or certification made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made, and, other than with respect to any incorrect Specified Representation (which shall not be subject to cure or a grace period), such incorrect representation or warranty (if curable as determined by the Borrowers in good faith) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers; or

(e)            Cross-Default. Except with respect to the ABL Revolving Loans and other ABL Obligations, which shall be subject solely to clause (g) below, any Borrower or any Restricted Subsidiary (A) fails to make any principal or interest payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by the Borrowers or any of its Restricted Subsidiaries), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and beyond the applicable grace period, if any, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) the sole option is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that any such failure described under clause (A) or (B) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)            Insolvency Proceedings, Etc. Other than with respect to dissolutions or liquidations permitted hereunder, the Parent Borrower, any Restricted Subsidiary that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive days, or an order for relief is entered in any such proceeding; or

(g)            ABL Revolving Loans and other ABL Obligations. With respect to the ABL Revolving Loans and other ABL Obligations, (i) (x) an Event of Default under and as defined in the ABL Credit Agreement has occurred and is continuing under clauses (a) or (f) of Section 8.01 of the ABL Credit Agreement or (y) an Event of Default (other than the type described in the foregoing clause (i)(x) or following clause (ii)) under and as defined in the ABL Credit Agreement has occurred and remains unremedied or unwaived for 60 consecutive days after the occurrence thereof or with respect to which any ABL Secured Party is exercising remedies (including acceleration of obligations or termination of commitments) or (ii) an Event of Default under and as defined in the ABL Credit Agreement due to a breach of the ABL Financial Covenant has occurred and is continuing, but only from and after the earlier of (x) the exercise of any remedies by any ABL Secured Party or (y) acceleration of the obligations or termination of the commitments under the ABL Credit Agreement;

(h)            Judgments. There is entered against any Borrower or any Restricted Subsidiary that is a Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by independent third-party insurance or indemnity as to which the insurer or indemnitor has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)            Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender which does not arise from a breach by a Loan Party of its obligations under the Loan Documents or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; provided that none of the foregoing shall apply to any Guarantor which is not a Material Subsidiary; or

(j)            Change of Control. There occurs any Change of Control; or

(k)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents (or other pledged collateral actually delivered to it under the Collateral Documents) or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)            ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

provided, that any Event of Default under the Loan Documents, other than any Event of Default pursuant to a failure to observe any Financial Covenant and any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” (and shall be deemed to be “cured”) if the events, acts or conditions that gave rise to such event of default have been have remedied or cured (including by payment, notice, taking any action or omitting to take any action) or have ceased to exist and the Borrowers are otherwise in compliance with the Loan Documents; provided, that the foregoing shall not be applicable with respect to any default or Event of Default if the Borrowers knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such default or Event of Default required to be given under the Loan Documents.

Section 8.02        Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, with the consent of, and shall, at the request of, the Required Lenders, take any or all of the following actions:

(i)            declare the Commitment of each Lender to make Loans and any obligation of the Issuing Banks to make LC Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)           require that the Borrowers Cash Collateralize the LC Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)          exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, any document evidencing Indebtedness in respect of which the Facilities have been designated as “designated senior debt” (or any comparable term) or applicable Law;

provided that upon the occurrence of an Event of Default as a result of an actual or deemed entry of an order for relief with respect to the Borrowers under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the Issuing Banks to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrowers to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Notwithstanding anything to the contrary, if the only Events of Default then having occurred and continuing are pursuant to a failure to observe any Financial Covenant or Section 7.14, the Administrative Agent shall only take the actions set forth in this Section 8.02 at the request of the Required Revolving Credit Lenders (as opposed to Required Lenders) or, for the purposes of clause (iii) above, Lenders holding a majority of the Revolving Credit Commitments and only with respect to the Revolving Credit Loans, Revolving Credit Commitments, LC Obligations, any Letters of Credit and LC Credit Extension.

Section 8.03        Application of Funds.

Except as may be otherwise provided in any applicable Incremental Amendment with respect to Obligations under the applicable Incremental Loans in accordance with the provisions of Section 2.14 or in any applicable Refinancing Amendment with respect to Obligations under the applicable Refinancing Loans in accordance with the provisions of Section 2.15 (in each case, which shall not be more favorable to the holders of such Loans than the allocation described below), after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III payable to the Administrative Agent in its capacity as such);

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans and LC Borrowings, and any fees, premiums and scheduled periodic payments due under Cash Management Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and LC Borrowings (including to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Subject to Section 2.03, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, will be paid to the Borrowers.

Article IX.
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01        Appointment and Authority.

(a)            Each of the Lenders and Issuing Banks hereby irrevocably appoints Bank of America, N.A to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than this Section 9.01, Section 9.06 (solely with respect to the removal and consent rights of the Borrowers set forth therein), Section 9.09, Section 9.10 and Section 9.11) are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)            The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral (including any Intercreditor Agreement and any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 9.02        Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03        Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)            shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Bank; and

(e)            shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

It is understood and agreed by each Secured Party that the Administrative Agent shall have no liability for any determinations made by it under Section 8.03, in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Secured Party also agrees that the Administrative Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Section 9.04        Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05        Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06        Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrowers upon thirty (30) days’ written notice to the Borrowers and the Lenders. If the Administrative Agent or a Controlling Affiliate of the Administrative Agent is subject to an Agent-Related Distress Event, the Parent Borrower may remove the Administrative Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal by the Parent Borrower, the Required Lenders shall have the right, with the consent of the Administrative Borrower at all times other than upon the occurrence and during the continuation of an Event of Default under Sections 8.01(a) or, solely with respect to the Parent Borrower, 8.01(f), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of the Administrative Borrower); provided that if the Administrative Agent shall notify the Administrative Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice. The resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the resigning or removed Administrative Agent shall continue to hold such collateral security (including any collateral security subsequently delivered to the Administrative Agent) until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and delivery of collateral security in the possession of the resigning or removed Administrative Agent to such successor Administrative Agent (to the extent that possession thereof perfect a Lien thereon under the UCC of any jurisdiction), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning (or resigned) or removed Administrative Agent, and the resigning or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the resigning Administrative Agent’s resignation or the removed Administrative Agent’s removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such resigning or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigning or removed Administrative Agent was acting as Administrative Agent.

Any resignation by, or removal of, Bank of America, N.A. as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation or removal as Issuing Bank and Swing Line Lender, in which case such resigning or removed Issuing Bank and Swing Line Lender (x) shall not be required to issue any further Letters of Credit or extend any further Swing Line Loans hereunder and (y) shall maintain all of its rights as Issuing Bank or Swing Line Lender with respect to any Letters of Credit issued by it or Swing Line Loans extended by it, as applicable, prior to the date of such resignation or removal so long as such Letters of Credit, LC Obligations or Swing Line Loans remain outstanding and not otherwise Cash Collateralized in accordance with the terms herein. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Lender, (ii) the resigning or removed Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the resigning or removed Issuing Bank to effectively assume the obligations of the resigning or removed Issuing Bank with respect to such Letters of Credit.

Section 9.07        Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08        No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunner, Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender or Issuing Bank hereunder.

Section 9.09        Administrative Agent May File Proofs of Claim; Credit Bidding..

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.03, 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Laws. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10        Collateral and Guaranty Matters.

Each Lender hereby agrees, and each holder of any Note by its acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Collateral Documents. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Hedge Bank) and Issuing Banks irrevocably authorize the Administrative Agent, at its option, and in its sole discretion (other than releases described in clauses (b) and (d) below which shall not be optional or discretionary):

(a)            to enter into and sign for and on behalf of the Lenders, as Secured Parties, the Collateral Documents (including any subordination or intercreditor agreements with respect to Indebtedness and Liens permitted under this Agreement to the extent the Administrative Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement) for the benefit of the Lenders and the other Secured Parties;

(b)            to automatically release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) the expiration or termination of all Letters of Credit (other than Letters of Credit that are Cash Collateralized or back- stopped by a letter of credit in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Bank or a deemed reissuance under another facility as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made)), (ii) at the time the property subject to such Lien is Disposed or to be Disposed (to a Person that is not a Loan Party) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (d) below or Section 11.09 or (v) if the property subject to such Lien constitutes Excluded Assets;

(c)            to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; and

(d)            to release any Guarantor from its obligations under this Agreement (including the Guaranty) if such Guarantor becomes a Released Guarantor in accordance with Section 11.09.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrowers or any of its Restricted Subsidiaries in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11        Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Cash Management Agreements or Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

The Lenders and the Hedge Banks hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement (including any subordination agreement or arrangement) permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and the Lenders and the Hedge Banks acknowledge that any such intercreditor agreement is binding upon the Lenders and Hedge Banks.

Section 9.12        Withholding Tax Indemnity.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 3.01 and without limiting or expanding the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.12, include any Issuing Bank and any Swing Line Lender.

Section 9.13        Indemnification by the Lenders.

The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section 9.13 from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section 9.13 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.14        Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and/or the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent and/or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent and/or the Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)            The Administrative Agent and/or the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit, or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.15        Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

Article X.
MISCELLANEOUS

Section 10.01      Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver (x) contemplated in clauses (a), (b), (c), (g) and (j) which shall only require the consent of each Lender directly and adversely affected thereby, (y) contemplated in clauses (h) or (i) below (in the case of clause (h), to the extent permitted by Section 2.14), which shall only require the consent of the Required Revolving Credit Lenders or the Required Class Lenders under the applicable Class, as applicable and (z) contemplated by clauses (d), (e), (f) (which shall require the consent of Lenders expressly set forth therein)) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers, the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)            extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of (or amendment to the terms of) any condition precedent set forth in Section 4.02, the waiver of any obligation of the Borrowers to pay interest at the Default Rate or the waiver of any Default, Event of Default, mandatory prepayment of the Loans or mandatory reduction of any Commitments shall not constitute such an extension or increase of any Commitment of any Lender);

(b)            except as otherwise expressly provided for hereunder, including without limitation pursuant to a Refinancing Amendment or an Extension Amendment, postpone any date scheduled for any payment of principal (including at final maturity), interest or fees under Section 2.07, 2.08 (other than pursuant to Section 2.08(b)) or 2.09, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any obligation of the Borrowers to pay interest at the Default Rate, any Default or Event of Default, any condition precedent, mandatory prepayment of the Loans or mandatory reduction of Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “First Lien Net Leverage Ratio,” or any other ratio used as a basis to calculate the amount of any principal or interest payment or in the component definitions thereof shall not constitute a postponement of such scheduled payment;

(c)            reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees payable hereunder or under any other Loan Document (or extend the timing of payments of such fees) without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “First Lien Net Leverage Ratio” or any other ratio used as a basis to calculate the amount of any principal or interest payment or fee or other amount or in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that, for the avoidance of doubt, only the consent of (A) the Required Lenders shall be necessary to amend the definition of “Default Rate”, (B) the Required Lenders or, with respect to any Default Rate payable in respect of the Revolving Credit Commitments, the Required Revolving Credit Lenders, shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate and (C) the Swing Line Lender shall be necessary to waive any obligation of the Borrowers to pay interest at the Default Rate payable in respect of the Swing Line Loans;

(d)           change any provision of this Section 10.01, Section 8.03 (subject to the proviso in clause (j) below) or the definition of “Required Revolving Credit Lenders,” “Required Lenders,” “Required Class Lenders,” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender directly and adversely affected thereby (it being understood that (x) with the consent of the Required Lenders or Required Revolving Credit Lenders, as applicable, (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders or Required Revolving Credit Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or Required Revolving Credit Lenders, as applicable, on substantially the same basis as the Term Commitments or Revolving Credit Commitments, as applicable and (y) each Lender shall be directly and adversely affected by a change to the “Required Lenders” definitions);

(e)            other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g)            contractually subordinate the Liens on all or substantially all of the Collateral securing the First Lien Obligations to any other indebtedness (except in the case of (x) any indebtedness that is permitted by this Agreement as in effect on the Closing Date to rank senior to the First Lien Obligations, (y) any “debtor in-possession” facility (or similar facility under applicable law) or (z) any other indebtedness (including to the extent exchanged for, or utilized to refinance, Term B Loans) so long as each affected Lender was offered the opportunity to participate in such indebtedness on a ratable basis), without the written consent of each Lender;

(h)            amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to Incremental Term Commitments and Incremental Revolving Credit Commitments which directly affects Lenders of one or more Incremental Term Commitments and Incremental Revolving Credit Commitments (solely to the extent prior to (x) the funding of any such Incremental Term Commitments or (y) the effectiveness of any Incremental Revolving Credit Commitments) and does not directly affect Lenders under any other Class, in each case, without the written consent of the Required Class Lenders under such applicable Incremental Term Commitments or Incremental Revolving Credit Commitments (and in the case of multiple Classes which are affected, such Required Class Lenders shall consent together as one Class); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than (x) the Required Class Lenders under such applicable Incremental Term Commitments or Incremental Revolving Credit Commitments and (y) in the case of any waiver that otherwise would be subject to clause (a), (b), (c), (d), (e) or (f) above or clause (j) below, each Lender, each directly affected Lender or each directly and adversely affected Lender (as specified in clause (a), (b), (c), (d), (e) or (f) above or clause (j) below) under the applicable Class or Classes of Incremental Term Loans (including Loans extended under such Commitments);

(i)            amend or otherwise modify: (a) the Financial Covenants, (b) Section 7.14, and in each case any definition related thereto solely for the purposes of the Financial Covenants (as any such definition is used therein) or waive any Default or Event of Default resulting from a failure to perform or observe the Financial Covenants or Section 7.14 and/or (c) Section 4.02, in each case, without the written consent of the Required Revolving Credit Lenders; provided that the waivers described in this clause (i) shall not require the consent of any Lenders other than the Required Revolving Credit Lenders; or

(j)            amend, waive or otherwise modify the definition of “Pro Rata Share” or any provision requiring pro rata sharing amongst Lenders without the consent of each Lender directly and adversely affected thereby; provided that modifications to Section 8.03 or the definition of “Pro Rata Share” to the extent necessary in connection with (w) any buy back of Term Loans by the Parent Borrower pursuant to Section 2.05(a)(v) or Section 10.07(l), (x) any Refinancing Amendment or amendment in respect of Replacement Term Loans, (y) any Incremental Amendment or (z) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Bank in addition to the Lenders required above, directly and adversely affect the rights or duties of such Issuing Bank under this Agreement or any LC Application relating to any Letter of Credit issued or to be issued by it; provided, however, that this Agreement may be amended to adjust the mechanics related to the issuance of Letters of Credit, including mechanical changes relating to the existence of multiple Issuing Banks and increase the LC Sublimit, with only the written consent of the Administrative Agent, the applicable Issuing Banks and the Borrowers so long as the Revolving Credit Lenders, if any, who have not executed such amendment, and if applicable, the other Issuing Banks, if any, who have not executed such amendment, are not directly and adversely affected thereby; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, directly and adversely affect the rights or duties of the Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans and increase the Swing Line Sublimit with only the written consent of the Administrative Agent, the Swing Line Lender (including to add another Lender, who upon execution of such amendment, will be an additional Swing Line Lender) and the Borrowers so long as the Revolving Credit Lenders and, if applicable, the other Swing Line Lenders, if any, who have not executed such amendment are not directly and adversely affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document, (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) (x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15 or 2.16 or in the following clause (y) or (z), as applicable) or to effect any amendment expressly contemplated by Section 6.19, (y) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower All-In Yield (which may include other customary technical amendments related thereto, including providing that such replacement term loans may have a prepayment premium in connection therewith) (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment, and (z) in connection with an Extension Amendment, only the consent of the Lenders that will continue as a Lender in respect of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, subject to such Extension Amendment shall be required for such Extension Amendment.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Required Lenders or Required Class Lenders)), except that (x) the Commitment of any such Defaulting Lender may not be increased or extended, the rate of interest on any Loans of any Defaulting Lender may not be reduced and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders (or, if there are no such affected Lenders (other than such affected Lenders which are Defaulting Lenders), Lenders of the same Class) shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, no Lender consent is required for the Administrative Agent to enter into or to effect any amendment, modification or supplement to any ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Loans, any Incremental Equivalent Debt, any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt (i) that is for the purpose of adding the holders of such secured or subordinated Indebtedness permitted to be incurred under this Agreement (or, in each case, a Senior Representative with respect thereto), as parties thereto, as expressly contemplated by the terms of such ABL Intercreditor Agreement, First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders) or (ii) that is expressly contemplated by any ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Loans, any Incremental Equivalent Debt, any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt; provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Loans, Swing Line Loans and LC Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Replaced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, plus any accrued but unpaid interest on such Replaced Term Loans plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Replaced Term Loans and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Replacement Term Loans (but nothing in this clause (a) shall limit the ability of the Borrowers to incur Incremental Loans of the same Class or of a different Class at the same time if such incurrence is otherwise permitted hereunder), (b) [reserved], (c) except to the extent incurred under the then available Inside Maturity Basket, the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing and (d) all other terms (other than with respect to pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) applicable to such Replacement Term Loans shall either, at the option of the Borrowers, (i) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Replacement Term Loans (as determined by the Administrative Borrower in good faith), (ii) if not otherwise consistent with the terms of such Replaced Term Loans, not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of such Replaced Term Loans, except to the extent necessary to provide for (x) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing or (y) subject to the immediately succeeding proviso, a Previously Absent Financial Maintenance Covenant; provided that, notwithstanding anything to the contrary contained herein, if any such terms of the Replacement Term Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility or (iii) be reasonably acceptable to the Administrative Agent (it being understood that any covenants or other provisions applicable to periods after the Latest Maturity Date need not be reasonably satisfactory to the Administrative Agent). Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers to effect the provisions of this paragraph, including any amendments necessary in connection with any Replacement Term Loans necessary to provide that such Replacement Term Loans are fungible for U.S. federal income tax purposes with an existing Class of Term Loans, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary. If necessary to consummate any such Replacement Term Loans as fungible for U.S. federal income tax purposes with an existing Class of Term Loans, the interest rate margins and rate floors on the applicable existing Class of Term Loans may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, the Guaranty, the Collateral Documents and related documents executed by the Loan Parties or the Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Administrative Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure any ambiguities or defects or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained in Section 10.01, if the Administrative Agent and the Administrative Borrower shall have jointly identified an ambiguity, mistake, obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Administrative Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

Section 10.02      Notices and Other Communications; Facsimile Copies.

(a)           Notices; Effectiveness; Electronic Communications.

(i)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (C) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)            if to the Parent Borrower or the Administrative Agent, the Issuing Banks or the Swing Line Lender to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the other parties; and

(B)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent, the Issuing Banks and the Swing Line Lender.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (C) below shall be effective as provided in such subsection (C).

(C)            Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e- mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b)            The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging services, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, material breach of the Loan Documents, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender, Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(c)            Change of Address, Etc. Any Loan Party, the Administrative Agent, any Issuing Bank and the Swing Line Lender, may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Issuing Bank and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(d)            Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Banks, each Lender and the Related Parties of each of them (other than any Excluded Affiliate) from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03       No Waiver; Cumulative Remedies.

No failure by any Lender, Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Banks or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04      Attorney Costs and Expenses.

The Borrowers agree (a) to pay or reimburse the Engagement Parties for such out-of-pocket costs and expenses as shall have been separately agreed upon in writing and to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, in each case, all Attorney Costs, which shall be limited to (i) one primary counsel to the Administrative Agent and its Affiliates (other than Excluded Affiliates), taken as a whole, or the Administrative Agent (and its Affiliates (other than Excluded Affiliates), as applicable) and one local counsel, if necessary, in any relevant jurisdiction material to the interests of the Lenders taken as a whole), in each case excluding allocated costs of in-house counsel and (ii) in the case of other consultants and advisors, the fees and expenses of such persons approved by the Borrowers and (b) after the Closing Date, to pay or reimburse the Administrative Agent, the Swing Line Lender, the Issuing Banks and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including (i) all respective Attorney Costs, which shall be limited to Attorney Costs of one primary counsel to the Administrative Agent and the Lenders taken as a whole, and one local counsel, if necessary, in any relevant jurisdiction material to the interests of the Lenders taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel in each relevant material jurisdiction to the similarly situated Persons taken as a whole and (ii) in the case of other consultants or advisors, the fees and expenses of such persons approved by the Borrowers). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrowers at least three (3) Business Days prior to the Closing Date (or such later date as the Borrowers may agree in its sole discretion). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Parent Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05       Indemnification by the Borrowers.

The Borrowers shall indemnify and hold harmless each Agent, Swing Line Lender, Issuing Bank, Lender each Arranger and their respective Affiliates (other than Excluded Affiliates) and controlling Persons, and their respective directors, officers, employees, advisors, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (but excluding any Excluded Affiliates) (collectively the “Indemnitees”) from and against any and all actual losses, claims, damages, liabilities and expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual conflict of interest, one additional counsel in each relevant material jurisdiction to the affected Indemnitees similarly situated), in each case except allocated costs of in-house counsel, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability of or relating to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrowers or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and expenses resulted from (w) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrowers or any of their Affiliates or (z) settlements effected without the Borrowers’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with Borrowers’ written consent, or if there is a final judgment against an Indemnitee, the Borrowers shall indemnify and hold harmless such Indemnitee to the extent and the manner set forth above. In case any Proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Parent Borrower of the commencement of any such Proceeding; provided, however, that the failure so to notify the Parent Borrower will not relieve the Borrowers from any liability to such Indemnitee pursuant to this Section 10.05. Each applicable Indemnitee (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by or on behalf of the Borrowers (or any other Loan Party) to such Indemnitee, in each case, pursuant to the terms of this paragraph to the extent such Indemnitee is not entitled to the payment thereof pursuant to the terms of this paragraph, as determined by a final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Agreement or the other Loan Documents, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of any such Indemnitee), nor shall any Indemnitee, Related Indemnified Person, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such obligations, liabilities, losses, damages, penalties, demands, actions, judgments, suits, costs, disbursements, claims or expenses incurred or paid or required to be paid by an Indemnitee to a third party (including another Indemnitee)). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request). The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent, the resignation of an Issuing Bank or Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

To the extent that the Borrowers for any reason fails to pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swing Line Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swing Line Lender or Issuing Bank in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(d).

Section 10.06       Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, the Issuing Banks or any Lender, or the Administrative Agent, the Issuing Banks or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Banks or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07       Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent Borrower may not (except as permitted by Section 7.04) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (i) to an Assignee in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and in the case of any Assignee that is the Parent Borrower or any of their respective Subsidiaries, Section 2.05(a)(v) or 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or, other than in the case of clause (iii) below, transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), (iii) a Disqualified Institution (unless otherwise agreed by the Administrative Borrower in its sole discretion and, notwithstanding anything herein to the contrary, without giving effect to any provision providing for deemed consent by the Administrative Borrower) or (iv) to the Parent Borrower or any of its Subsidiaries (except pursuant to Section 2.05(a)(v)or Section 10.07(l), as applicable). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (vi)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) with the prior written consent (such consent not to be unreasonably withheld or delayed, except in connection with a proposed assignment to any Disqualified Institution, which consent by the Administrative Borrower may be withheld in its sole discretion) of:

(A)            the Administrative Borrower; provided that no consent of the Administrative Borrower shall be required for (i) an assignment of all or a portion of (a) the Term Loans or Term Commitments, to a Term Lender, an Affiliate of a Term Lender or an Approved Fund of a Term Lender and (b) the Revolving Credit Loans and Revolving Credit Commitments to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund of a Revolving Credit Lender, (ii) other than with respect to any proposed assignment to a Disqualified Institution, if an Event of Default under Section 8.01(a) or, solely with respect to the Parent Borrower, Section 8.01(f) has occurred and is continuing, to any Assignee or (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(l); provided that, other than with respect to any proposed assignment to a Disqualified Institution, the Administrative Borrower shall be deemed to have consented to any such assignment of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having acknowledged receipt of a written notice thereof;

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) of all or a portion of the Loans pursuant to Section 10.7(l);

(C)            each applicable Issuing Bank at the time of such assignment; provided that no consent of the applicable Issuing Bank shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure; and

(D)            the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $5,000,000 (in the case of each Revolving Credit Commitment) or $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $1,000,000 (in the case of each Revolving Credit Commitment) or $1,000,000 (in the case of Term Loans), in excess thereof unless each of the Administrative Borrower and the Administrative Agent otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption either manually or via an electronic settlement system acceptable to the Administrative Agent, together with a processing and recordation fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion);

(C)            other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)            the Assignee shall execute and deliver to the Administrative Agent and the Administrative Borrower the forms described in Sections 3.01(d) and 3.01(e) applicable to it.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution. The identity of Disqualified Institutions will not be posted or distributed to any Person by the Administrative Agent or Arranger, but may be communicated by the Administrative Agent to a Lender upon request therefor.

(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)            The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and each notice of cancellation of any Loans delivered by the Borrowers pursuant to Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, LC Obligations (specifying the unreimbursed LC Disbursements), LC Borrowings and the amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (solely with respect to the information as it relates to such Lender), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)            Any Lender may at any time sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (e), (f) and (j) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender (subject, for the avoidance of doubt, to the limitations and requirements of those Sections applying to each Participant as if it were a Lender and provided that any documentation required to be provided under Section 3.01(d) shall be provided solely to the participating Lender) and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant also shall be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of any Participant Register relating to any Participant or SPC requesting payment from the Borrowers or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Borrowers or any other Person only to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) such entitlement to a greater payment results from a Change in Law after the sale of the participation to such Participant takes place or (ii) the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant complies with Sections 3.01(a), (d), (e), (f) and (h) as though it were a Lender (it being understood that the documentation required under Section 3.01(d) shall be delivered solely to the participating Lender and, at the time such participant has made a claim under Section 3.01, as necessary to substantiate a claim for additional amounts pursuant to Section 3.01).

(g)            Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender to a Federal Reserve Bank or to any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)            Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (other than a Disqualified Institution) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Administrative Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Administrative Borrower shall have a reasonable basis for withholding consent if an exercise by an SPC immediately after the grant would result in materially increased indemnification obligation to the Borrowers at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, without the consent of the Borrowers or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee (other than a Disqualified Institution) for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)            [Reserved].

(k)            [Reserved].

(l)            Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Parent Borrower or any Restricted Subsidiary through (x) Dutch auctions or other offers to purchase open to all Lenders holding Term Loans of such class on a pro rata basis consistent with the procedures set forth in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided, further, that:

(i)            upon such assignment to any Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have assigned or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Parent Borrower; provided that any such contribution shall not increase any availability or amount permitted pursuant to any covenant under Article VII;

(ii)            if the assignee is the Parent Borrower (including through contribution, assignments or transfers set forth in clause (i) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrowers shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Parent Borrower and (c) the Parent Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register; and

(iii)            purchases of Term Loans pursuant to this Section 10.07(l) shall not be funded with the proceeds of Revolving Credit Loans or ABL Revolving Loans.

Each Lender participating in any assignment to the Parent Borrower or any of its Restricted Subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Parent Borrower or any of its Restricted Subsidiaries then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on, any Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(m)            [Reserved].

(n)            [Reserved].

(o)            [Reserved].

(p)            Notwithstanding the foregoing, if an entire Class of Loans or Commitments is refinanced or replaced in full with other Loans or Commitments hereunder, the Parent Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the transactions contemplated by such Refinancing Amendment are not consummated) to each Lender holding any Class of Loans or Commitments being refinanced or replaced to consummate such refinancing or replacement of such Class by way of assignment by purchasing each such Lender’s Loans or unfunded Commitments at par, accompanied by payment of any accrued interest and fees thereon (including, if applicable, amounts payable pursuant to Section 2.05(a)(vi) if in connection with a Repricing Transaction or Section 3.07(e)) instead of prepaying the Loans or reducing or terminating the Commitments to be refinanced or replaced. The assigned Loans and Commitments shall be amended immediately thereafter in accordance with Section 10.01 to reflect the terms of any such refinancing or replacement. The assignee under any such assignment may be (but shall not be required to be) the Administrative Agent, any arranger of the new Loans or Commitments or any other Person designated by the Administrative Agent. By receiving the purchase price, the Lenders having the replaced or refinanced Class of Loans or Commitments shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral.

Section 10.08       Confidentiality.

Each of the Agents, the Lenders, the Issuing Banks and the Swing Line Lender agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ limited partners, lenders, investors, managed accounts, officers, directors, employees, legal counsel, independent auditors, professionals, service providers and other experts or agents, in each case other than Excluded Affiliates (collectively, “Representatives”) who need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential and the Agents and the Lenders shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its Representatives); (b) to the extent required or requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the applicable Agent or such Lender, as applicable, agrees that it will promptly notify the Administrative Borrower prior to any such disclosure by such Person (other than at the request of a regulatory authority as part of a regulatory examination) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or order of any court or administrative agency or in any pending legal or administrative proceeding or similar legal process, provided that the applicable Agent or such Lender, as applicable, agrees that it will notify the Administrative Borrower in advance of any such disclosure by such Person (except with respect to any routine audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Administrative Borrower), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee or potential Lender invited to be an Additional Lender (except, in each case, to the extent the Administrative Borrower has declined to consent to such assignment), any pledgee referred to in Section 10.07(g), any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations or any actual or potential insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage; (f) with the written consent of the Administrative Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to the Borrowers or any of their respective Affiliates; (h) to any rating agency when required by it on a customary basis and after consultation with the Administrative Borrower (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder; (j) to the extent that such information is independently developed by the applicable Agent or its Affiliates (other than any Excluded Affiliates) or the applicable Lender or its Affiliates in each case so long as not based on information obtained in a manner that would otherwise violate this Section 10.08, (k) for purposes of establishing a “due diligence” defense; or (l) to market data collectors, similar services providers to the lending industry, and service providers to the Arranger and the Lenders in connection with the administration and management of this Agreement; provided that, in each case, no disclosure shall be made to any Disqualified Institution. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof, their respective businesses and their respective Affiliates and their Affiliates’ directors, officers, employees, trustees, investments advisors or agents, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof other than as a result of a breach of this Section 10.08.

Each of the Agents and the Lenders acknowledges that (a) the Information may include Material Non-Public Information, (b) it has developed compliance procedures regarding the use of Material Non-Public Information and (c) it will handle such Material Non-Public Information in accordance with applicable Law, including United States federal and state securities Laws. The provisions of this paragraph shall not affect any Borrowers’ obligations under the last paragraph of Section 6.02.

Section 10.09       Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, after obtaining the written consent of the Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Administrative Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

Section 10.10       Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11       Counterparts; Electronic Execution of Assignments and Certain Other Documents.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, .pdf or other electronic means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile, .pdf or other electronic means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile, .pdf or other electronic means.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment (each a “Communication”), including Communications required to be in writing, may, if agreed by the parties hereto, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. Each of the Loan Parties hereto agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on them to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Loan Parties enforceable against them in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Agent. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Agent’s, business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent shall be under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by them; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Loan Parties without further verification and (b) upon the request of the Agent any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 10.12      Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20 in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations as to which no claim has been asserted, in any such case, not then due and payable) or any Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement acceptable to the applicable Issuing Bank).

Section 10.14      Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15       GOVERNING LAW.

(a)            THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) (OR ANY APPELLATE COURT THEREOF) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (OR ANY APPELLATE COURT THEREOF), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR ELECTRONIC MAIL) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. FURTHERMORE, NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, NOTHING in this Agreement or any other Loan Document or otherwise shall affect any right that ANY SECURED PARTY may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Loan Party in the courts of other forum in which jurisdiction can be established.

Section 10.16       WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17       Binding Effect.

This Agreement shall become effective when (i) it shall have been executed and delivered by the Loan Parties and each other party hereto and (ii) the Administrative Agent shall have been notified by each Lender, Swing Line Lender and Issuing Bank that each such Lender, Swing Line Lender and Issuing Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18       USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA Patriot Act and the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent. Each Loan Party shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent or any Lender reasonably requests which is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Section 10.19       No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Arranger are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Arranger and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Arranger and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20       Intercreditor Agreements.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreements as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the ABL Financing Documents, Second Lien Financing Documents and any documentation governing other parity lien or junior lien Indebtedness permitted to be incurred hereunder to extend credit to the Loan Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, prior to the payment in full of the ABL Obligations to the extent that any Loan Party is required to give physical possession over any Collateral (other than Term Loan Priority Collateral) to the Administrative Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the ABL Agent pursuant to the ABL Intercreditor Agreement or any other applicable Intercreditor Agreement entered into after the Closing Date.

Section 10.21      Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.22      Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article XI.
GUARANTEE

Section 11.01      The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (a) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers (or, in the case of such guarantee by a Guarantor that is also a Borrower, on the Loans made by the Lenders to, and the Notes held by each Lender of, each other Borrower), and (b) all other Secured Obligations from time to time owing to the Secured Parties by the Loan Parties under any Loan Document or Secured Hedge Agreement (all such obligations described in clauses (a) and (b), including any future increases in the amounts thereof, being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02      Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the extent permitted by applicable Law irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, to the extent permitted by applicable Law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)           any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Obligations or the rate of interest or the fees thereon);

(iii)            the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)            any Lien or security interest granted to, or in favor of, any Lender, Issuing Bank or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)             the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03       Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04       Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any Non-Loan Party permitted pursuant to 7.03(b) or (d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05       Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06      Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07      Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08      General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor (other than the Borrowers) under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09      Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) any Guarantor that is a Restricted Subsidiary of a Loan Party ceases to be a Restricted Subsidiary of a Loan Party in a transaction permitted hereunder, (ii) any Guarantor becomes an Excluded Subsidiary or (iii) subject to Section 10.01, if the release of such Guarantor is approved, authorized or ratified in writing by the Required Lenders (any such Guarantor referred to in clause (i), (ii) or (iii) a “Released Guarantor”), such Released Guarantor shall upon the consummation of the related transaction, change in status, request, approval, authorization or ratification be (in the case of clauses (i) and (iii)) automatically released and (in the case of clause (ii)) released by the Administrative Agent pursuant to appropriate documentation following a written request from the Administrative Borrower to the Administrative Agent requesting such release, in each case, from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of any of the Equity Interests of the Released Guarantor to a Person that is not a Loan Party, the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrowers shall have provided the Administrative Agent such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of this Agreement and the Collateral Documents; provided, that no such release shall occur, and no such Guarantor shall constitute a Released Guarantor, if (x) such Guarantor continues to be a guarantor in respect of any other First Lien Obligations, any ABL Obligations, any Second Lien Obligations or any Junior Financing or (y) such Guarantor continues to constitute a Subsidiary of the Parent Borrower and becomes an Excluded Subsidiary under clause (a) of the definition thereof unless (i) no Event of Default shall have occurred and be continuing at the time such Guarantor becomes an Excluded Subsidiary under clause (a) of the definition thereof, (ii) after giving Pro Forma Effect to such release and the consummation of the transaction that causes such Person to become an Excluded Subsidiary under clause (a) of the definition thereof, the Borrowers and Restricted Subsidiaries shall be deemed to have made an Investment in, or a Restricted Payment in respect of, as applicable, such Person (as if such Person were then newly acquired or formed) and such Investment or Restricted Payment is permitted hereunder at such time and (iii) for the benefit of the Revolving Credit Lenders only, the transaction causing such Guarantor to become a non-wholly owned Subsidiary is for a bona fide business purpose with a non-Affiliated third-party.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder (other than contingent indemnification obligations as to which no claim has been asserted) have been paid or satisfied in full, and no Letter of Credit remains outstanding (except any Letter of Credit the Outstanding Amount of which the Obligations related thereto has been Cash Collateralized or for which a backstop letter of credit reasonably satisfactory to the applicable Issuing Bank has been put in place or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.10       Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Banks, the Swing Line Lender and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11       Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of any Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.12      Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other Guarantor, any other party or the Borrowers and whether or not any other Guarantor, any other party or the Borrowers be joined in any such action or actions.

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: _________, ____

To:           Bank of America, N.A., as Administrative Agent (the

“Administrative Agent”) for the Lenders party to the

Credit Agreement referred to below.

2380 Performance Drive

Building C, TX2-984-03-23

Richardson, TX 75082

Attention: Gita Pandey

Tel: 214-209-2984

Facsimile: 214-290-8350

Email: gita.pandey@bofa.com

Ladies and Gentlemen:

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Administrative Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an Issuing Bank and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Borrower hereby gives you notice pursuant to Section 2.04(a) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal Amount of Borrowing[1] (the “Borrowing”)

(B)	Date of Borrowing (which is a Business Day)

(C)	Applicable Parent Borrower or Subsidiary Borrower receiving the proceeds

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in clauses (i) and (ii) of Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

1 Swing Line borrowings to be in a minimum principal amount of $100,000 or in whole multiples of $50,000 in excess thereof.

OPTION CARE HEALTH, INC.

By:
Name:
Title:

[Signature Page to the Swing Line Loan Notice]

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

LENDER: [____]	[New York, New York]
PRINCIPAL AMOUNT: $[____]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc., a Delaware corporation, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent, (the “Administrative Agent”), Swing Line Lender and an Issuing Bank and the Lenders and other parties from time to time party thereto, (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans under [insert description of class of Revolving Credit Commitments] made by the Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates, as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at the rate or rates provided in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS REVOLVING CREDIT NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

OPTION CARE HEALTH, INC. (f/k/a BIOSCRIP, INC.)

By:
Name:
Title:

[Signature Page to the Revolving Credit Note]

LOANS AND PAYMENTS

Date	Type of Loan Made	Amount of Loan	Maturity Date	Payments of Principal/ Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT C-3

FORM OF SWING LINE NOTE

LENDER: [____]	[New York, New York]
PRINCIPAL AMOUNT: $[____]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby severally promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc., the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), a Swing Line Lender and an Issuing Bank and the Lenders and other parties from time to time party thereto, (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Swing Line Lender to the Borrowers pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrowers hereby promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at the rate or rates provided in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS SWING LINE NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

OPTION CARE HEALTH, INC. (f/k/a bioscrip, inc.)

By:
Name:
Title:

[Signature Page to the Swing Line Note]

LOANS AND PAYMENTS

Date	Type of Loan Made	Amount of Loan	Maturity Date	Payments of Principal/ Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE1

[Date]

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Administrative Borrower, certifies as follows as of the date hereof: 2

[1.            Attached hereto as Exhibit A3 is a consolidated statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of the fiscal year ended [_____], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (provided, in no event shall any comparison be required to be furnished to the Administrative Agent with respect to any period occurring prior to the first day of the fiscal year of the Parent Borrower ended December 31, 2019; provided, further, in no event shall any prior year comparison financial be required to include information with respect to Omega and its Subsidiaries prior to the Closing Date), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of [_______]4, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness). [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which are not required to be audited and may be in footnote form only) from such consolidated financial statements.]5]

1             The schedules attached to this Exhibit D-1 shall be updated as necessary to reflect any amendment, restatement, extension, supplement or other modification to the Credit Agreement. Notwithstanding the foregoing, in the event of any discrepancy between any schedule attached to this Exhibit D-1 and the corresponding terms of the Credit Agreement, the corresponding terms of the Credit Agreement shall replace such schedule mutatis mutandis.

2             Schedules 1 through 3 set forth in paragraphs 5, 6 and 7 of the actual Compliance Certificate delivered by the Parent Borrower may differ from this form of Compliance Certificate to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, restated, amended and restated, supplemented or modified from time to time.

3             Notwithstanding anything to the contrary herein, the obligations in paragraph 1 may be satisfied with respect to such applicable financial statements by furnishing the Parent Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC.

4             May be any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

5             To be included only if there are Unrestricted Subsidiaries.

[1.            Attached hereto as Exhibit A is a consolidated unaudited statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of the fiscal quarter ended [_____], and the related unaudited (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended[, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year,]6 all in reasonable detail (collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which are not required to be audited and may be in footnote form only) from such consolidated financial statements.]7]

2.             [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers to be reasonable at the time such Projections were furnished to the Administrative Agent. Such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent Borrower and its Restricted Subsidiaries, and actual results may vary from such Projections and such variations may be material and no assurance can be given that the projected results will be realized.]8

3.             [[To my knowledge, except as otherwise disclosed in writing to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of each Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

6             No comparison to any period prior to the Closing Date shall be required.

7             To be included only if there are Unrestricted Subsidiaries.

8             To be included only in annual compliance certificates beginning with the fiscal year ended December 31, 2019.

 10

4.             [Attached hereto as Schedule 1 is a calculation of the First Lien Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and correct in all material respects.]9

5.            [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year.]10

6.            Attached hereto as Schedule 3 is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.11]12

7.            Attached hereto as Schedule 4 is a calculation of the Total Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and correct in all material respects.

8.            Attached hereto as Schedule 5 is a calculation of the Consolidated Fixed Charge Coverage Ratio as of the end of the most recent Test Period, which calculation is true and correct in all material respects.

[The remainder of this page is intentionally left blank.]

9             To be included to demonstrate pricing step-down pursuant to the definition of “Applicable Rate”.

10           To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending December 31, 2020.

11            To include (i) a description of each event, condition or circumstance during the last fiscal year covered by this Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement and (ii) a list of each Subsidiary of the Borrowers that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided).

12           Items 4 and 5 may be disclosed in a separate certificate no later than five (5) Business Days after delivery of the financial statements pursuant to Section 6.01(a) or 6.01(b), as applicable, of the Credit Agreement.

 11

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Parent Borrower, has executed this certificate for and on behalf of the Parent Borrower, and has caused this certificate to be delivered as of the date first set forth above.

OPTION CARE HEALTH, INC. (f/k/a BIOSCRIP, INC.)

By:
Name:
Title:

 12

SCHEDULE 1
TO COMPLIANCE CERTIFICATE

Financial Statement Date: ____________
Financial Statement Period: ____________

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.  In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

(A)	First Lien Net Leverage Ratio: Consolidated First Lien Net Debt to Consolidated EBITDA[13]

(1)	Consolidated First Lien Net Debt:

	(a)	the aggregate principal amount of Indebtedness of the Parent Borrower and their Restricted Subsidiaries outstanding on the date of the Financial Statements accompanying this certificate (the “Financial Statement Date”), in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such Financial Statement Date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under the Credit Agreement) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness plus without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by any Applicable Lien;	$_____

	(b)	minus, the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such Financial Statement Date.	$_____

provided that Consolidated First Lien Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated First Lien Net Debt. For the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall be included in Consolidated First Lien Net Debt.

13       Defined terms used but not capitalized in this Schedule 1 have the meanings assigned to such terms in the Credit Agreement. All section references in this Schedule 1 refer to sections of the Credit Agreement.

13

	Consolidated First Lien Net Debt (item (A)(1)(a) minus item (A)(1)(b))				$_____

(2)	Consolidated EBITDA:[14]

	(a)	Consolidated Net Income:

		(i)	the net income of such Person and its Restricted Subsidiaries for the period covered by the financial statements accompanying this certificate (the “Financial Statement Period”), on a consolidated basis, and otherwise determined in accordance with GAAP, excluding, without duplication:		$_____

			(A)	any net after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, relocation costs, severance costs and expenses, one-time compensation charges, closing and consolidation costs for facilities, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such Financial Statement Period	$_____

14       For the avoidance of doubt, Consolidated Net Income (including, for the avoidance of doubt, Consolidated EBITDA) shall be calculated, including pro forma adjustments, in accordance with Section 1.08 of the Credit Agreement other than for purposes of the definition of Excess Cash Flow.

14

(B)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Financial Statement Period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$_____

(C)	any net after-tax effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such Financial Statement Period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for the Financial Statement Period, in connection with any Investment, Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under the Credit Agreement, Disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the Term B Loans, ABL Revolving Credit Commitments, the Unsecured Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, the ABL Credit Agreement, Unsecured Notes any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during the Financial Statement Period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification Topic 805, Business Combinations)	$_____

(D)	accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition) in accordance with GAAP	$_____

15

(E)	any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower	$_____

(F)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower	$_____

(G)	the Net Income for the Financial Statement Period of any Person that is an Unrestricted Subsidiary, and the Net Income for the Financial Statement Period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such Financial Statement Period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting	$_____

(H)	[reserved][15]

(I)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under the Credit Agreement consummated prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes	$_____

15        Clause (h) of the definition has been omitted from this Schedule 1 as it is applicable solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow.

16

(J)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Contracts or (iii) other derivative instruments	$_____

(K)	any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$_____

(L)	other non-cash expenses, charges and losses during the Financial Statement Period, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of the definition of Consolidated Net Income or (ii) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this item (L) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period or (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid	$_____

(M)	other non-cash gains during the Financial Statement Period other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of the definition of Consolidated Net Income, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had the Credit Agreement been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition) provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this item (M) shall be added to Consolidated Net Income in such future period to such extent received	$_____

17

(N)	any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions	$_____

(O)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period)	$_____

(P)	any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature	$_____

18

(Q)	any non-cash compensation expense resulting from the application of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation or FASB Accounting Standards Codification Subtopic 505-50, Equity-Based Payments to Non-Employees	$_____

(R)	any net unrealized gain or loss (after any offset) resulting in the Financial Statement Period from Swap Contracts and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging	$_____

(S)	any net unrealized gain or loss (after any offset) resulting in the Financial Statement Period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items	$_____

(T)	any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation	$_____

(U)	earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments	$_____

19

(V)	In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement.	$_____

	Consolidated Net Income (items (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (V))	$_____

(b)	increased (without duplication) by the following, in each case (other than in the case of items (A)(2)(b)(vii), (A)(2)(b)(ix) and (A)(2)(b)(xi) below) to the extent deducted (and not added back) in determining Consolidated Net Income, for such Financial Statement Period with respect to such Person and its Restricted Subsidiaries:

	(i) total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of OID resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed)	$_____

20

(ii)	provision for taxes based on income or profits or capital gain, including, federal, state, local, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations)	$_____

(iii)	Consolidated Depreciation and Amortization Expense for such Financial Statement Period	$_____

(iv)	the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiaries	$_____

(v)	[Reserved]	$_____

(vi)	any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a) of the Credit Agreement and shall not be, and have not been, designated an Excluded Contribution	$_____

(vii)	the amount of “run rate” cost savings, synergies and operating expense reductions or other operating improvements (including, in each case, as a result of any Specified Transaction) projected by the Administrative Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twenty-four (24) months after the end of the Financial Statement Period (calculated on a pro forma basis as though such cost savings, operating expense reductions or other operating improvements and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions or other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions or other operating improvements and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Administrative Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided the amounts under this clause (vii) in any Test Period, together with any increase pursuant to Section 1.08(c)(E) of the Credit Agreement shall, in the aggregate not exceed 35.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to adjustments under this clause (vii) and all other applicable adjustments pursuant to the definition of “Consolidated EBITDA” under the Credit Agreement);	$_____

21

	(viii)	[reserved]	$_____

	(ix)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back	$_____

	(x)	the amount of loss on sales of Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$_____

	(xi)	such other adjustments and addbacks (i) evidenced or contained in a due diligence quality of earnings report made available to the Administrative Agent prepared by (x) a “big four” nationally recognized accounting firm or (y) any other accounting firm reasonably acceptable to the First Lien Administrative Agent or (ii) consistent with Regulation S-X	$_____

(c)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for the Financial Statement Period: any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period		$_____

Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xi) minus item (A)(2)(c))	$_____

Consolidated First Lien Net Debt to Consolidated EBITDA	____: 1.00

22

SCHEDULE 2
TO COMPLIANCE CERTIFICATE

(B) Excess Cash Flow Calculation16 17

(a)	the sum, without duplication, of:

	(i)	Consolidated Net Income for such Financial Statement Period[18]	$_____

	(ii)	an amount equal to the amount of all non-cash expenses, charges or losses (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$_____

	(iii)	decreases in Consolidated Working Capital for such Financial Statement Period (other than any such decreases arising from acquisitions (outside of the ordinary course of business), Permitted Acquisitions or Dispositions by the Borrowers and the Restricted Subsidiaries completed during the Financial Statement Period or the application of purchase accounting or recapitalization accounting)	$_____

16        To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending December 31, 2019.

17        Defined terms used but not capitalized in this Schedule 2 have the meanings assigned to such terms in the Credit Agreement. All section references in this Schedule 2 refer to sections of the Credit Agreement.

18        The calculation of Consolidated Net Income set forth on Schedule 1 to the Compliance Certificate includes pro forma adjustments in accordance with Section 1.08 of the Credit Agreement. Such pro forma adjustments shall not be made for determining Excess Cash Flow on this Schedule 2. Additionally, Consolidated Net Income for the purposes of determining Excess Cash Flow shall exclude the following:

(h)	solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow, the Net Income for the Financial Statement Period of any Restricted Subsidiary (other than any Borrower (other than a Parent Borrower) or any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such Financial Statement Period, to the extent not already included therein.

23

	(iv)	an amount equal to all cash received for such Financial Statement Period on account of any net non-cash gain or income from Investments deducted in a previous period pursuant to item (B)(b)(iv) below	$_____

	(v)	an amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such Financial Statement Period	$_____

	(vi)	cash payments received in respect of Swap Contracts or other derivative instruments during such fiscal year to the extent not included in arriving at such Consolidated Net Income	$_____

	(vii)	amounts deducted from Consolidated Net Income during such Financial Statement Period representing expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to items (B)(b)(ix), (xii), (xiii) or (xiv) below	$_____

	(viii)	any amounts required to be added back to Excess Cash Flow in the Financial Statement Period pursuant to item (B)(b)(xi) below	$_____

(b)	the sum (to the extent not deducted or excluded in determining Consolidated Net Income), without duplication, of:

	(i)	an amount equal to (x) the amount of all non-cash credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of the Transaction or any Permitted Acquisition) included in arriving at Consolidated Net Income in the Financial Statement Period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in item (B)(a)(ii) above) and (y) cash charges, losses or expenses excluded in arriving at Consolidated Net Income for such Financial Statement Period by virtue of items (A)(2)(a)(i)(A) through (A)(2)(a)(i)(X) in the calculation of Consolidated Net Income in Schedule 1 to this Compliance Certificate	$_____

	(ii)	without duplication of amounts deducted pursuant to item (B)(b)(xi) below in prior fiscal years or pursuant to Section 2.05(b)(i) of the Credit Agreement, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed or accrued during the Financial Statement Period and/or made in cash during the Financial Statement Period, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and the Restricted Subsidiaries	$_____

	(iii)	the aggregate amount of all principal payments (including (I) the principal component of payments in respect of Capitalized Leases and (II) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 of the Credit Agreement) and repayments of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of a Borrower or any of its Restricted Subsidiaries, but excluding principal payments and repayments of (A) Revolving Credit Loans or other Revolving Credit Exposure (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) of the Credit Agreement in any prior fiscal year), (B) Indebtedness in respect of the ABL Revolving Loans or any other revolving credit facility (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) of the Credit Agreement in any prior fiscal year), (C) all prepayments of Term Loans by the Parent Borrower or any of its Restricted Subsidiaries, (D) Indebtedness to the extent otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) of the Credit Agreement in any prior fiscal year and (E) any Junior Financing to the extent not permitted to be made pursuant to Section 7.06 of the Credit Agreement, in each case, including any debt buyback conducted pursuant to a Dutch auction or open market purchase based on actual amounts paid	$_____

24

(iv)	an amount equal to the aggregate net non-cash gain or income from Investments (other than Investments made in the ordinary course of business) to the extent included in arriving at Consolidated Net Income	$_____

(v)	increases in Consolidated Working Capital for the Financial Statement Period (other than any such increases arising from acquisitions (outside the ordinary course of business), Permitted Acquisitions or Dispositions by a Borrower or any of its Restricted Subsidiaries completed during such period or the application of purchase accounting or recapitalization accounting)	$_____

(vi)	cash payments by the Parent Borrower or any of its Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower or any of its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Financial Statement Period or are not deducted (or were excluded) in calculating Consolidated Net Income and except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries	$_____

(vii)	[Reserved]

(viii)	[Reserved]

(ix)	the aggregate amount of expenditures actually made by the Parent Borrower or any of its Restricted Subsidiaries in cash during the Financial Statement Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during the Financial Statement Period or are not deducted (or were excluded) in calculating Consolidated Net Income during the Financial Statement Period except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries	$_____

25

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent Borrower or any of its Restricted Subsidiaries during such Financial Statement Period that are required to be made in connection with any prepayment of Indebtedness except to the extent such payments were financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and its Restricted Subsidiaries	$_____

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Administrative Borrower, the aggregate consideration required to be paid in cash by the Parent Borrower or any of its Restricted Subsidiaries to a Person that is not the Parent Borrower or any Restricted Subsidiary thereof pursuant to binding contracts or executed letters-of-intent (the “Contract Consideration”) entered into prior to or during such period, or, at the Parent Borrower’s option, after the end of such period and prior to the date of such Excess Cash Flow payment for such period, relating to Permitted Acquisitions or other permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed and expected to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; provided, further, that, without duplication to the immediately preceding proviso, to the extent such cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property, during such period of four consecutive fiscal quarters is financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries, such amount shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$_____

(xii)	the amount of cash taxes paid or payable (to the extent, without duplication, not deducted in any prior period pursuant to this item (xii)) in the Financial Statement Period (including any Tax reserves set aside and without duplication with respect to the Financial Statement Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for the Financial Statement Period)	$_____

26

(xiii)	cash expenditures in respect of Swap Contracts during the Financial Statement Period to the extent not deducted in arriving at such Consolidated Net Income	$_____

(xiv)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset	$_____

(xv)	reimbursable or insured expenses incurred for such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income	$_____

(xvi)	cash expenditures for costs and expenses (including retention, recruiting, relocation, stay and signing bonuses and expenses) in connection with the Transactions (including all Transaction Expenses), acquisitions, Investments, Restricted Payments, dispositions and the issuance of equity interests or Indebtedness, repayment of debt, issuance of equity securities, refinancing transactions or amendments or other modifications of any debt instrument (including, in each case, any such transaction consummated on the Closing Date and any such transaction undertaking but not completed), in each case, to the extent not deducted in arriving at such Consolidated Net Income and to the extent not financed with the proceeds of any long-term Indebtedness (other than revolving loans) of the Parent Borrower and its Restricted Subsidiaries	$_____

Excess Cash Flow (the sum of items (B)(a)(i) through (ix) minus the sum of items (B)(b)(i) through (xvi))		$_____

27

SCHEDULE 3
TO COMPLIANCE CERTIFICATE

A.           Description of events, conditions or circumstances requiring mandatory prepayment under  Section 2.05(b)

B.            Subsidiaries of the Borrowers1

Name	Restricted / Unrestricted

1       To the extent that there have been any changes in the identity or status as a Restricted Subsidiary or an Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided.

28

SCHEDULE 4
TO COMPLIANCE CERTIFICATE

Total Net Leverage Ratio: Consolidated Total Net Debt to Consolidated EBITDA[1]

(1)	Consolidated Total Net Debt:

	(a) the aggregate principal amount of Indebtedness of the Parent Borrower and their Restricted Subsidiaries outstanding on the date of the Financial Statements accompanying this certificate (the “Financial Statement Date”), in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under the Credit Agreement) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness plus without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date;	$_____

	(b) minus, the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of Financial Statement Date.	$_____

provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

	Consolidated Total Net Debt (item (1)(a) minus item (1)(b))	$_____

(2)	Consolidated EBITDA:[2]	$_____

	Consolidated Total Net Debt to Consolidated EBITDA	____: 1.00

	Maximum Total Net Leverage Ratio Permitted	4.50: 1.00[3]

1       Defined terms used but not capitalized in this Schedule 4 have the meanings assigned to such terms in the Credit Agreement. All section references in this Schedule 4 refer to sections of the Credit Agreement.

2       Calculation of Consolidated EBITDA is set forth in Schedule 1.

3        For each of the first five Compliance Dates that occurs on or following the consummation of a Permitted Acquisition (or any similar transaction) for which the aggregate consideration payable by the Parent Borrower or any of its Restricted Subsidiaries is not less than $100,000,000, 5.00 to 1.00

29

SCHEDULE 5
TO COMPLIANCE CERTIFICATE

Consolidated Fixed Charge Coverage Ratio[1]

(1)	Consolidated EBITDA:[2]	$_____

(2)	Consolidated Fixed Charges[3]

	(a) Consolidated Cash Interest Expense; (the sum of items 2(a)(i) through 2(a)(iii))	$_____

	(i) the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Parent Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrowers and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (net of payments received) under interest rate Swap Contracts with respect to Indebtedness; plus	$_____

	(ii) any cash payments made during such period in respect of the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period relating to Funded Debt that were amortized or accrued in a previous period; plus	$_____

	(iii) any Restricted Payment made pursuant to Section 7.06(b)(xx)(A) the proceeds of which are used to make payments in respect of Indebtedness which payments would constitute Consolidated Cash Interest Expense if such Indebtedness was Indebtedness of the Parent Borrower;	$_____

1       Defined terms used but not capitalized in this Schedule 5 have the meanings assigned to such terms in the Credit Agreement. All section references in this Schedule 5 refer to sections of the Credit Agreement.

2       Calculation of Consolidated EBITDA is set forth in Schedule 1.

3        The following shall be excluded from Consolidated Cash Interest Expense for any period: (a) deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period, (c) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815, (d) any cash costs associated with breakage in respect of hedging agreements for interest rates, (e) all cash interest expense consisting of (x) liquidated damages for failure to timely comply with registration rights obligations and (y) one-time financing fees, all as calculated on a consolidated basis in accordance with GAAP, (f) Transaction Expenses, (g) annual agency fees paid to administrative agents and collateral agents under any credit facilities or other debt instruments or documents, (h) costs associated with obtaining Swap Contracts, (i) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, and (j) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Cash Interest Expense the effects of purchase accounting or recapitalization accounting shall be excluded.

30

(b)	plus scheduled payments of principal on long-term Indebtedness for borrowed money (including principal payments in respect of Capitalized Lease Obligations to the extent allocated to principal, but excluding payments in respect of any intercompany debt and any payments in respect of purchase price adjustments and earnouts)	$_____

(C)	plus scheduled cash dividends and scheduled cash distributions to holders of any class or series of Disqualified Equity Interests declared or paid in accordance with Section 7.06(b)(vi)	$_____

Consolidated Fixed Charges (Item (2)(a) plus (2)(b) plus (2)(c))		$_____

Consolidated Fixed Charge Coverage Ratio (Consolidated EBITDA, minus the aggregate amount of all Capital Expenditures made by the Parent Borrower and its Restricted Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any Disposition (other than the sale of inventory in the ordinary course of business)), or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Revolving Credit Loans), but including Capital Expenditures to the extent financed with proceeds of Revolving Credit Loans), minus the aggregate amount of all cash payments made by the Parent Borrower and its Restricted Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period to Consolidated Fixed Charges for such period)	____: 1.00

Minimum Consolidated Fixed Charge Coverage Ratio Permitted:	1.50: 1.00

31